      As filed with the Securities and Exchange Commission on June 16, 2004

================================================================================
                                                Registration No. 333-___________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               F.N.B. CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Florida                              6711                       25-1255406
-------------------------------      ----------------------------       ------------------
(State or other jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)        Classification Code Number)       Identification No.)

                              One F.N.B. Boulevard
                          Hermitage, Pennsylvania 16148
                                 (724) 981-6000
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              Stephen J. Gurgovits
                      President and Chief Executive Officer
                               F.N.B. Corporation
                              One F.N.B. Boulevard
                          Hermitage, Pennsylvania 16148
                                 (724) 981-6000
            --------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

Frederick W. Dreher, Esq.                       Gregory A. Gehlmann, Esq.
Duane Morris LLP                                Manatt, Phelps & Phillips, LLP
4200 One Liberty Place                          1500 M Street, N.W., Suite 700
Philadelphia, PA 19103                          Washington, D.C. 20005
(215) 979-1234                                  (202) 463-4334

Approximate date of commencement of proposed sale of the securities to the public: upon the effective date of the merger of Slippery Rock Financial Corporation with and into Registrant.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                       Proposed      Proposed
                                                       maximum       maximum
                                                       offering      aggregate     Amount of
    Title of each class of          Amount to be         price       offering    registration
 securities to be registered       registered (1)      per unit      price(2)        fee
 ---------------------------       --------------      --------      --------    -------------
Common Stock, $0.01 par value    4,250,000 shares       $17.37     $73,814,733    $9,353.00

(1) Reflects the estimated maximum number of shares of the Registrant's common stock that may be issued in connection with the proposed merger of Slippery Rock Financial Corporation with and into the Registrant.

(2) Computed, in accordance with Rule 457(f)(1), as the product of (x) the average of the high and low prices of the common stock of Slippery Rock Financial Corporation on June 9, 2004 multiplied by (y) the estimated maximum number of shares of Slippery Rock common stock to be received by the Registrant in exchange for the securities registered hereby.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue the shares of FNB common stock to be issued in connection with the merger described in this proxy statement/prospectus until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

                   Subject to completion, dated June 16, 2004

(LOGO)

                       SLIPPERY ROCK FINANCIAL CORPORATION

                                August [ ], 2004

Dear Slippery Rock Financial Corporation Shareholders:

      We invite you to attend a special meeting of our shareholders that will be held on ______________, August __, 2004 at 11:00 a.m., local time, at
____________________________, Slippery Rock, Pennsylvania 16057. At the special meeting, you will be asked to consider and vote upon, among other things, a proposal to approve and adopt an agreement and plan of merger, dated as of May 5, 2004, providing for our merger with and into F.N.B. Corporation ("FNB").

      Following the merger, our subsidiary bank, The First National Bank of Slippery Rock, will be merged in a separate merger with and into FNB's subsidiary bank, First National Bank of Pennsylvania.

      If the merger agreement is approved and adopted and the merger is subsequently completed, each outstanding share of our common stock will be converted into the right to receive (i) 1.41 shares of FNB common stock or (ii) $28.00 in cash. You may elect whether you want to receive all FNB common stock, all cash or a combination of cash and FNB common stock. However, your election will be subject to possible proration because the merger agreement provides that 15% of our common stock will be exchanged for cash and 85% of our common stock will be exchanged for shares of FNB common stock. The actual allocation of cash and FNB common stock will depend on the elections made by our shareholders and may result in your receiving a combination of FNB common stock and cash regardless of your choice.

      1.41 shares of FNB common stock represents a value of $___ per share based on FNB's closing share price of $___ on August ___, 2004, the latest practicable trading date before the printing of this proxy statement/prospectus, as reported on the New York Stock Exchange where shares of FNB common stock are listed under the symbol "FNB".

      No assurance can be given that the value of 1.41 shares of FNB common stock received by you at the effective time of the merger will be substantially equivalent to the value of 1.41 shares of FNB common stock at the time of the vote to approve and adopt the merger agreement or at the time you elect the form of merger consideration to be received. As the market value of FNB common stock fluctuates, the value of 1.41 shares of FNB common stock that you will receive will correspondingly fluctuate, and may be greater or less than $28.00 in cash.

      The merger cannot be completed unless the holders of not less than 75% of our outstanding shares of common stock vote to approve and adopt the merger agreement at our special meeting and the required regulatory approvals are received.

      In addition, you will be asked to consider and vote upon a proposal to grant discretionary authority to adjourn our special meeting to solicit additional proxies in favor of approving and adopting the merger agreement.

      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

      The accompanying notice of special meeting and proxy statement/prospectus give you detailed information about our special meeting, the merger, the merger agreement, the shares of FNB common stock issuable in the merger and other matters. We recommend that you read these materials carefully, including the considerations discussed under "Risk Factors" beginning on page __ and the appendices thereto, which include the merger agreement.

      Your vote is important. Whether or not you plan to attend our special meeting, please complete, sign, date and promptly return the enclosed proxy to ensure that your shares will be represented at our special meeting. If you attend our special meeting and wish to vote in person, you may withdraw your proxy and do so.

      We appreciate your continuing loyalty and support, and we look forward to seeing you at our special meeting.

                                   Sincerely,

                                   William C. Sonntag
                                   President and Chief Executive Officer

      Please see "Risk Factors" beginning on page __ for a discussion of risks associated with the merger and in owning FNB common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the FNB common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

      The date of this proxy statement/prospectus is August __, 2004, and it is first being mailed or otherwise delivered to our shareholders on or about August __, 2004.

(LOGO)

                       SLIPPERY ROCK FINANCIAL CORPORATION
                              100 South Main Street
                        Slippery Rock, Pennsylvania 16057

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST __, 2004

      NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Slippery Rock Financial Corporation will be held at 11:00 a.m., local time, on __________, August __, 2004 at ________________________________ Slippery Rock,
Pennsylvania 16057, for the following purposes, all of which are more completely set forth in the accompanying proxy statement/prospectus:

      (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 5, 2004, between F.N.B. Corporation ("FNB") and us, pursuant to which we will merge with and into FNB as described in the accompanying proxy statement/prospectus;

      (2) To consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of our special meeting to approve and adopt the merger agreement; and

      (3) To transact such other business as may be properly presented for action at our special meeting and any adjournment, postponement or continuation of our special meeting.

      Our board of directors has fixed the close of business on July __, 2004 as the record date for the determination of our shareholders entitled to notice of, and to vote at, our special meeting and any adjournment, postponement or continuation of our special meeting. A list of our shareholders entitled to vote at our special meeting will be available for examination by any shareholder for any purpose related to our special meeting during normal business hours for ten days prior to our special meeting at our offices at 100 South Main Street, Slippery Rock, Pennsylvania 16057.

      This notice also constitutes notice of your right to dissent from the merger and, upon compliance with the procedural requirements of the Pennsylvania Business Corporation Law (the "BCL"), to receive the appraised fair value of your shares. A copy of the relevant sections of the BCL regarding appraisal rights is included as Appendix C to the accompanying proxy statement/prospectus.

      You are requested to complete, sign and return the enclosed proxy card in the envelope provided, whether or not you expect to attend our special meeting in person. If you attend our special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                        By Order of the Board of Directors,

                                        William C. Sonntag,
                                        President and Chief Executive Officer

Slippery Rock, Pennsylvania
August __, 2004

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND OUR SPECIAL MEETING.

                             ADDITIONAL INFORMATION

      This proxy statement/prospectus incorporates important business and financial information about us and FNB from other documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone from us or FNB at the following addresses:

Slippery Rock Financial Corporation               F.N.B. Corporation
Attn: Corporate Secretary                         Attn: Corporate Secretary
100 South Main Street                             One F.N.B. Boulevard
Slippery Rock, Pennsylvania 16057                 Hermitage, Pennsylvania 16148
(724) 794-2210                                    (724) 981-6000

      You will not be charged for any documents you request. Our shareholders requesting documents should do so by August __, 2004 in order to receive them before our special meeting.

      See "Where You Can Find More Information" on page __.

                                TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE MERGER AND OUR SPECIAL MEETING........................        1
SUMMARY...............................................................................        5
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FNB................................       14
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SLIPPERY ROCK......................       17
SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION.......................       19
RISK FACTORS RELATING TO THE MERGER...................................................       24
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.............................       29
OUR SPECIAL MEETING...................................................................       31
     General..........................................................................       31
     When and Where Our Special Meeting Will Be Held..................................       31
     Matters to Be Considered.........................................................       31
     Record Date; Shares Outstanding and Entitled to Vote.............................       32
     Quorum...........................................................................       32
     Shareholder Vote Required........................................................       32
     Director and Executive Officer Voting............................................       33
     Proxies..........................................................................       33
     Recommendation of Our Board of Directors.........................................       35
     Attending Our Special Meeting....................................................       35
     Questions and Additional Information.............................................       35
INFORMATION ABOUT FNB AND SLIPPERY ROCK...............................................       37
THE MERGER............................................................................       39
     Background of the Merger.........................................................       39
     Our Board of Directors' Reasons for the Merger; Recommendation...................       41
     Opinion of Our Financial Advisor.................................................       44
     Structure of the Merger and the Merger Consideration.............................       53
     Election Procedure...............................................................       55
     Allocation of FNB Common Stock and Cash..........................................       58
     Procedures for the Exchange of Shares of Our Common Stock........................       62
     Resale of FNB Common Stock.......................................................       63
     Interests of Our Directors and Executive Officers in the Merger..................       64
     Board of Directors of FNB and FNB Bank Following the Merger......................       71
     Regulatory Approvals Required for the Merger.....................................       71
     Public Trading Markets...........................................................       73
     FNB Dividends....................................................................       74
     Appraisal Rights of Dissenting Shareholders......................................       74
THE MERGER AGREEMENT..................................................................       79

                                      (i)

     Terms of the Merger..............................................................       79
     Treatment of Slippery Rock Stock Options.........................................       79
     Closing and Effective Time of the Merger.........................................       80
     Representations, Warranties, Covenants and Agreements............................       80
     Declaration and Payment of Dividends.............................................       85
     Agreement Not to Solicit Other Offers............................................       85
     Expenses and Fees................................................................       87
     Conditions to Completion of the Merger...........................................       87
     Amendment, Waiver and Termination of the Merger Agreement........................       88
     Effect of Termination; Break-up Fee..............................................       89
     Employee Benefit Plans...........................................................       90
ACCOUNTING TREATMENT..................................................................       91
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER................................       92
DESCRIPTION OF FNB CAPITAL STOCK......................................................       98
     FNB Common Stock.................................................................       98
     FNB Preferred Stock..............................................................       99
COMPARISON OF SHAREHOLDER RIGHTS......................................................      100
COMPARATIVE MARKET PRICES AND DIVIDENDS...............................................      118
BENEFICIAL OWNERSHIP OF SLIPPERY ROCK STOCK...........................................      120
ADJOURNMENT PROPOSAL..................................................................      123
LEGAL MATTERS.........................................................................      124
EXPERTS...............................................................................      124
OTHER MATTERS.........................................................................      125
WHERE YOU CAN FIND MORE INFORMATION...................................................      126

APPENDICES:

Appendix A --   Agreement and Plan of Merger dated as of
                   May 5, 2004 between F.N.B. Corporation and Slippery
                   Rock Financial Corporation.........................................      A-1
Appendix B --   Opinion of Griffin Financial Group, LLC...............................      B-1
Appendix C --   Subchapter D and Section 1930 of the Pennsylvania Business
                   Corporation Law of 1988, as amended................................      C-1

                                      (ii)

         QUESTIONS AND ANSWERS ABOUT THE MERGER AND OUR SPECIAL MEETING

      Q.    What matters will be considered at our special meeting?

      A. At our special meeting, our shareholders will be asked to vote for a proposal to approve and adopt the merger agreement whereby we will merge with and into FNB. We sometimes refer to this proposal as the "merger proposal" in this proxy statement/prospectus. Our shareholders may also be asked to vote for a proposal to grant discretionary authority to adjourn our special meeting to solicit additional proxies if we have not received sufficient votes to approve the merger at the time of our special meeting. We sometimes refer to this proposal as the "adjournment proposal" in this proxy statement/prospectus.

      Q.    What will I receive upon consummation of the merger?

      A. Upon consummation of the merger, you will have the right to elect to receive the following, subject to possible proration, in exchange for each share of our common stock:

            -     1.41 shares of FNB common stock; or

            -     $28.00 in cash.

      Q.    What is the recommendation of our board of directors?

      A. Our board of directors has unanimously determined that the merger is fair to you and in the best interests of our shareholders and us and unanimously recommends that you vote for the merger proposal and the adjournment proposal.

            In making this determination, our board of directors considered the opinion of Griffin Financial Group, LLC, our independent financial advisor, whom we refer to as "Griffin" in this proxy statement/prospectus, as to the fairness from a financial point of view of the FNB shares and cash you will receive pursuant to the merger agreement. Our board of directors also reviewed and evaluated the terms and conditions of the merger agreement and the merger with the assistance of our independent legal counsel.

      Q.    What was the opinion of our financial advisor?

      A. Griffin presented an opinion to our board of directors to the effect that, as of June 9, 2004 and based upon the assumptions made by Griffin, the matters it considered and the limitations of its review as set forth in its opinion, the merger consideration to be received by our shareholders pursuant to the merger agreement is fair to them from a financial point of view.

      Q.    What do I need to do now?

      A. After you carefully read this proxy statement/prospectus and decide how you want to vote on the merger proposal and the adjournment proposal, you should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at our special meeting, even if you plan to attend our special meeting and vote in person.

      Q.    Why is my vote important?

      A. Our articles of incorporation require the affirmative vote of the holders of not less than 75% of our outstanding common stock in order to approve and adopt the merger proposal. Therefore, if you fail to vote on the merger proposal it will have the same effect as a vote against the merger proposal. In addition, if you abstain from voting on the merger proposal, it will have the same effect as a vote against the merger proposal.

      Q.    How do I vote in person?

      A. If you attend our special meeting and wish to vote in person, we will give you a ballot when you arrive at our special meeting. If your shares are held in street name, which means that your shares are registered in the name of a bank, broker, nominee or other holder of record instead of your own name, you must bring an account statement or a letter from your holder of record showing that you are the beneficial owner of the shares on July __, 2004, the record date for determining our shareholders who are entitled to notice of, and to vote at, our special meeting, in order to be permitted to cast a ballot at our special meeting.

      Q.    How do I vote my shares if they are held in street name?

      A. If you are not a holder of record but you are a "beneficial holder," meaning that your shares are registered in a name other than your own, such as a street name, you must either direct the holder of record of your shares as to how you want your shares to be voted or obtain a proxy from the holder of record that you may vote yourself.

      Q.    What if I fail to instruct my broker?

      A. Brokers may not vote shares of our common stock that they hold for the benefit of another person either for or against the approval of the merger proposal without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, this will have the same effect as voting against the approval of the merger proposal.

      Q.    May I change my vote after I have mailed my signed proxy?

      A. Yes. You may revoke your proxy at any time before the vote is taken at our special meeting. If you have not voted through a bank, broker, nominee or other holder of record, you may revoke your proxy by:

      - submitting written notice of revocation to our corporate secretary prior to the voting of that proxy at our special meeting;

      -     submitting a properly executed proxy with a later date; or

      -     voting in person at our special meeting.

      However, simply attending our special meeting without voting will not revoke an earlier proxy.

      If your shares are held in the name of a bank, broker, nominee or other holder of record, you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.

      Q.    When do you expect to complete the merger?

      A. We anticipate that we will obtain all necessary regulatory approvals to consummate the merger in the fourth quarter of 2004. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of our shareholders at our special meeting and we and FNB must obtain the requisite regulatory approvals.

      Q.    Should I send my stock certificates now?

      A. No. Holders of our common stock should not submit their Slippery Rock stock certificates for exchange until they receive the transmittal instructions and an election form from the exchange agent.

      Q.    What rights do I have to dissent from the merger?

      A. If you do not vote in favor of the merger proposal and you comply precisely with the applicable procedural requirements, Pennsylvania law entitles you to a judicial appraisal of the fair value of your shares. You must carefully and precisely follow the applicable procedures under Pennsylvania law in order to exercise your appraisal rights. A complete copy of the relevant sections of the Pennsylvania Business Corporation Law of 1988, as amended, which we refer to as the "BCL" in this proxy statement/prospectus, regarding appraisal rights is included in this proxy statement/prospectus as Appendix C. The fair value of your shares as determined in an appraisal rights proceeding may be more or less than the merger consideration you are entitled to receive from FNB under the merger agreement.

      Q.    Who can help answer my questions?

      A. If you have additional questions about the merger or would like additional copies of this proxy statement/prospectus, please call Dale R. Wimer, our corporate secretary, at (724) 794-2210.

                                     SUMMARY

      This summary highlights selected information from this proxy statement/prospectus. While this summary describes the material aspects you should consider in your evaluation of the merger agreement and the merger, it does not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement/prospectus and its appendices as well as the other documents to which we refer in order to fully understand the merger. See "Where You Can Find More Information" on page ___. In this summary, we have included page references to direct you to a more detailed description of the matters described in this summary.

      Throughout this proxy statement/prospectus, "we," "us," "our" or "Slippery Rock" refer to Slippery Rock Financial Corporation, "Slippery Rock Bank" refers to The First National Bank of Slippery Rock, Slippery Rock's banking subsidiary, "FNB" refers to F.N.B. Corporation, "FNB Bank" refers to First National Bank of Pennsylvania, FNB's banking subsidiary, and "you" refers to the shareholders of Slippery Rock. Also, we refer to the merger between Slippery Rock and FNB as the "merger," and the agreement and plan of merger, dated as of May 5, 2004 between Slippery Rock and FNB, as the "merger agreement."

                                   The Parties

Slippery Rock (Pages - )

      We are a $334.1 million one-bank holding company headquartered in Slippery Rock, Pennsylvania. Our primary source of income has been dividends paid by Slippery Rock Bank.

      Slippery Rock Bank has two full service offices and a grocery store office located in Slippery Rock, Pennsylvania and one full service office in each of the following communities: Prospect, Portersville, Grove City, Harrisville, New Wilmington and Hickory Township, Pennsylvania. Slippery Rock Bank's Wealth Management Group operates from a separate freestanding facility, which also is located in Slippery Rock. In addition to its retail locations, Slippery Rock Bank has an operations center located in Slippery Rock Township.

      Our principal executive offices are located at 100 South Main Street, Slippery Rock, Pennsylvania 16057. Our telephone number is (724) 794-2210 and our website address is www.fnbsr.com.

FNB (Pages - )

      FNB is a $4.6 billion financial services holding company headquartered in Hermitage, Pennsylvania. FNB provides a broad range of financial services to its customers through FNB Bank and FNB's insurance agency, consumer finance and trust company subsidiaries.

FNB Bank has 134 banking offices in Western Pennsylvania and Eastern Ohio and maintains four insurance agency locations. Regency Finance, FNB's consumer finance subsidiary, has 24 offices in Pennsylvania, 16 offices in Ohio and 16 offices in Tennessee. Another FNB subsidiary, First National Trust Company, has approximately $1.3 billion of assets under management.

      The principal executive offices of FNB are located at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. Its telephone number is (724) 981-6000 and its website address is www.fnbcorporation.com.

                               Our Special Meeting

Date, Time, Place and Purpose of our Special Meeting (Pages - )

      Our special meeting will be held at ____________________________________ , at 11:00 a.m., local time, on __________, August __, 2004.

      At our special meeting you will be asked to:

      - Consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 5, 2004, between FNB and us, pursuant to which we will merge with and into FNB as described in this proxy statement/prospectus;

      - Consider and vote upon a proposal to grant discretionary authority to adjourn our special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of our special meeting to approve and adopt the merger agreement; and

      - Transact such other business as may be properly presented for action at our special meeting or any adjournment, postponement or continuation of our special meeting.

Record Date; Quorum; Outstanding Common Stock Entitled to Vote (Pages - )

      Our board of directors has established the close of business on July __, 2004 as the record date for determining holders of shares of our common stock entitled to vote at our special meeting. You will not be entitled to vote at our special meeting if you are not a shareholder of record as of the close of business on July __, 2004.

      Each share of our common stock is entitled to one vote. On the record date, __________ shares of our common stock were entitled to vote at our special meeting.

      The presence, in person or by properly executed proxy, of the holders of at least a majority of our common stock issued and outstanding on the record date is necessary to constitute a quorum at our special meeting. Abstentions will be counted solely for the purpose of determining whether a quorum is present. There must be a quorum in order for the vote on the merger proposal to occur.

Required Vote (Pages - )

      Under Pennsylvania law and our articles of incorporation, the merger proposal must receive the affirmative vote of the holders of not less than 75% of the outstanding shares of our common stock. The affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or by proxy at our special meeting is required to approve the proposal to grant discretionary authority to adjourn our special meeting.

      As of the record date, our directors and executive officers and their affiliates beneficially owned __________ shares of our common stock, or approximately ___% of our shares entitled to vote at our special meeting. In addition, as of the record date, FNB owned 15,300 shares of our common stock, and FNB's directors and executive officers and their affiliates beneficially owned __________ shares of our common stock, an aggregate of approximately ___% of the shares entitled to vote at our annual meeting.

      Our board of directors believes that the merger is in the best interests of our shareholders and us and unanimously recommends that you vote for the merger proposal and for the adjournment proposal.

Solicitation (Pages - )

      We will pay for the costs of our special meeting and for the mailing of this proxy statement/prospectus to our shareholders. We and FNB will share equally the costs of printing this proxy statement/prospectus and the filing fee paid to the Securities and Exchange Commission, which we sometimes refer to as the "SEC" in this proxy statement/prospectus.

      In addition to soliciting proxies by mail, our directors, officers and employees may also solicit proxies in person or by telephone, but will not be specially compensated for doing so. We have also engaged ________________________, a professional proxy solicitation firm, to assist us in the solicitation of proxies for a fee of $__________ plus such firm's reasonable out-of-pocket expenses.

                                   The Merger

Certain Effects of the Merger (Pages - )

      Upon consummation of the merger:

      - Each share of our common stock will automatically be converted into the right to receive, at your election, subject to the allocation provisions in the merger agreement:

            -     1.41 shares of FNB common stock; or

            -     $28.00 in cash.

See "The Merger -- Election Procedure" and "The Merger -- Allocation of FNB Common Stock and Cash."

      - We will cease to exist as a separate legal entity and all of our operations will be conducted by FNB; and

      - The holders of our common stock will no longer have any interest in us, including in any of our future growth or earnings.

      Following consummation of the merger, FNB and its shareholders will be the only beneficiaries of any future growth or earnings, but will also bear all of the future risk of any decrease in the value of our business.

Recommendation of Our Board of Directors (Pages - )

      Our board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to and in the best interests of our shareholders and us. Our board of directors unanimously recommends that you vote "FOR" the merger proposal.

Stock Options (Pages - )

      The merger agreement provides that, at the effective time of the merger, each outstanding option to purchase our common stock will cease to represent a right to acquire our common stock and will be converted automatically into a right to acquire that number of shares of FNB common stock equal to the number of shares of our common stock subject to the option times 1.41 (the exchange ratio in the merger) at a price equal to the pre-merger exercise price of the option divided by 1.41 (the exchange ratio in the merger).

Opinion of Griffin as Our Financial Advisor (Pages - )

      Griffin, our financial advisor in connection with the merger, on May 5, 2004 indicated that it was prepared to give a written fairness opinion and subsequently delivered its written opinion to our board of directors that, as of June 9, 2004, and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid to our shareholders in the merger is fair, from a financial point of view, to us and our shareholders.

      Appendix B to this proxy statement/prospectus sets forth the full text of the Griffin opinion, which sets forth the assumptions made, the procedures followed, the matters considered and the limitations on the review undertaken by Griffin in connection with its opinion. Griffin provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Griffin opinion is not a recommendation as to how you should vote with respect to the merger or any related matter. We encourage you to read the opinion in its entirety. Pursuant to an engagement letter between Griffin and us, we agreed to pay Griffin a fee, approximately half of which is payable upon completion of the merger.

Interests of Our Directors and Executive Officers in the Merger (Pages - )

      In considering our board of directors' recommendation that you vote "FOR" the merger proposal, you should be aware that certain of our executive officers and directors have interests in the merger that are different from, or in addition to, your interests as a shareholder. These interests relate to or arise from, among other things:

      - the continued indemnification of our current directors and executive officers under the merger agreement and providing these individuals with directors' and officers' insurance;

      - the anticipated execution of a separation and release agreement between us and William C. Sonntag, our President and Chief Executive Officer;

      - the anticipated execution of a business development and retention agreement between FNB and Mr. Sonntag;

      - the anticipated execution of a non-competition agreement between FNB and Mr. Sonntag;

      - the potential receipt of severance payments by our senior officers pursuant to key employee severance agreements; and

      - two members of our board of directors will be appointed to FNB Bank's board of directors.

Conditions to the Merger (Pages - )

      Currently, we expect to complete the merger in the fall of 2004. However, as more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

      - approval of the merger proposal by the holders of not less than 75% of our outstanding common stock;

      - the receipt of all regulatory approvals needed to complete the merger, including the approval of the Office of the Comptroller of the Currency, which we sometimes refer to as the "OCC" in this proxy statement/prospectus and the Board of Governors of the Federal Reserve System, which we sometimes refer to as the "Federal Reserve Board" in this proxy statement/prospectus;

      - the absence of any law or injunction that would effectively prohibit the merger; and

      - the receipt of legal opinions from FNB's and our legal counsel as to the tax treatment of the merger.

      We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (Pages  -  )

      We may agree to terminate the merger agreement before completing the merger, even after our shareholders approve the merger proposal, if the termination is approved by our board of directors and the board of directors of FNB.

      Either FNB or we may terminate the merger agreement, even after our shareholders approve the merger proposal, if certain conditions have not been met, such as:

      -     obtaining the necessary regulatory approvals for the merger;

      - the other party's material breach of a representation, warranty or covenant, provided the terminating party is not then in material breach of any of its representations, warranties or covenants;

      - if the merger has not been consummated by February 28, 2005, unless the reason the merger has not been consummated by that date is a breach of the merger agreement by the party seeking to terminate the merger agreement; or

      - if the holders of not less than 75% of our outstanding common stock fail to approve the merger proposal, provided we are not in material breach of our obligations to have our board of directors recommend approval of the merger proposal and to take all reasonable lawful actions to solicit such shareholder approval.

      FNB may terminate the merger agreement at any time prior to our special meeting if we have:

      - breached our obligation not to initiate, solicit or encourage, or take any action to facilitate, another proposal to acquire us, participate in any discussions or negotiations relating to another proposal to acquire us or, except as permitted by and subject to certain terms of, the merger agreement, to enter into an agreement relating to a proposal to acquire us on terms and conditions superior to those in the merger agreement or approve, recommend or enter into any agreement relating to another proposal to acquire us;

      - failed to have our board of directors recommend approval of the merger proposal to our shareholders or our board of directors shall have changed such recommendation, except as permitted by the merger agreement with respect to a proposal to acquire us on terms and conditions superior to those in the merger agreement; or

      -     failed to call and hold our special meeting.

      We may terminate the merger agreement if the average closing price of FNB common stock during a specified period before receipt of the last required regulatory approval of the merger is less than $15.38 and FNB common stock underperforms the Nasdaq Bank Index by a specified amount.

      Except as provided below with respect to termination fees and expenses and the parties' respective confidentiality obligations, none of the parties will have any liability or obligation other than liabilities or damages incurred by any of them as a result of their willful breach of any of their respective representations, warranties, covenants or agreements contained in the merger agreement.

Expenses; Termination Fee (Pages - )

      The merger agreement provides that we will pay FNB a break-up fee of $4,250,000 if:

      - we terminate the merger agreement in order to enter into an agreement relating to an acquisition transaction that has terms superior to those of the merger agreement from the perspective of our shareholders;

      - FNB terminates the merger agreement because we have breached our obligation not to solicit superior proposals, we have failed to hold our special meeting or our board of directors has not recommended approval of the merger proposal or has changed its recommendation; or

      - FNB or we terminate the merger agreement because our shareholders did not approve the merger proposal, a proposal to acquire us is made after May 5, 2004 and is not withdrawn prior to such termination and within 12 months thereafter we are acquired or other specified events occur.

Appraisal Rights (Pages - )

      If you do not vote in favor of approval of the merger proposal, and you fulfill the other procedural requirements, Pennsylvania law entitles you to a judicial appraisal of the fair value of your shares. You must carefully and precisely follow the applicable procedures in order to be entitled to appraisal rights. A copy of the provisions of the BCL applicable to appraisal rights is included as Appendix C to this proxy statement/prospectus.

Material Federal Income Tax Consequences of the Merger (Pages - )

      We expect the merger to qualify as a tax-free reorganization for United States federal income tax purposes. In general, this means that our shareholders who receive FNB common stock will not recognize any gain or loss on the exchange of their common stock in the merger, except to the extent they receive cash instead of fractional shares in addition to FNB common stock. Our shareholders who receive all cash in exchange for their Slippery Rock common stock in the merger will recognize gain or loss to the extent the cash received exceeds, or is less than, their tax basis in their stock. Our shareholders who receive a combination of cash and FNB common stock, including those who receive a combination as a result of prorations under the merger agreement, will realize gain to the extent that the amount of cash received plus the value of the FNB common stock received exceeds their tax basis in the Slippery Rock common stock. Our shareholders who receive a combination of cash and FNB common stock will recognize gain, but not loss, in an amount equal to the lesser of the amount of the gain realized or the amount of the cash received.

Dividends (Pages - )

      During 2003, FNB paid cash dividends on its common stock, as adjusted to reflect a 5% stock dividend declared on April 28, 2003, totaling $.93 per share, and paid a cash dividend of $.23 per share for the first quarter of 2004. Based on the 1.41 share exchange ratio and FNB's current dividend rate, holders of our common stock would experience an anticipated annual dividend rate increase of approximately 115% (from $.60 to $1.29 per share of Slippery Rock common stock equivalent). Although FNB has no current plan or intention to increase its dividend rate, FNB's board of directors may, subject to applicable law, change its dividend rate in the future. FNB's ability to pay dividends on its common stock is subject to various legal and regulatory limitations.

Certain Differences in Rights of Shareholders (Page - )

      When the merger is completed, the rights of our shareholders who receive FNB common stock will be governed by Florida law and FNB's articles of incorporation and by-laws rather than Pennsylvania law and our articles of incorporation and by-laws.

Future FNB Acquisitions (Page - )

      As part of its growth strategy, FNB may acquire other bank or financial services institutions to expand or strengthen its market position. Risks associated with this strategy are described in "Risk Factors."

Comparative Market Prices and Dividends (Pages - )

      FNB common stock is listed on the New York Stock Exchange. Prices for our common stock are quoted on the OTC Bulletin Board of the National Association of Securities Dealers. The table on page ___ lists the quarterly price range of FNB common stock and our common stock since 2002 as well as the quarterly cash dividends we and FNB have paid.

Questions and Additional Information (Pages - )

      If you have questions about the merger or how to submit your proxy card, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, please call our proxy solicitor, ______________________, toll-free at __________, or contact us in writing at our principal executive offices at 100 South Main Street, Slippery Rock, Pennsylvania 16057, Attention:
Dale R. Wimer, Corporate Secretary, or by telephone at (724) 794-2210.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FNB

      Set forth below are highlights from FNB's consolidated financial data as of and for the years December 31, 2003 through 1999 and FNB's unaudited consolidated financial data as of and for the three months ended March 31, 2004 and 2003. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results of operations for the full year or any other interim period. FNB management prepared the unaudited information on the same basis as it prepared FNB's audited consolidated financial statements. In the opinion of FNB's management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for these periods. You should read this information in conjunction with FNB's consolidated financial statements and related notes included in FNB's Annual Report on Form 10-K for the year ended December 31, 2003, and FNB's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, that are incorporated by reference in this proxy statement/prospectus and from which this information is derived. See "Where You Can Find More Information" on page ___.

             Selected Consolidated Historical Financial Data of FNB
                (Dollars in thousands, except per share amounts)

                                           Three Months
                                          Ended March 31,                             Year Ended December 31,
                                    -------------------------   -------------------------------------------------------------------
                                        2004          2003         2003          2002           2001          2000         1999
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
SUMMARY OF EARNINGS DATA:
Interest income.................    $    61,976   $    66,547   $   257,019   $   275,853   $   301,638   $   300,514   $   274,459
Interest expense................         19,771        21,394        86,990        98,372       134,984       136,775       112,874

Net interest income.............         42,205        45,153       170,029       177,481       166,654       163,739       161,585
Provision for loan losses.......          4,622         4,127        17,155        13,624        26,727        12,393        11,895

Net interest income after
   provision for loan losses....         37,583        41,026       152,874       163,857       139,927       151,346       149,690
Non-interest income.............         20,769        16,932        68,155        66,145        52,015        43,704        34,674
Merger and restructuring
   expenses.....................            ---           ---        39,215        41,952         5,323         6,700         4,501
Other non-interest expense......         34,611        37,289       145,810       143,051       143,936       129,548       115,685

Income before income taxes......         23,741        20,669        36,004        44,999        42,683        58,802        64,178
Applicable income tax expense...          7,519         6,060         8,966        13,728        10,914        16,649        19,398
Income from continuing
   operations...................         16,222        14,609        27,038        31,271        31,769        42,153        44,780
Earnings from discontinued
   operations, net of taxes.....            ---         8,719        31,751        32,064        21,216        19,755        16,365
NET INCOME......................    $    16,222   $    23,328   $    58,789   $    63,335   $    52,985   $    61,908   $    61,145

PER SHARE DATA:
Basic earnings per share:
   Continuing operations........    $      0.35   $      0.32   $      0.58   $      0.67   $      0.71   $      0.94   $      0.99
   Discontinued operations......            ---          0.19          0.69          0.70          0.48          0.44          0.36
   Net income...................           0.35          0.51          1.27          1.37          1.19          1.38          1.35
Diluted earnings per share:
   Continuing operations........           0.34          0.31          0.57          0.66          0.70          0.92          0.97
   Discontinued operations......            ---          0.19          0.68          0.69          0.47          0.43          0.36
   Net income...................           0.34          0.50          1.25          1.35          1.17          1.35          1.33
Dividends paid..................           0.23          0.21          0.93          0.81          0.68          0.61          0.59
Book value per share at
   period end(1)................           5.40         13.17         13.10         12.93         12.37         10.87         11.13
Average number of shares
   outstanding:
   Basic........................     46,173,243    46,043,113    46,080,966    46,012,908    44,289,772    44,748,338    44,882,552
   Diluted......................     47,067,603    46,895,439    46,972,863    47,073,785    45,385,495    45,690,289    46,111,743

STATEMENT OF CONDITION DATA
(AT END OF PERIOD):
Assets..........................    $ 4,635,436   $ 8,078,010   $ 8,308,310   $ 7,090,232   $ 6,488,383   $ 6,126,792   $ 5,892,263
Investment securities...........      1,018,183       814,585       902,697       689,914       720,198       649,782       601,859
Loans, net of unearned income...      3,240,065     3,200,866     3,259,197     3,259,609     3,109,604     3,020,051    2,960,212
Allowance for loan losses.......         46,227        46,625        46,139        46,985        46,345        39,803        38,651
Assets of discontinued
   operations...................            ---     3,634,361     3,751,136     2,735,204     2,202,004     2,125,737     1,936,455
Deposits........................      3,313,381     3,304,662     3,439,510     3,304,105     3,338,913     3,227,249     3,100,815
Short-term borrowings...........        404,338       346,989       232,966       255,370       209,912       176,102       262,601
Long-term debt..................        602,511       426,587       584,808       400,056       276,802       198,907       196,860
Liabilities of discontinued
   operations...................            ---     3,211,402     3,386,021     2,467,123     2,022,538     1,954,863     1,786,066
Stockholders' equity(1).........        250,044       608,641       606,909       598,596       572,407       503,422       491,436

SIGNIFICANT RATIOS:

Return on average assets(1)......      1.41%         1.33%         0.74%         0.93%         0.84%         1.03%         1.09%
Return on average equity(1)......     26.77         15.58          9.66         10.97          9.81         12.28         12.50
Loans as a percent of deposits...     97.79         96.86         94.76         98.65         93.13         93.58         95.47
Ratio of average equity to.......      5.26          8.52          7.66          8.51          8.58          8.42          8.75
   average assets................
Dividend payout ratio(1).........     65.42         41.39         72.90         59.03         52.81         45.36         43.81

------------------------
(1) Effective January 1, 2004, FNB spun-off its Florida operations into a separate independent public company. As a result of the spin-off, the Florida operations' earnings for prior years have been classified as discontinued operations on FNB's consolidated income statements and the assets and liabilities related to the discontinued Florida operations have been disclosed separately on FNB's consolidated balance sheets for prior years. In addition, note that, for years prior to 2004, the book value at period end, stockholders' equity, the return on average assets ratio, the return on average equity ratio and the dividend payout ratio for prior years include the discontinued operations.

        SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SLIPPERY ROCK

      Set forth below are highlights from Slippery Rock's consolidated financial data as of and for the years December 31, 2003 through 1999 and Slippery Rock's unaudited consolidated financial data as of and for the three months ended March 31, 2004 and 2003. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results of operation for the full year or any other interim period. Slippery Rock management prepared the unaudited information on the same basis as it prepared Slippery Rock's audited consolidated financial statements. In the opinion of Slippery Rock's management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for these periods. You should read this information in conjunction with Slippery Rock's consolidated financial statements and related notes included in Slippery Rock's Annual Report on Form 10-K for the year ended December 31, 2003, and Slippery Rock's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, that are incorporated by reference in this proxy statement/prospectus and from which this information is derived. See "Where You Can Find More Information" on page
___.

        Selected Consolidated Historical Financial Data of Slippery Rock
                (Dollars in thousands, except per share amounts)

                                          Three Months
                                         Ended March 31,                          Year Ended December 31,
                                     -----------------------   --------------------------------------------------------------
                                        2004         2003         2003         2002         2001         2000         1999
                                     ----------   ----------   ----------   ----------   ----------   ----------   ----------
SUMMARY OF EARNINGS DATA:
Interest income...............       $    3,947   $    4,650   $   17,556   $   20,320   $   22,773   $   20,049   $   16,619
Interest expense..............            1,400        1,721        6,328        8,344       11,380        8,955        6,797

Net interest income...........            2,547        2,929       11,228       11,976       11,393       11,094        9,822
Provision for loan losses.....              150          150        1,519          911        1,020          820          720

Net interest income after
   provision for loan losses..            2,397        2,779        9,709       11,065       10,373       10,274        9,102
Other income..................              770        1,206        4,283        3,063        2,947        1,969        1,735
Other expense.................            2,789        2,732       10,618        9,995        8,601        7,490        6,484

Income before income taxes....              378        1,253        3,374        4,133        4,719        4,753        4,353
Applicable income tax expense                56          377          903        1,213        1,388        1,382        1,256
NET INCOME....................       $      322   $      876   $    2,471   $    2,920   $    3,331   $    3,371   $    3,097

PER SHARE DATA:
Earnings per share............       $     0.12   $     0.32   $     0.90   $     1.05   $     1.20   $     1.22   $     1.12
Dividends paid................             0.15         0.15         0.60         0.60         0.55         0.50         0.43
Book value per share at
   period end.................            11.53        11.58        11.42        11.51        10.82        10.16         9.26
Average number of shares
   outstanding................        2,731,653    2,774,838    2,743,720    2,775,915    2,769,846    2,769,236    2,765,086

STATEMENT OF CONDITION DATA
(AT END OF PERIOD):
Assets........................       $  334,104   $  337,815   $  335,030   $  337,543   $  324,035   $  283,442   $  233,019
Deposits......................          265,182      268,334      267,120      271,303      261,895      223,579      197,124
Loans.........................          200,156      221,344      207,234      232,157      240,786      231,321      183,142
Allowance for loan losses.....            3,133        2,916        3,106        3,110        2,766        2,142        1,681
Investment securities.........           80,910       69,831       80,370       78,553       45,335       26,452       29,573
Short-term borrowings.........            6,379        5,654        5,415        2,825          ---       30,000        9,000
Long-term debt................           30,114       30,164       30,127       30,177       30,260          336          304
Stockholders' equity..........           31,493       32,146       31,323       31,960       29,979       28,143       25,610

SIGNIFICANT RATIOS(1):

Return on average equity......             4.07%       10.93%        7.69%        9.36%       11.54%       12.46%       12.34%
Return on average assets......             0.38         1.04         0.72         0.88         1.06         1.30         1.37
Loans as a percent of deposits            75.48        82.49        77.58        85.57        91.94       103.46        92.91
Ratio of average equity to
   average assets.............             9.44         9.49         9.42         9.35         9.15        10.44        11.11
Dividends as a percent of
   net income.................           124.92        46.80        66.59        57.06        45.75        40.98        38.39

------------------------
(1) Loans as a percent of deposits calculations use actual period end volume data, all other ratios use average daily volume data.

         SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The following table sets forth information about FNB's financial condition and results of operations, including per share data and financial ratios, after giving effect to the merger. This information is called pro forma financial information in this proxy statement/prospectus. The table shows the information as if the merger had become effective on March 31, 2004, in the case of balance sheet data, and on January 1, 2003, in the case of income statement data. This pro forma information assumes that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information about FNB's and Slippery Rock's results of operations. See "Accounting Treatment" on page ___. The pro forma financial information includes adjustments to record the assets and liabilities of Slippery Rock at their estimated fair value and is subject to further adjustment as additional information becomes available and as further analyses are completed. The pro forma income statements do not include any amount for merger-related costs that will be incurred to combine the operations of Slippery Rock with those of FNB. These charges will be recorded based on the nature and timing of the integration. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Slippery Rock and FNB incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page ___.

      The pro forma financial information, while helpful in illustrating the financial condition and results of operations of Slippery Rock and FNB once the merger is completed under a particular set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and asset dispositions, among other possibilities, that may occur as a result of the merger and, accordingly, does not attempt to predict future results. The pro forma financial information also does not necessarily reflect what the combined historical results of operations of Slippery Rock and FNB would have been had they been merged during these periods.

         SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION

                                                 As of March 31, 2004
                                           ------------------------------       Pro Forma          Pro Forma
                                               FNB         Slippery Rock       Adjustments        Combined FNB
                                           ------------    --------------     ------------        ------------
Assets
   Cash and equivalents                    $     91,329    $     30,437       $         --        $    121,766
   Total investment securities                1,018,183          80,910                 --           1,099,093
   Gross loans                                3,242,930         201,025              2,185(A)        3,446,140
   Loan loss reserves                           (46,227)         (3,133)                --             (49,360)
                                           ------------    ------------       ------------        ------------
Net loans                                  $  3,196,703    $    197,892       $      2,185(A)     $  3,396,780
   Goodwill                                      28,940           1,013             53,780(A)(B)        83,733
   Other intangibles                             10,001             886              4,286(A)           15,173
   Other assets                                 290,280          22,966                310(A)          313,556
                                           ------------    ------------       ------------        ------------
       Total assets                        $  4,635,436    $    334,104       $     60,561        $  5,030,101
                                           ============    ============       ============        ============

Liabilities
   Deposits                                $  3,313,381    $    265,182       $      1,607(A)     $  3,580,170
   Other borrowings                           1,006,849          36,493             14,974(A)        1,058,316
   Other liabilities                             65,162             936              8,206(B)           74,304
                                           ------------    ------------       ------------        ------------
       Total liabilities                      4,385,392         302,611             24,787           4,712,790
                                           ------------    ------------       ------------        ------------

Shareholders' equity                            250,044          31,493             35,774(A)          317,311
                                           ------------    ------------       ------------        ------------
       Total liabilities and
       shareholders' equity                $  4,635,436    $    334,104       $     60,561        $  5,030,101
                                           ============    ============       ============        ============

Book value per share                       $       5.40    $      11.52                           $       6.35
Shares outstanding                           46,284,226       2,733,544            938,241          49,956,011

Capital ratios
Tangible equity/tangible assets                    4.59%           8.91%                                  4.43%
Leverage capital ratio                             6.00            9.08                                   6.37

  See notes to Selected Consolidated Unaudited Pro Forma Financial Information

                                           For the Three Months Ended
                                                March 31, 2004
                                         -----------------------------         Pro Forma         Pro Forma
                                           FNB           Slippery Rock        Adjustments       Combined FNB
                                         -------         -------------       -------------      ------------
Total interest income                    $61,976           $ 3,947             ($293)(A)          $65,630
 Total interest expense                   19,771             1,400              (269)(A)           20,902
                                         -------           -------             -----              -------
       Net interest income                42,205             2,547               (24)              44,728
Provision for loan losses                  4,622               150                --                4,772
                                         -------           -------             -----              -------
        Net interest income after
        provision for loan losses         37,583             2,397               (24)              39,956
       Total non-interest income          20,769               770                --               21,539
Other non-interest expense                34,611             2,789                93(A)            37,493
                                         -------           -------             -----              -------
       Total non-interest expense         34,611             2,789                93               37,493
                                         -------           -------             -----              -------
Income before income taxes                23,741               378              (117)              24,002
Provision for income taxes                 7,519                56                 6(A)             7,581
                                         -------           -------             -----              -------
        Net income                       $16,222           $   322             ($123)             $16,421
                                         =======           =======             =====              =======

Per common share:
   Basic                                 $  0.35           $  0.12                                $  0.33
   Diluted                                  0.34              0.12                                   0.32

Ratios:
   Return on average assets                 1.41%             0.38%                                  1.31%
   Return on average equity                26.77              4.07                                  21.21
   Dividend payout ratio                   65.42            127.33                                  67.12

  See Notes to Selected Consolidated Unaudited Pro Forma Financial Information

                                          For the Year Ended
                                          December 31, 2003
                                      --------------------------          Pro Forma        Pro Forma
                                         FNB       Slippery Rock         Adjustments      Combined FNB
                                      --------     -------------        ------------      ------------
Total interest income                 $257,019       $ 17,556             ($1,173)(A)      $273,402
 Total interest expense                 86,990          6,328              (1,074)(A)        92,244
                                      --------       --------             -------          --------
       Net interest income             170,029         11,228                 (99)          181,158
Provision for loan losses               17,155          1,519                  --            18,674
                                      --------       --------             -------          --------
        Net interest income after
        provision for loan losses      152,874          9,709                 (99)          162,484
       Total non-interest income        68,155          4,283                  --            72,438
Merger and restructuring charges        39,215             --                  --            39,215
Other non-interest expense             145,810         10,618                 370(A)        156,798
                                      --------       --------             -------          --------
       Total non-interest expense      185,025         10,618                 370           196,013
                                      --------       --------             -------          --------
Income before income taxes              36,004          3,374                (469)           38,909
Provision for income taxes               8,966            903                  24(A)          9,893
                                      --------       --------             -------          --------
        Net income from continuing
        operations                      27,038          2,471                (493)           29,016
                                      ========       ========             =======          ========
        Net income from discontinued
        operations                      31,751             --                  --            31,751
                                      --------       --------             -------          --------
        Net income                    $ 58,789       $  2,471               ($493)         $ 60,767
                                      ========       ========             =======          ========

Per common share:
   Basic
        Continuing operations         $   0.58       $    0.90                             $   0.58
        Discontinued operations           0.69              --                                 0.64
         Total                            1.27            0.90                                 1.22
   Diluted
        Continuing operations         $   0.57       $    0.90                             $   0.57
        Discontinued operations           0.68              --                                 0.63
         Total                            1.25            0.90                                 1.20

Ratios:
   Return on average assets               0.74%           0.72%                                0.73%
   Return on average equity               9.66            7.69                                 8.99
   Dividend payout ratio                 72.90           66.59                                73.16

------------------------
NOTE A:

The pro forma adjustments represent the estimated purchase accounting entries to record the merger of Slippery Rock with FNB. The excess of the purchase price over the fair value of the net assets acquired is allocated to goodwill. Estimated fair value adjustments included in the Unaudited Pro Forma Balance Sheet and Income Statement have been determined based on information available as of March 31, 2004. The final determination of the fair values of the assets and liabilities will be made as of the effective date of the merger. As such, the final purchase accounting entries may differ from the estimates provided herein. Fair value adjustments will be amortized on a straight line basis over their estimated remaining lives. Deferred tax adjustments, related to the net fair value adjustments, are calculated based on a 35% tax rate.

Included in the pro forma adjustments is an allocation of the purchase price to core deposit intangibles (CDI). Under the SFAS No. 141 and No. 142 accounting standards, a core deposit intangible is separated from goodwill and amortized over its remaining useful life. The remaining goodwill intangible is not subject to amortization under SFAS No. 141 and No. 142 and will be evaluated periodically for possible impairment.

NOTE B:

The pro forma adjustment represents estimated direct acquisition costs of approximately $8.2 million related to certain severance payments, employee benefits, fees related to the early termination of certain contracts and professional fees such as legal, accounting and advisory fees.

                       RISK FACTORS RELATING TO THE MERGER

      In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote in favor of the merger proposal.

Risks Specifically Related to the Merger

FNB may encounter integration difficulties or may fail to realize the anticipated benefits of the merger.

      FNB and Slippery Rock may not be able to integrate their operations without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

      In determining that the merger is in the best interests of FNB and Slippery Rock, their respective boards of directors considered that enhanced earnings may result from the consummation of the merger, including from reduction of duplicate costs, improved efficiency and cross-marketing opportunities. However, there can be no assurance that any enhanced earnings will result from the merger.

Because the market price of FNB common stock may fluctuate, you cannot be certain of the market value of the common stock that you will receive in the merger.

      Upon completion of the merger, each share of our common stock will be converted into the right to receive 1.41 shares of FNB common stock or $28.00 in cash. Any change in the price of FNB common stock prior to the merger will affect the market value of the stock that you will receive in the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in FNB's businesses, operations and prospects and regulatory considerations.

      The prices of FNB common stock and our common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of our special meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of FNB common stock during the period from May 5, 2004, the last full trading day before public announcement of the merger, through August __, 2004, the last full trading day prior to the date of the mailing of this proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $_____ to a low of $_____ for each share of our common stock. Because the date the merger will be completed will be later than the date of our special meeting, at the time of our special meeting, you will not know what the market value of FNB's common stock will be upon completion of the merger, although we have a right to terminate the merger agreement if the price of FNB common stock declines by more than a specified amount and also underperforms the Nasdaq Bank Index by a specified percentage.

Future results of the combined companies may materially differ from the pro forma financial information presented in this proxy statement/prospectus.

      Future results of the combined FNB and Slippery Rock may be materially different from those shown in the pro forma financial statements that show only a combination of their historical results. The costs FNB will incur in connection with the merger may be higher or lower than FNB has estimated, depending upon how costly or difficult it is to integrate FNB and Slippery Rock. Furthermore, these charges may decrease the capital of FNB after the merger that could be used for profitable, income-earning investments in the future.

The merger agreement limits our ability to pursue alternatives to the merger.

      The merger agreement contains provisions that, subject to limited exceptions, limit our ability to discuss, facilitate or enter into agreements with third parties to acquire us. In general, if we avail ourselves of those limited exceptions, we will be obligated to pay FNB a break-up fee of $4,250,000. These provisions could discourage a potential competing acquiror that might have an interest in acquiring us from proposing or considering our acquisition even if that potential acquiror were prepared to pay a higher price to our shareholders than the price FNB proposes to pay under the merger agreement.

Risks Related to Owning FNB Common Stock

FNB's status as a holding company makes it dependent on dividends from its subsidiaries to meet its obligations.

      FNB is a holding company and conducts almost all of its operations through its subsidiaries. FNB does not have any significant assets other than the stock of its subsidiaries. Accordingly, FNB depends on dividends from its subsidiaries to meet its obligations. FNB's right to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of such subsidiaries. Under federal and state law, FNB's bank subsidiaries are limited in the amount of dividends they may pay to FNB without prior regulatory approval. Also, bank regulators have the authority to prohibit FNB's subsidiary bank from paying dividends if they determine the payment would be an unsafe and unsound banking practice.

Interest rate volatility could significantly harm FNB's business.

      FNB's results of operations are affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of FNB's earnings is its net interest income, which is the difference between the income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits. A change in market interest rates could adversely affect FNB's earnings if market interest rates change such that the interest FNB pays on deposits and borrowings increases faster than the interest it collects on loans and investments. Consequently, FNB, along with other financial institutions generally, is sensitive to interest rate fluctuations.

FNB's results of operations are significantly affected by the ability of its borrowers to repay their loans.

      Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

      -     credit risks of a particular borrower;

      -     changes in economic and industry conditions;

      -     the duration of the loan; and

      - in the case of a collateralized loan, uncertainties as to the future value of the collateral.

Generally, commercial/industrial, construction and commercial real estate loans present a greater risk of non-payment by a borrower than other types of loans.

FNB's financial condition and results of operations would be adversely affected if its allowance for loan losses were not sufficient to absorb actual losses.

      There is no precise method of predicting loan losses. FNB can give no assurance that its allowance for loan losses is or will be sufficient to absorb actual loan losses. Excess loan losses could have a material adverse effect on FNB's financial condition and results of operations. FNB attempts to maintain an appropriate allowance for loan losses to provide for estimated losses in its loan portfolio. FNB periodically determines the amount of its allowance for loan losses based upon consideration of several factors, including:

      - a regular review of the quality, mix and size of the overall loan portfolio;

      -     historical loan loss experience;

      -     evaluation of non-performing loans;

      - assessment of economic conditions and their effects on FNB's existing portfolio; and

      - the amount and quality of collateral, including guarantees, securing loans.

FNB's financial condition may be adversely affected if it is unable to attract sufficient deposits to fund its anticipated loan growth.

      FNB funds its loan growth primarily through deposits. To the extent that FNB is unable to attract and maintain sufficient levels of deposits to fund its loan growth, FNB would be required to raise additional funds through public or private financings. FNB can give no assurance that it would be able to obtain these funds on terms that are favorable to it.

FNB could experience significant difficulties and complications in connection with its growth.

      FNB has grown significantly over the last few years and may seek to continue to grow by acquiring financial institutions and branches as well as non-depository entities engaged in permissible activities for its financial institution subsidiaries. However, the market for acquisitions is highly competitive. FNB may not be as successful in the future as it has been in the past in identifying financial institution and branch acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches.

      FNB may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to its overall operations. In addition, rapid growth may adversely affect FNB's operating results because of many factors, including start-up costs, diversion of management time and resources, asset quality and required operating adjustments. FNB may not successfully integrate or achieve the anticipated benefits of its growth or expanded operations.

FNB could be adversely affected by changes in the law, especially changes in the regulation of the banking industry.

      FNB and its subsidiaries operate in a highly regulated environment and are subject to supervision and regulation by several governmental regulatory agencies, including the Federal Reserve Board, the OCC, the Federal Deposit Insurance Corporation, which we sometimes refer to as the "FDIC" in this proxy statement/prospectus and the Pennsylvania Department of Banking. Regulations are generally intended to provide protection for depositors and customers rather than for investors. FNB is subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. Changes in regulation could adversely affect the banking industry as a whole and could limit FNB's growth and the return to investors by restricting such activities as:

      -     the payment of dividends;

      -     mergers with or acquisitions by other institutions;

      -     investments;

      -     loans and interest rates;

      -     the provision of securities, insurance or trust services; and

      - the types of non-deposit activities in which FNB's financial institution subsidiaries may engage.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook, business and prospects of FNB, Slippery Rock and the potential combined company as well as statements for the period following the completion of the merger. You can find many of these statements by looking for words such as "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," "potential," "possible " or other similar expressions.

      The forward-looking statements involve certain risks and uncertainties. The ability of either FNB or Slippery Rock to predict results or the actual effects of their plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under "Risk Factors" beginning on page ___, as well as the following:

      - the businesses of FNB and Slippery Rock may not be integrated successfully or the integration may be more difficult, time-consuming or costly than currently anticipated;

      - expected revenue synergies and cost savings from the merger may not be realized within the expected time frame or at all;

      -     revenues may be lower than expected following the merger;

      - deposit attrition, operating costs, loss of customers and business disruption, including, without limitation, difficulties in maintaining relationships with our employees, customers or suppliers may be greater than anticipated following the merger;

      - the regulatory approvals for the merger may not be obtained on acceptable terms, on the anticipated schedule or at all;

      - the merger may not be approved by the requisite vote of our shareholders;

      - competitive pressure among financial services companies is increasing significantly;

      -     general economic conditions may be less favorable than expected;

      - political conditions and related actions by the United States military abroad may adversely affect economic conditions as a whole;

      - changes in the interest rate environment may reduce interest margins and impact funding sources;

      - changes in market rates and prices may adversely impact the value of financial products and assets;

      - legislation or changes in the regulatory environment may adversely affect the businesses in which FNB and Slippery Rock are engaged; and

      - litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect either company or their businesses.

      Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus.

      All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to FNB or Slippery Rock or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, FNB and Slippery Rock undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                               OUR SPECIAL MEETING

      This section contains information for our shareholders about the special meeting of shareholders we have called to consider the approval of the merger proposal and related matters.

General

      This proxy statement/prospectus is being furnished to holders of our common stock for use at our special meeting and any adjournment, postponement or continuation of our special meeting.

When and Where Our Special Meeting Will Be Held

      Our special meeting will be held on August __, 2004, at 11:00 a.m. local time, at ________________________________, Slippery Rock, Pennsylvania 16057,
subject to any adjournment, postponement or continuation of our special meeting.

Matters to Be Considered

      The purpose of our special meeting is to consider and vote upon:

      - Proposal 1 -- A proposal to approve and adopt the merger agreement between FNB and us;

      - Proposal 2 -- A proposal to grant discretionary authority to adjourn our special meeting if necessary to permit further solicitation of proxies because we have not received sufficient votes at the time of our special meeting to approve the merger proposal; and

      - Such other business as may properly come before our special meeting and any adjournment, postponement or continuation of our special meeting.

      Our shareholders must approve Proposal 1 for the merger to occur. If our shareholders fail to approve this proposal, the merger will not occur.

      At this time, our board of directors is unaware of any other matters, other than as set forth above, that may be presented for action at our special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Record Date; Shares Outstanding and Entitled to Vote

      Our board of directors has fixed the close of business on July __, 2004 as the record date for the determination of holders of our common stock entitled to notice of, and to vote at, our special meeting and any adjournment, postponement or continuation of our special meeting.

      On the record date, __________ shares of our common stock were issued and outstanding and entitled to vote at our special meeting, held by approximately _______ holders of record. Each share of our common stock is entitled to cast one vote on all matters that are properly submitted to our shareholders at our special meeting.

Quorum

      The presence, in person or by properly executed proxy, of the holders of at least a majority of our outstanding shares of common stock on the record date is necessary to constitute a quorum at our special meeting. Abstentions will be counted solely for the purpose of determining whether a quorum is present. A quorum must be present in order for the vote on the merger proposal and the adjournment proposal to occur.

      Based on the number of shares of our common stock issued and outstanding as of the record date, __________ shares of our common stock must be present in person or represented by proxy at our special meeting to constitute a quorum.

Shareholder Vote Required

      Approve and Adopt the Merger Agreement. The affirmative vote of the holders of not less than 75% of our outstanding shares of common stock on the record date is required to approve the merger proposal. Therefore, the failure to vote, either by proxy or in person, will have the same effect as a vote against approval of the merger proposal. Abstentions will also have the same effect as a vote against approval of the merger proposal. Accordingly, we urge you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

      In addition, to exercise appraisal rights, you must refrain from voting your shares of our common stock in favor of approval of the merger proposal and must strictly comply with all of the procedures required by Pennsylvania law. See "The Merger -- Appraisal Rights of Dissenting Shareholders" beginning on page __.

      When considering our board of directors' recommendation that you vote in favor of the approval and adoption of the merger agreement, you should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, your interests as a shareholder. See "The Merger -- Interests of Our Directors and Executive Officers in the Merger" beginning on page __.

      Discretionary Authority to Adjourn Our Special Meeting. The affirmative vote of the holders of a majority of the eligible shares of our common stock present in person or represented by proxy at our special meeting is required to approve the proposal to grant discretionary authority to adjourn our special meeting if necessary to permit further solicitation of proxies for the merger proposal. The failure to vote, either by proxy or in person, will have no effect on the outcome of the voting on the adjournment proposal. However, abstentions will have the same effect as a vote against the adjournment proposal.

Director and Executive Officer Voting

      As of the record date, our directors and executive officers and their affiliates beneficially owned __________ shares of our common stock, or approximately ___% of the issued and outstanding shares of our common stock entitled to vote at the our special meeting. To our knowledge, our directors and executive officers and their affiliates intend to vote their shares of our common stock in favor of the approval of the merger proposal.

      In addition, as of the record date, FNB owned 15,300 shares of our common stock, and FNB's executive officers and directors and their affiliates beneficially owned __________ shares of our common stock, or in the aggregate approximately ___% of the shares of our common stock entitled to vote at our special meeting. Such persons have advised us they will vote their shares for approval of the merger proposal.

Proxies

      Voting. You should complete and return the proxy card accompanying this proxy statement/prospectus in order to ensure that your vote is counted at our special meeting and at any adjournment, postponement or continuation of our special meeting, regardless of whether you plan to attend our special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of approval of the merger proposal and in favor of approval of the adjournment proposal.

      If your shares of our common stock are held in the name of a bank, broker, nominee or other holder of record, you will receive instructions from the bank, broker, nominee or other holder of record that you must follow in order for your shares of our common stock to be voted.

      Revocability. You may revoke your proxy at any time before the vote is taken at our special meeting. If you have not voted through a bank, broker, nominee or other holder of record, you may revoke your proxy by:

      - submitting written notice of revocation to our corporate secretary prior to the voting of that proxy at our special meeting;

      -     submitting a properly executed proxy with a later date; or

      -     voting in person at our special meeting.

      However, simply attending our special meeting without voting will not revoke an earlier proxy.

      Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

      Slippery Rock Financial Corporation
      100 South Main Street
      Slippery Rock, Pennsylvania 16057
      Attention: Dale R. Wimer, Corporate Secretary

      If your shares are held in the name of a bank, broker, nominee or other holder of record, you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.

      A proxy appointment will not be revoked by the death or incapacity of the shareholder executing the proxy unless notice of the death or incapacity is given to our corporate secretary before the shares of our common stock represented by such proxy are voted.

      How Proxies are Counted. All shares of our common stock represented by properly executed proxies received before or at our special meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies.

      We will count a properly executed proxy marked "ABSTAIN" as present for purposes of determining the presence of a quorum, but an abstention will have the effect of voting against approval of the merger proposal and a vote against approval of the adjournment proposal.

      Brokers may not vote shares of our common stock that they hold beneficially either for or against the approval of the merger proposal without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, this will have the same effect as voting against the approval of the merger proposal.

      In addition, brokers may not vote on the adjournment proposal without specific instructions from the person who beneficially owns those shares. Nevertheless, shares held by a broker for which you do not give your broker instructions on how to vote will have no effect on the outcome of the voting on the adjournment proposal.

      Solicitation. We will pay for the costs of our special meeting and for the mailing of this proxy statement/prospectus to our shareholders, as well as all other costs we incur in connection with the solicitation of proxies from our shareholders. However, FNB and we will share equally the cost of printing this proxy statement/prospectus and the filing fees paid to the SEC.

      In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone or in person. Our directors, officers and employees will not be specially compensated for these activities. We also intend to request that brokers, banks, nominees and other holders of record solicit proxies from their principals, and we will pay the brokers, banks, nominees and other holders of record certain expenses they incur for those activities.

      We have engaged _________________________, a professional proxy solicitation firm, to assist us in the solicitation of proxies. The fee payable to __________________________ in connection with the merger is $_________, plus such firm's reasonable out-of-pocket expenses.

Recommendation of Our Board of Directors

      Our board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on our reasons for the merger described in this proxy statement/prospectus, our board of directors believes that the merger is in our best interests and those of our shareholders. Accordingly, our board of directors unanimously recommends that our shareholders vote "FOR" approval of the merger proposal. See "The Merger -- Our Board of Directors' Reasons for the Merger; Recommendation" beginning on page __, for a more detailed discussion of our board of directors' recommendation.

Attending Our Special Meeting

      If your shares are held in street name and you want to attend our special meeting, you must bring an account statement or letter from your holder of record showing that you were the beneficial owner of the shares on July __, 2004, the record date for our special meeting.

Questions and Additional Information

      If you have more questions about the merger or how to submit your proxy card, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, please call our proxy solicitor __________________________, toll free at ____________, or contact us in writing at our principal executive offices at 100 South Main Street, Slippery Rock, Pennsylvania 16057, Attention: Dale R. Wimer, Corporate Secretary, or by telephone at (724) 794-2210.

                     INFORMATION ABOUT FNB AND SLIPPERY ROCK

Slippery Rock Financial Corporation
100 South Main Street
Slippery Rock, Pennsylvania 16057
(724) 794-2210

      We are a one-bank holding company organized under the laws of the Commonwealth of Pennsylvania. In addition, we are registered with and supervised by the Federal Reserve Board. Our primary business is the holding of all of the outstanding common shares of our wholly owned subsidiary, Slippery Rock Bank. Our primary source of income has been dividends paid by Slippery Rock Bank.

      Slippery Rock Bank is nationally chartered and is a member of the Federal Reserve System. Slippery Rock Bank's deposits are insured by the FDIC, up to regulatory limits. Slippery Rock Bank is a full-service institution that offers various demand and time deposit products and originates secured and unsecured commercial, consumer and mortgage loans.

      Slippery Rock Bank has two full service offices and a grocery store office located in Slippery Rock, Pennsylvania and one full service office in each of the following communities: Prospect, Portersville, Grove City, Harrisville, New Wilmington and Hickory Township, Pennsylvania. Slippery Rock Bank's Wealth Management Group operates from a separate freestanding facility, which also is located in Slippery Rock. In addition to its retail locations, Slippery Rock Bank has an operations center located in Slippery Rock Township.

      As of March 31, 2004, Slippery Rock Bank had total assets, total liabilities and total stockholders' equity of approximately $334.1 million, $302.6 million and $31.5 million, respectively.

      For more information on us and Slippery Rock Bank, see "Where You Can Find More Information" beginning on page __.

F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000

      FNB is a $4.6 billion financial services holding company headquartered in Hermitage, Pennsylvania. FNB provides a broad range of financial services to its customers through the FNB Bank and its insurance agency, consumer finance and trust company subsidiaries.

      FNB Bank has 134 banking offices in Western Pennsylvania and Eastern Ohio. FNB Bank offers the services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans. FNB Bank also offers various alternative investment products, including mutual funds and annuities. As of March 31, 2004, FNB Bank had total assets, total liabilities and total stockholders' equity of approximately $4.5 billion, $4.1 billion and $347.2 million, respectively.

      Regency Finance, FNB's consumer finance subsidiary, has 24 offices in Pennsylvania, 16 offices in Ohio and 16 offices in Tennessee and principally makes personal installment loans to individuals and purchases installment sales finance contracts from retail merchants.

      Another FNB subsidiary, First National Trust Company, a registered investment advisor, provides a broad range of personal and corporate fiduciary services, including the administration of decedent and trust estates, and has approximately $1.3 billion of assets under management.

      FNB's insurance agency subsidiary is a full-service insurance agency and, through its four locations, offers commercial and personal insurance products of major insurance companies.

      For additional information about FNB, see "The Merger", beginning on page ___, and "Where You Can Find More Information", beginning on page ___.

                                   THE MERGER

      The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement and the financial advisor's opinion included as Appendices A and B to this proxy statement/prospectus. We encourage you to read and review those documents as well as the discussion in this proxy statement/prospectus.

Background of the Merger

      Over the past several years, our board of directors and senior management have periodically conducted planning sessions to review our business operations and direction, including a review and discussion of our strategic alternatives. Although the primary focus of these planning efforts has been to increase shareholder value by remaining independent, we also have been acutely aware in recent years of changes in the financial services industry and, in particular, the challenges facing a smaller independent financial institution. These challenges include an interest rate environment that has resulted in net interest margin pressure, increased expenses related to technology and training and increasing governmental regulation.

      In 2002, Slippery Rock Bank entered into a formal supervisory agreement with the OCC. This agreement contained recommendations from the OCC and imposed certain conditions on us related to, among other things, credit administration, consumer compliance and internal control policies and procedures. We responded to this agreement by creating several senior management positions, including a Head of Credit Administration and a Chief Lending Officer, along with staff to support those officers. We also spent significant resources on legal advice and several consulting studies in order to address the recommendations and conditions of the supervisory agreement.

      In anticipation of continuing growth as an independent institution, we engaged Griffin in the summer of 2003 to assist in updating our strategic plan. In September 2003, our board and senior management held a two-day planning retreat during which Griffin presented an overview of the community banking industry, senior management made presentations regarding the future of our banking franchise and Griffin facilitated a discussion regarding the potential for growth and expansion during the next three years.

      During the fourth quarter of 2003, Griffin assisted senior management in preparing a draft strategic plan. Also during the fourth quarter of 2003, the OCC continued to monitor closely our compliance with the supervisory agreement. At a regularly scheduled board meeting in December 2003, Griffin reviewed the draft strategic plan with our board and discussed the recent OCC activities and communications. Our board was generally aware of the recent merger activity involving Pennsylvania banks, and asked Griffin to prepare an overview of such activity for our January 2004 board meeting.

      At our regularly scheduled board meeting on January 20, 2004, Griffin presented an analysis of recent merger activity involving community banks on a national, regional and statewide (Pennsylvania) basis. Our board devoted substantial time and discussion at this meeting to the feasibility and desirability of remaining an independent institution. At the conclusion of the meeting, our board asked Griffin to prepare an analysis of potential merger partners and buyers. Griffin presented this analysis at our board's regular meeting on February 17, 2004. After extensive discussion of our potential as an independent institution, our regulatory issues and the merger and acquisition market for community banks, our board authorized the engagement of Griffin to solicit indications of interest from selected financial institutions regarding our possible acquisition. On March 7, 2004, we formally engaged Griffin.

      In March 2004, Griffin contacted six potential buyers. Five potential buyers executed confidentiality agreements, reviewed a confidential information memorandum and submitted preliminary indications of interest.

      Our board held a special meeting on April 6, 2004 to consider the indications of interest received from the five potential buyers. In addition to our board, representatives of Griffin, as well as a representative of Manatt, Phelps & Phillips, LLP, our legal counsel, were present. The Griffin representatives reviewed with our board the financial terms of each written indication of interest. All five institutions submitted non-binding proposals on specified items, including the price per share, the form of consideration, the treatment of outstanding stock options, ongoing board representation, the ongoing role of senior executives and the severance policy for employees whose employment would end upon closing of the transaction. Of the five indications of interest received, only the indications of interest received from FNB (range of $26.00 to $27.00 per share) and one other bank holding company ($26.00 to $29.00) were within a range acceptable to our board. Following an in-depth discussion of FNB and the other company, our board authorized Griffin to coordinate the performance of due diligence on us by both FNB and the other company. Throughout the process, William C. Sonntag, our president and chief executive officer, had conversations and/or met with his counterparts at FNB and the other company to discuss the proposed terms of the agreement and other strategic matters.

      Griffin contacted both potential buyers to schedule due diligence with the understanding that each buyer would submit a revised indication of interest upon completion of due diligence, if still interested in pursuing a transaction with us. On April 27, 2004, Griffin received revised indications of interest from FNB and the other company. FNB indicated a price of $28.00 per share in a combination of stock (85% of the consideration) and cash (15% of the consideration). The other potential buyer offered our board the choice of $29.00 per share in cash, or $26.00 per share in a combination of stock (51% of the consideration) and cash (49% of the consideration).

      At a special meeting on April 28, 2004, our board met to consider the revised indications of interest. Griffin presented an analysis of the indications of interest and a representative of Manatt, Phelps & Phillips, LLP reviewed with our board its fiduciary duties pertinent to the proposed transaction. The representative of Manatt, Phelps & Phillips, LLP also reviewed with our board a draft merger agreement that had previously been provided to FNB and the other potential buyer. At the conclusion of the presentations, our board of directors, with the assistance of Griffin and Manatt, Phelps & Phillips, LLP, discussed both offers at length. A number of factors were considered, including but not limited to, those set forth below under "-- Our Board of Directors' Reasons for the Merger." Each board member provided his or her thoughts on the proposals, including the tax consequences of cash or stock as consideration, the opportunity for shareholders to participate in any future appreciation of FNB stock after the merger, compared with being cashed out, and the added value of continued cash dividends. Upon conclusion of the discussions, the board authorized Griffin, Manatt, Phelps & Phillips, LLP and senior management to seek to finalize a merger agreement with FNB.

      From April 29 through May 5, 2004, a number of drafts of the merger agreement and related documents were circulated and negotiated by us, FNB and our and their advisors. On May 3, 2004, a representative of Griffin and our chief financial officer conducted a due diligence review of FNB. Negotiations continued on the merger agreement. On May 5, 2004, our board met again to review the status of negotiations and authorized management to execute the merger agreement and related documents. On the evening of May 5, 2004, the merger agreement was signed and the proposed merger was announced on the morning of May 6, 2004.

Our Board of Directors' Reasons for the Merger; Recommendation

      Our board of directors believes that the terms of the merger agreement are fair to, and in the best interests of, our shareholders and us. Accordingly, our board of directors has unanimously approved the merger agreement and recommends that our shareholders vote "FOR" approval of the merger proposal. In the course of reaching its determination, our board of directors consulted with senior management, Manatt, Phelps & Phillips, LLP, our legal counsel, with respect to the terms of the merger agreement and their legal and fiduciary duties and Griffin, its financial advisor, with respect to the financial aspects and fairness of the merger from a financial point of view.

      The following discussion of the information and factors considered by our board is not intended to be exhaustive, but does include the material factors considered. Furthermore, the order of the factors should not be construed as to any particular weight given to such factor in our board's decision process. In reaching its determination that the merger is fair to, and in the best interests of, our shareholders and us, our board considered a number of factors, including, without limitation, the following:

      - the value of the merger consideration compared to historical and recent market prices of our common stock, which represented a premium of approximately __% over the price at which our common stock traded on May 5, 2004, the last date on which such shares were traded before the announcement of the merger agreement;

      - the ability of our shareholders who receive FNB common stock in the merger to participate as shareholders in any potential future growth of FNB and to participate in a larger, more financially diverse organization;

      - the current and prospective environment in which we operate, including general economic conditions, competition in our business segments and our geographic market, increasing regulatory burdens and costs facing financial institutions, the continuing consolidation and diversification of products and services in the banking industry and the likely effect of the foregoing factors on our potential growth and profitability if we were to remain independent;

      - our board of directors' familiarity with and review of our business, results of operations, financial condition, management, competitive positions and future prospects and the nature of the industry in which we operate;

      - the strategic options available to us and our board's assessment that none of these options, including remaining independent, is likely to present an opportunity to create value for our shareholders that is equal to or greater than that created by the proposed merger with FNB;

      - our board of directors' review of the historical market prices of our common stock compared to the merger consideration to be received by our shareholders, the result of which indicated that the merger will provide holders of our common stock with the opportunity to receive a premium over the historical trading prices for their shares;

      - our small stock market float and the consequent difficulty that holders of large amounts of our shares would have in selling their holdings in the public market over a relatively short period of time and without depressing the market price of our common stock, were we to remain an independent public company;

      - the liquidity of FNB's stock, thereby giving shareholders who receive stock in the transaction the ability to diversify their holdings should they so desire;

      - the tax-free nature of the merger consideration for our shareholders who receive FNB common stock in the merger and their ability to recognize additional value through an increased cash dividend per share equivalent;

      - information concerning the financial performance, financial condition and business operations of FNB;

      - the terms of the merger agreement, which provide our board with the ability to respond to, and to accept, an unsolicited offer that is determined by our board to be superior to the merger, if necessary, to comply with our board's fiduciary duties to our shareholders under applicable law;

      - the financial presentation of Griffin, our independent financial advisor, and their opinion, as of the date of such opinion, that the merger consideration was fair from a financial point of view to the holders of our common stock (see " -- Opinion of Our Financial Advisor");

      - the closing conditions in the merger agreement and the likelihood that the merger would be approved by the requisite regulatory authorities and that the merger agreement would be approved and adopted by our shareholders; and

      -     the commitment by FNB to our employees and the communities we serve.

      In addition to taking into account the foregoing factors, our board also considered the following potentially negative factors in reaching its decision to approve the merger agreement:

      - the possibility that we would be substantially more profitable than expected or that another acquiror would be willing to pay a higher price sometime in the future;

      - the possible effect of the public announcement of the merger on the continuing commitment of our management, employees and customers pending the consummation of the merger;

      - the fact that our shareholders who receive cash in the merger will not participate as shareholders in any potential future growth of FNB and will recognize gain to the extent that the cash received exceeds their basis in their shares;

      - the possibility that the anticipated benefits of the merger to our shareholders may not be realized as a result of FNB's execution of its business plan, economic conditions and potential difficulties in integrating the two companies and their operations;

      - the fact that the fixed exchange ratio could result in less consideration being paid in the event FNB's stock price drops between the date of the merger agreement and the closing of the transaction; and

      - the significant costs involved in connection with consummating the merger, the substantial management time and effort required to effectuate the merger and to integrate our business with FNB, and the related disruption to our business.

      The foregoing discussion of the information and factors considered by our board includes the primary material factors that our board considered. In view of the variety of factors considered in connection with its evaluation of the merger, our board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, although individual directors may have given different weights to different factors. Our board considered all of the factors as a whole, and considered the factors in their totality to be favorable to and to support the decision to approve the merger agreement and the merger and to recommend their approval by our shareholders.

      Our board of directors also considered the potential benefits to certain executive officers and directors discussed in the section entitled "Interests of Our Directors and Executive Officers in the Merger," including change-in-control severance agreements for certain officers of Slippery Rock Bank and a separation, consulting and non-competition agreement with our president.

      Finally, as noted above, one of the factors considered by our board of directors was our ability under the terms of the merger agreement to respond to an unsolicited offer under certain circumstances. Since the announcement of the merger agreement, we have not received any proposals with respect to any other possible business combination.

Opinion of Our Financial Advisor

      On March 7, 2004, we engaged Griffin to serve as our financial advisor in connection with a possible sale or merger transaction with a strategic partner. Griffin acted as financial advisor to us in connection with the proposed merger and participated in certain negotiations leading to the execution of the merger agreement, but the decision as to whether to accept the FNB proposal and the pricing of the merger was made by our board of directors. On April 28, 2004, our board of directors held a special meeting to evaluate our proposed merger with and into FNB. At this meeting, Griffin reviewed certain of the financial aspects of the proposed merger and presented the results of certain analyses to our board and indicated that Griffin would be prepared to provide an opinion that the proposed consideration from FNB was fair to us and our shareholders from a financial point of view. Griffin subsequently provided a written opinion, dated June 9, 2004 to our board of directors, that, based on the assumptions, factors, and limitations set forth in the opinion, the merger consideration proposed to be paid in the transaction is fair from a financial point of view to us and our shareholders.

      We have the right, during the two-day period following the date of receipt of the last regulatory approval of the merger, to terminate the merger agreement if the average closing price of FNB common stock for the 20 consecutive trading days ending on the trading day immediately preceding such date is less than $15.38 (representing a 20% decline from the $19.23 closing sales price of FNB common stock on May 7,
2004) and the decline in the average final price of FNB common stock since May 7, 2004 is at least 20% (as further explained in the merger agreement) greater than the change during the same period in the Nasdaq Bank Index. It is not possible to know until such date if the average final price will be less than $15.38 or if any decline in the price of FNB common stock will be 20% greater than the change in the Nasdaq Bank Index. Griffin cannot predict whether or not our board would exercise its right to give notice to FNB that we desired to terminate the merger agreement, if these conditions were met. Griffin's opinion does not address the fairness from a financial point of view of the merger consideration if the above price conditions have been met and our board does not terminate the merger agreement. See "The Merger Agreement --Amendment, Waiver and Termination of the Merger Agreement" on page ____.

      The full text of Griffin's written opinion is included as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. The opinion outlines the processes Griffin followed, the assumptions Griffin made, the matters Griffin considered and the qualifications and limitations set forth in Griffin's opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. You are urged to, and should read this opinion carefully and in its entirety. Griffin's opinion speaks only as of its date. Griffin's opinion is directed solely to our board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be paid in the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to you as to how you should vote at our special meeting on the merger or as to whether you should elect FNB common stock or cash. Griffin's opinion will not reflect any developments that may occur after the date of its opinion and prior to the completion of the merger. We do not currently expect that we will request an updated opinion from Griffin.

      For purposes of providing its opinion, Griffin has:

      (i) reviewed certain publicly available financial statements and other information of FNB and us, respectively, which Griffin believed to be relevant;

      (ii) reviewed certain internal financial statements and other financial and operating data concerning each of FNB and us, including financial forecasts and profit plans prepared by the management of FNB and us, respectively;

      (iii) reviewed the formal agreement, dated October 15, 2002, between Slippery Rock Bank and the OCC and discussed with our management the implications of the formal agreement on our future financial performance;

      (iv) discussed the past and current operations and financial condition and the prospects of each of FNB and us with senior executives of FNB and us, respectively, including with respect to FNB (x) the potential impact on FNB of the merger, including potential cost savings, synergies and other strategic, financial and operational benefits that management of FNB expects to realize from our combination with FNB and (y) the forecasted impact of the proposed merger on the future financial performance of FNB;

      (v) reviewed the publicly reported historical price and trading activity for our common stock and FNB common stock, including a comparison of certain financial and stock market information for FNB and us with similar publicly available information for certain other financial institutions the securities of which are publicly traded;

      (vi) reviewed earnings per share consensus estimates for FNB for the years ending December 31, 2004 and 2005 published by Thomson First Call;

      (vii) reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions between financial institutions that Griffin viewed as comparable;

      (viii) participated in discussions and negotiations between FNB and us;

      (ix) reviewed the merger agreement (including the schedules and exhibits thereto);

      (x)   considered the competitive environment for financial institutions;
and

      (xi) performed market value, comparable company, selected reference transaction and pro forma merger analyses.

      In connection with its reviews and analyses and in providing its opinion, Griffin assumed and relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by it for the purposes of rendering its opinion, without independent verification. Griffin also relied upon assurances from management of FNB and us that they are not aware of any facts and circumstances that would cause such information to contain a misstatement or omission of a fact material to Griffin's opinion. With respect to financial and operating forecasts and profit plans, including the synergies, cost savings and other strategic, financial and operational benefits to be realized in connection with the completion of the merger, Griffin has assumed that such financial and operating forecasts reflect the best available estimates and judgments of the future financial performance of FNB, after giving effect to the merger, and were based on reasonable assumptions, estimates and judgments of management. Griffin also relied upon the advice FNB and we have each received from their and our legal counsel, tax advisors, and independent public accountants as to all legal, tax and accounting matters relating to the merger, including without limitation, that the merger will be treated as a tax-free reorganization for federal income tax purposes to the extent indicated in "Material Federal Income Tax Consequences of the Merger" on page ____. Griffin assumed that the transaction will be completed in accordance with the terms of the merger agreement and all laws and regulations applicable to FNB and us and that in the course of obtaining the necessary regulatory approvals or other approvals of the merger, no restrictions will be imposed that may have a material adverse effect on the future results of operations or financial condition of FNB, us or the combined entity, as the case may be, or on the contemplated benefits of the merger. Griffin did not make an independent valuation or appraisal of either FNB or us or their or our assets or liabilities (including any hedge, swap, foreign exchange, derivative or off-balance sheet assets or liabilities), nor has it been furnished with any such appraisals and Griffin has not made any independent review of the loans, loan loss reserves or reviewed any individual loan credit files of Slippery Rock Bank or FNB Bank. Griffin also assumed that the published estimates of third party research analysts constitute a reasonable basis upon which to evaluate the future financial performance of FNB. In addition, Griffin did not conduct a physical inspection of any of the properties or facilities of FNB or us. Griffin is not expressing an opinion as to what the value of FNB common stock will actually be when issued or the price at which FNB common stock will trade at any time or whether FNB will realize the specific strategic objectives and benefits of the merger. Griffin's opinion does not address the relative merits of the merger compared to any other business strategy that might exist for us, nor does it address our underlying business decision to engage in the merger.

      Griffin's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Griffin assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement have not been nor will be waived. Griffin also assumed that there had been no material change in our or FNB's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Griffin. In providing its opinion, Griffin does not admit that it is an expert within the meaning of the term "expert" as used within the Securities Act of 1933, which we sometimes refer to as the "Securities Act" in this proxy statement/prospectus and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

Summary of Analyses by Griffin

      The following is a summary of the material analyses undertaken by Griffin in connection with its written opinion, dated as of June 9, 2004. The summary is not a complete description of the analyses underlying Griffin's opinion or the presentations made by Griffin to our board, but summarizes the material analyses performed in connection with such presentations and its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Griffin did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Griffin believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion. The tables alone do not provide a complete description of the financial analyses.

      The earnings projections for each of FNB and us used and relied upon by Griffin in its analyses were based upon internal financial projections provided by each company. With respect to such financial projections and all estimates of transaction costs, purchase accounting adjustments and expected cost savings and synergies relating to the merger we furnished to Griffin, our management has confirmed to Griffin that they reflect the best currently available estimates and judgments of management of the future financial performance of FNB and us on a combined basis, and Griffin assumed for purposes of its analyses that such performances would be achieved. Griffin expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections for each of FNB and us were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Griffin in its analyses, were based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

      In performing its analyses, Griffin also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of FNB and us. The estimates set forth in Griffin's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, no company, transaction, or business used in Griffin's analyses as a comparison is identical to FNB or us or the merger. Thus, Griffin's analyses and opinion are necessarily subjective.

      Griffin prepared its analyses solely for review by our board in connection with its evaluation of possible transactions with strategic partners, including the proposed transaction with FNB. Our board of directors considered Griffin's analyses at its April 28,

2004 board meeting. Griffin's financial analyses were only one of the many factors considered by our board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Griffin's analyses do not reflect the value of our common stock or FNB's common stock or the prices at which our common stock or FNB's common stock may be sold at any time. For purposes of providing its opinion on the date thereof, Griffin reviewed certain of the procedures it had performed in connection with its engagement as our financial advisor and updated its analyses.

      Financial Terms of the Merger. Griffin reviewed the financial terms of the proposed transaction. Based upon the closing price of FNB's common stock on June __, 2004 of $19.88 (the last practicable trading day before the printing of this proxy statement/prospectus) and the exchange ratio of 1.41, and assuming that 3,276,554 shares of FNB common stock are issued to holders of our common stock in exchange for 2,323,797 shares of our common stock and 407,335 shares of Slippery Rock common stock are exchanged for $28.00 per share in cash, Griffin calculated an implied transaction value of approximately $28.03 per Slippery Rock share and an implied aggregate transaction value of approximately $78.5 million. The implied aggregate transaction value was based upon 2.73 million shares of our common stock outstanding as of March 31, 2004, plus the value of outstanding options to purchase 190,147 shares of our common stock calculated using $28.00 per share less a weighted average exercise price of $16.43 per share. Griffin noted that the transaction value represented a 53% premium over the May 5, 2004 closing sales price of our common stock of $18.40 per share, the last trading day prior to the announcement of the proposed merger.

      Peer Group Analysis. Using publicly available information, Griffin compared the financial condition, performance and market value measures of FNB to the following 13 Pennsylvania-based financial institutions:

      -     Citizens & Northern Corporation;

      -     Community Banks, Inc.;

      -     First Commonwealth Financial Corporation;

      -     Fulton Financial Corporation;

      -     Harleysville National Corporation;

      -     National Penn Bancshares, Inc.;

      -     Omega Financial Corporation;

      -     PennRock Financial Services Corp.;

      -     Pennsylvania Commerce Bancorp, Inc.;

      -     Royal Bancshares of Pennsylvania, Inc.;

      -     Sterling Financial Corporation;

      -     Susquehanna Bancshares, Inc.; and

      -     Univest Corporation of Pennsylvania.

      Griffin compared FNB's financial condition, performance and market value measures to the median and mean statistics of this reference group of banks selected by Griffin as of June 9, 2004. The FNB ratios were based on data obtained from SNL Financial and include certain adjustments and assumptions related to FNB's spin-off transaction which occurred on January 1, 2004. For purposes of such analysis, the financial information used by Griffin was as of and for the twelve months ended March 31, 2004. Stock price data was as of June 9, 2004. Certain financial information prepared by Griffin, and as referenced in the tables presented below, may not correspond to the data presented in FNB's and our historical financial statements as a result of different assumptions and methods used by Griffin to compute the financial data presented:

                                                                          FNB Peer       FNB Peer
                                                                           Group          Group
                                                               FNB(1)      Median          Mean
                                                             ------        ------        ------
Tangible Equity & Trust Preferred Sec./Tangible Assets         7.40%         9.50%         9.58%
Borrowings/Assets                                             21.72%        17.08%        17.50%
Loans/Deposits                                                97.79%        87.51%        85.15%
Loan loss reserve/Loans                                        1.43%         1.25%         1.38%
Non-performing assets/Assets                                   0.51%         0.39%         0.44%
Loan loss reserve/Non-performing assets                      176.51%       238.14%       270.64%

Return on average equity                                       9.99%        14.69%        14.24%
Return on average assets                                       0.71%         1.40%         1.35%
Net interest margin                                            4.07%         3.84%         3.90%
Yield on earning assets                                        5.87%         5.54%         5.64%
Cost of funds                                                  2.04%         2.06%         2.14%
Noninterest income/Operating revenue                          30.09%        26.00%        24.58%
Noninterest income/Average assets                              1.54%         1.13%         1.16%
Noninterest expense/Average assets                             3.88%         2.71%         2.81%
Efficiency ratio                                              74.04%        58.20%        58.20%

-------
(1) This data includes results of FNB's Florida operations prior to the January 1, 2004 spin-off. Please refer to Selected Consolidated Historical Data of FNB on page 16.

Price/Trailing 12-month earnings per share                   18.27x        16.18x        16.35x
Price/Book value per share                                   368.12%       222.34%       216.37%
Price/Tangible book value per share                          436.17%       245.74%       246.57%
Dividend yield                                                 4.72%         3.28%         2.98%

      Selected Reference Transaction Analysis. Griffin reviewed publicly available information related to certain bank transactions that it selected and believed to be comparable to the merger. These transactions included acquisitions of commercial banks with between $250 million and $500 million in assets in Pennsylvania and Ohio announced between January 1, 2000 and June 9, 2004. These transactions included:

       Acquiror                                          Acquired Company

WesBanco Inc.                                       Western Ohio Financial Corp.

Community Bank System Inc.                          First Heritage Bank

National Penn Bancshares, Inc.                      Peoples First, Inc.

Community Bank System, Inc.                         Grange National Banc Corp.

National Penn Bancshares, Inc.                      FirstService Bank

First Merchants Corp.                               CNBC Bancorp, Inc.

S&T Bancorp, Inc.                                   Peoples Financial Corp.

Berkshire Financial Holdings, Inc.                  USA BancShares.com Inc.

Promistar Financial Corp.                           FNH Corp.

United Community Fin'l Corp.                        Industrial Bancorp, Inc.

      For these selected merger transactions, Griffin used publicly available financial information, including information from SNL Financial's online databases to determine:

      - The multiples of the transaction price per share to publicly-disclosed earnings per share for the latest twelve months ("LTM") at the time of announcement;

      - The multiples of the transaction price per share to book value per share using the acquired companies' most recent publicly disclosed financial statements at the time of announcement of the transaction;

      - The multiples of the transaction price to total assets using the acquired companies' most recent publicly disclosed financial statements at the time of announcement of the transaction; and

      - The implied tangible book premium to core deposits (defined as total deposits less certificates of deposit greater than $100,000) using the acquired companies' most recent publicly disclosed financial statements at the time of announcement of the transaction.

      Transaction multiples for the transaction were derived from the $28.03 per share transaction value and financial data for us as of March 31, 2004. Griffin compared these results with announced transaction multiples. The results of the analysis are set forth in the following table:

                               Price/      Price/      Price/        Premium/
                              LTM EPS       Book       Assets     Core Deposits
                                (x)         (%)         (%)            (%)
                              -------      ------      ------     -------------
Pennsylvania/Ohio Median       20.29       222.00      22.87          20.00
Pennsylvania/Ohio Mean         21.64       214.65      21.04          18.22
FNB/Slippery Rock              40.04       244.38      23.59          20.17

      Pro Forma Merger Analysis. Griffin analyzed certain potential forecasted effects of the merger, assuming the following: (1) the transaction closes in the fourth quarter of 2004, (2) 3,276,554 shares of FNB common stock are issued to holders of our common stock in exchange for 2,323,797 shares (representing a common stock exchange ratio of 1.41 shares of FNB common stock per share of our common stock) and 407,335 shares of our common stock are exchanged for $28.00 per share in cash, (3) all outstanding options to purchase our common stock are converted into options to purchase a number of shares of FNB common stock equal to the number of shares of our common stock subject to the options multiplied by 1.41, (4) without independent review by us of underlying data or assumptions for accuracy or reasonableness, all purchase accounting adjustments, transaction costs and cost savings are as estimated by our senior management and (5) without independent review by us of underlying data or assumptions for accuracy or reasonableness, the operating performance of the combined companies will be as forecasted by such senior management. The analysis indicated that for the year ending December 31, 2005, the first full year after the closing of the transaction, the transaction should be accretive to FNB's projected earnings per share. The actual results achieved by the combined company may vary from projected results and the variations may be significant.

      Fees Payable by Us to Our Financial Advisor. We have agreed to pay Griffin a fee in connection with the merger of 1% of total transaction value, of which $197,990 has been paid. An additional payment of $197,990 is payable upon approval of the merger proposal by our shareholders and the balance of Griffin's fee is payable upon closing of the merger. We have also agreed to reimburse certain of Griffin's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Griffin and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under the federal securities laws.

      Griffin has previously provided financial advisory services to Slippery Rock and has received customary fees for the rendering of such services.

Structure of the Merger and the Merger Consideration

      Structure. Subject to the terms and conditions of the merger agreement, and in accordance with Pennsylvania and Florida law, at the completion of the merger, we will merge with and into FNB. FNB will be the surviving corporation and will continue its corporate existence under the laws of the State of Florida. Immediately thereafter, Slippery Rock Bank, our wholly owned subsidiary, will merge with and into FNB Bank, a wholly owned subsidiary of FNB. Each share of our common stock issued and outstanding at the effective time of the merger will be converted into either cash or shares of FNB common stock.

      When the merger is completed, our separate corporate existence will terminate. FNB's certificate of incorporation will be the certificate of incorporation of the combined company, and FNB's bylaws will be the bylaws of the combined company. See "Comparison of Shareholder Rights" beginning on page
__.

      The board of directors of FNB will continue as the board of directors of the combined company. The board of directors of FNB Bank will continue as the board of directors of the combined bank, except that at the completion of the merger, FNB will appoint to the board of directors of FNB Bank two current members of our board of directors, as mutually agreed upon by FNB and us. See " -- Board of Directors of FNB and FNB Bank Following the Merger" beginning on page __.

      Based on information as of the record date, upon completion of the merger, holders of FNB common stock will own approximately ___% of, and holders of our common stock will own approximately ___% of, the outstanding FNB common stock.

      Merger Consideration. The merger agreement provides that at the effective time of the merger each share of our common stock issued and outstanding immediately prior to the effective time, other than shares held by FNB and shares as to which appraisal rights are perfected, will be converted into either:

      -     $28.00 in cash; or

      -     1.41 shares of FNB common stock.

      You may elect whether you want to receive all FNB common stock, all cash or a combination of cash and FNB common stock in exchange for the shares of our common stock that you hold. However, your election is subject to possible proration because the allocation procedures in the merger agreement provide that 15% of the shares of our common stock will be exchanged for cash and 85% of the shares of our common stock will be exchanged for shares of FNB common stock, although FNB has the option of increasing the amount of FNB common stock it issues in the merger if our shareholders elect to receive more than 85% of the merger consideration in FNB common stock. The actual allocation of cash and FNB common stock will be dependent on the elections made by our shareholders and may result in your receiving a combination of FNB common stock and cash regardless of your choice. See " - Election Procedure" beginning on page ___.

      Since the market value of FNB common stock may fluctuate due to a variety of factors and the exchange ratio of 1.41 shares of FNB common stock for each share of our common stock is fixed, no assurance can be given that the value of
1.41 shares of FNB common stock received in the merger will be substantially equivalent to $28.00 in cash. In addition, no assurance can be given that the value of 1.41 shares of FNB common stock received by a Slippery Rock shareholder at the effective time of the merger will be substantially equivalent to the value of 1.41 shares of FNB common stock at the time of the vote to approve the merger proposal or at the time you elect the form of merger consideration you want to receive. As the market value of FNB common stock fluctuates, the value of 1.41 shares of FNB common stock that you will receive will correspondingly fluctuate, and may be greater or less than $28.00 in cash.

      If, between the date of the merger agreement and the effective time of the merger, shares of FNB common stock are changed into a different number or class of shares by reason of any reclassification, split-up, combination, exchange of shares or readjustment, or a stock dividend is declared with a record date within that period, appropriate adjustments will be made to the per share cash consideration and the per share stock consideration.

      Fractional Shares. No fractional shares of FNB common stock will be issued to you upon completion of the merger. For each fractional share that you would otherwise be entitled to receive, FNB will pay cash in an amount, rounded to the nearest cent, equal to the product of the number of fractional shares held by you multiplied by the average closing price of FNB common stock for the 20 consecutive trading-day period ending on the date the last required regulatory approval for the merger is obtained, without regard to any required waiting periods. No interest will be paid or accrued on cash payable in lieu of fractional shares of FNB common stock nor will any holder of fractional shares be entitled to dividends or other rights in respect of such fractional shares.

      Treasury Shares. Upon consummation of the merger, any shares of our common stock held by us or any of our subsidiaries or by FNB or any of its subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted in good faith, will be cancelled and retired and no merger consideration will be given with respect to those shares.

      Dissenting Shares. If you perfect appraisal rights under Pennsylvania law, and you are therefore entitled to be paid the fair value of your shares as provided for under Pennsylvania law, you will not be entitled to receive the merger consideration, unless and until you have withdrawn or lost your appraisal rights.

Election Procedure

      Subject to the allocation process described in the next section, you will have the right to elect to receive in exchange for your shares of our common stock:

      -     all cash,

      -     all shares of FNB common stock, or

      -     a combination of cash and shares of FNB common stock.

      In our discussion, we refer to each of these three possible elections as the "all cash election," the "all stock election" and the "combination election," respectively.

      All Cash Election. If you choose the all cash election, you will receive $28.00 in cash for each share of our common stock you hold, subject to the allocation mechanism described below. In our description below, we refer to the shares held by a Slippery Rock shareholder who has made an all cash election as "cash election shares."

      All Stock Election. If you choose the all stock election, you will receive
1.41 shares of FNB common stock for each share of our common stock you hold, subject to the allocation mechanism described below. In our description, we refer to the shares held by a Slippery Rock shareholder who has made an all stock election as "stock election shares."

      Combination Election. If you choose the combination election, you will receive (i) 1.41 shares of FNB common stock for each share of our common stock you hold for which you elected to receive FNB common stock and (ii) $28.00 in cash for each remaining share of our common stock you hold, subject to the allocation mechanism described below. If you choose the combination election, you will able to specify the number of shares of our common stock you want converted into shares of FNB common stock. All shares of our common stock for which you do not elect to receive FNB common stock will be converted into cash, subject to the allocation mechanism described below.

      Undesignated Shares. Any shares of our common stock, other than shares for which appraisal rights have properly been perfected under Pennsylvania law and treasury shares, with respect to which the exchange agent does not receive an effective, properly completed election form prior to the election deadline will be deemed "undesignated shares." If you hold shares of our common stock that are deemed to be undesignated shares, you will receive $28.00 in cash for each share of our common stock you hold unless there is an oversubscription of the cash consideration, in which case you may receive 1.41 shares of FNB common stock for some or all of your shares of our common stock. See "-- Allocation of FNB Common Stock and Cash" below.

      For example, assuming you hold 100 shares of our common stock, if you made:

      - an all stock election, you will receive approximately 141 shares of FNB common stock;

      -     an all cash election, you will receive approximately $2,800 in cash;
            or

      -     a combination election, you will receive:

            - assuming an election of 75% cash and 25% stock, approximately $2,100 in cash and 35 shares of FNB common stock (and cash in lieu of any fractional share);

            - assuming an election of 50% cash and 50% stock, approximately $1,400 in cash and 70 shares of FNB common stock (and cash in lieu of any fractional share); or

            - assuming an election of 75% stock and 25% cash, approximately $700 in cash and 105 shares of FNB common stock (and cash in lieu of any fractional share).

      The actual allocation of cash and stock will be subject in each case to the allocation procedures described under the heading "-- Allocation of FNB Common Stock and Cash" below.

      Under the terms of the merger agreement, 15% of the shares of our common stock will be exchanged for cash and 85% of the shares of our common stock will be exchanged for FNB common stock, unless FNB exercises its option to increase the number of shares of FNB common stock issued in the merger in the case of a stock oversubscription. Accordingly, there is no assurance that you will receive the form of the merger consideration that you elect with respect to all of your shares of our common stock. If the elections of our shareholders result in an oversubscription for the available pool of FNB common stock or cash, the procedures for allocating FNB common stock and cash to be received by our shareholders will be followed by the exchange agent. See the section entitled "-- Allocation of FNB Common Stock and Cash" below.

      Election Form. The merger agreement provides that 35 days prior to the anticipated date of completion of the merger, or on a different date mutually agreed upon by FNB and us, an election form and other appropriate and customary transmittal materials will be mailed by, or on behalf of, FNB to you. Each election form will allow you to elect to receive:

      - 1.41 shares of FNB common stock for each share of our common stock you hold;

      -     $28.00 in cash for each share of our common stock you hold; or

      - 1.41 shares of FNB common stock for each share of our common stock you hold for which you elected to receive FNB common stock and $28.00 in cash for each remaining share of our common stock you hold.

      The form of election will be mailed to you if you are a holder of record as of the close of business on the fifth business day prior to the mailing date. In our discussion, we refer to this date at the "election form record date." FNB will also make election forms available to persons who become holders of our common stock subsequent to the election form record date and prior to the election deadline.

      If you wish to elect the type of merger consideration you will receive in the merger, you should carefully review and follow the instructions set forth in the election form. Shares of our common stock as to which you have not made a valid election prior to the election deadline, which is 5:00 p.m. on the 30th day following the mailing date, will be deemed undesignated shares.

      An election will have been properly made and effective only if the exchange agent has actually received a properly completed election form that has not been revoked by the election deadline. An election form will be properly completed only if an election is indicated for each share of our common stock covered by such election form and accompanied by one of more certificates representing all shares of our common stock covered by the election form (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates), together with duly executed transmittal materials included in or required by the election form.

      You may revoke your election form prior to the election deadline, provided that the exchange agent actually receives a written notice from you revoking your election form and specifying the shares of our common stock covered by such revoked election form prior to the election deadline. In the event an election form is revoked prior to the election deadline, the shares of our common stock represented by such revoked election form will automatically become undesignated shares unless and until a new election is properly made with respect to such shares of our common stock on or before the election deadline. In the event of a revocation of an election, FNB will cause the certificates representing such shares of our common stock to be promptly returned without charge to the person submitting the revoked election form upon request to that effect from the holder who submitted such election form.

      The exchange agent will have reasonable discretion to determine whether any election or revocation has been properly or timely made and to disregard immaterial defects in the election forms, and any decisions of Slippery Rock and FNB required by the exchange agent and made in good faith in determining such matters will binding and conclusive. Neither FNB nor the exchange agent will be under any obligation to notify any person of any defects in an election form.

Allocation of FNB Common Stock and Cash

      Under the terms of the merger agreement, 15% of our shares of common stock will be exchanged for cash and 85% of our shares of common stock will be exchanged for FNB common stock. Accordingly, there is no assurance that you will receive the form of merger consideration that you elect with respect to all shares of our common stock you hold. If the elections of all of shareholders result in an oversubscription of the available pool of cash or FNB common stock, the exchange agent will allocate between the cash and shares of FNB common stock to be received by you in the manner described below.

      If the aggregate number of shares of FNB common stock that would be issued in the merger is approximately equal to 3,276,554, subject to adjustment pursuant to the merger agreement, then:

      - if you made an all cash election, you will receive $28.00 in cash for each share of our common stock you hold;

      - if you made an all stock election, you will receive 1.41 shares of FNB common stock for each share of our common stock you hold;

      - if you made a combination election, you will receive 1.41 shares of FNB common stock per share of our common stock you hold for which you elected to receive FNB common stock and $28.00 in cash for each remaining share of our common stock you hold; and

      - if you hold undesignated shares, you will be deemed to have made an all cash election and will receive $28.00 in cash for each share of our common stock you hold, subject to the allocation provisions in the merger agreement.

      Oversubscription of the Stock Consideration. If the aggregate number of shares of FNB common stock that would be issued in the merger exceeds, and is not approximately equal to, 3,276,554, subject to adjustment pursuant to the merger agreement, FNB may issue such number of its shares of common stock even though more than 3,276,554 shares of its common stock would be issued. However, FNB also has the right not to issue more than 3,276,554 shares of its common stock. If FNB chooses not to issue more than 3,276,554 shares of its common stock, then:

      - if you made an all cash election, you will receive $28.00 in cash for each share of our common stock you hold;

      - if you hold undesignated shares, you will be deemed to have made an all cash election and you will receive $28.00 in cash for each share of our common stock you hold;

      - if you made a combination election, you will receive the following for the shares of our common stock you hold for which you elected to receive FNB common stock:

            - a number of shares of FNB common stock equal to the product of the following: (i) 1.41, (ii) the sum of the number of shares of our common stock as to which you made a stock election and the number of shares of our common stock for which FNB common stock was elected in connection with combination elections and
                  (iii) the stock proration factor; and

            - cash in an amount equal to the product of the following: (i) $28.00, (ii) the sum of the number of shares of our common stock with respect to which all stock elections were made and the number of shares of our common stock for which FNB common stock was elected in connection with combination elections and
                  (iii) one minus the stock proration factor; and

      - if you made a combination election, you will receive $28.00 in cash for each of the remaining shares of our common stock you hold;

      - if you made an all stock election, you will receive the following for each share of our common stock you hold:

      - a number of shares of FNB common stock equal to the product of the following: (i) 1.41, (ii) the sum of the number of shares of our common stock with respect to which all stock elections were made and the number of shares of our common stock for which FNB common stock was elected in connection with combination elections and (iii) the stock proration factor; and

      -     cash in an amount equal to the product of the following: (i) $28.00,
            (ii) the sum of the number of shares of our common stock with respect to which all stock elections were made and the number of shares of our common stock for which FNB common stock was elected in connection with combination elections and (iii) one minus the stock proration factor.

      The stock proration factor will be calculated by dividing (i) 3,276,554 by
(ii) the product of (x) 1.41 and (y) the sum of the number of shares of our common stock with respect to which all stock elections were made and the number of shares of our common stock for which FNB common stock was elected in connection with combination elections.

      Oversubscription of the Cash Consideration. If the aggregate number of shares of FNB common stock that would be issued in the merger is less than, and is not approximately equal to, 3,276,554, subject to adjustment pursuant to the merger agreement, then:

      - if you made an all stock election, you will receive 1.41 shares of FNB common stock for each share of our common stock you hold;

      - if you made a combination election will receive 1.41 shares of FNB common stock for each share of our common stock you hold for which you elected to receive FNB common stock;

      - the exchange agent will then select by random from among the undesignated shares (other than shares for which appraisal rights have properly been perfected under Pennsylvania law) a sufficient number of shares such that aggregate number of shares of FNB common stock that would be issued in the merger equals as closely as possible to 3,276,554, subject to adjustment pursuant to the merger agreement;

      - if the sum of the undesignated shares plus the shares of our common stock as to which all stock elections were made plus the number of shares of our common stock for which FNB common stock was elected in connection with combination elections multiplied by 1.41 is less than, and not approximately equal to, 3,276,554 shares of FNB common stock, then (i) each shareholder who made a combination election will receive the following for each share of our common stock they hold for which they elected to receive cash and (ii) each shareholder who made an all cash election will receive the following for each share of our common stock they hold:

            - cash in an amount equal to the product of (i) $28.00, (ii) the sum of the number of shares of our common stock with respect to which all cash elections were made and the number of shares of our common stock for which cash was elected in connection with combination elections and (iii) one minus the cash proration factor; and

            - the number of shares of FNB common stock equal to the product of (i) 1.41, (ii) the sum of the number of shares of our common stock with respect to which all cash elections were made and the number of shares of our common stock for which cash was elected in connection with combination elections and
                  (iii) the cash proration factor.

      The cash proration factor will be calculated by dividing (i) the amount that is the difference between (x) the number obtained by dividing 3,276,554 by
1.41 and (y) the sum of the number of shares of our common stock with respect to which all stock elections were made, the number of shares of our common stock for which FNB common stock was elected in connection with combination elections and the number of undesignated shares selected pursuant to the second preceding bullet point by (ii) the sum of the number of shares of our common stock with respect to which all cash elections were made and the number of shares of our common stock for which cash was elected in connection with combination elections.

      No later than five business days prior to the effective time of the merger, FNB will cause the exchange agent to compute the allocation described above. The pro rata allocation process or the random selection process to be used by the exchange agent will consist of such procedures as FNB and we mutually determine.

      Because the United States federal income tax consequences of receiving cash, FNB common stock or both cash and FNB common stock will differ, you are urged to read carefully the information set forth under the section "Material Federal Income Tax Consequences of the Merger" and to consult your tax advisors for a full understanding of the tax consequences of the merger to you. In addition, because the value of 1.41 shares of FNB common stock can fluctuate during the election period, the economic value per share received by our shareholders who receive FNB common stock may, as of the date of receipt by them, be more or less than the $28.00 in cash received by our shareholders who received cash consideration.

Procedures for the Exchange of Shares of Our Common Stock

      Exchange Fund. At the effective time of the merger, FNB will deposit with the exchange agent certificates representing the shares of FNB common stock and cash to be exchanged for shares of our common stock.

      After the effective time of the merger, each holder of a Slippery Rock stock certificate (other than shares for which appraisal rights have properly been perfected under Pennsylvania law and treasury shares), who has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate) together with duly executed transmittal materials to the exchange agent, will be entitled to receive a certificate representing FNB common stock and/or cash in accordance with the election and allocation procedures described above. See "-- Election Procedure" beginning on page __ and "-- Allocation of FNB Common Stock and Cash" beginning on page __.

      Holders of our common stock should not submit their Slippery Rock stock certificates for exchange until they receive the transmittal instructions and an election form from the exchange agent.

      If your Slippery Rock stock certificate has been lost, stolen or destroyed, you may receive shares of FNB common stock if you make an affidavit of that fact. FNB may require that you post a bond in a reasonable amount as an indemnity against any claim that may be made against FNB with respect to the lost, stolen or destroyed Slippery Rock stock certificate.

      Until you exchange your Slippery Rock stock certificates, you will not receive any dividends or distributions in respect of any shares of FNB common stock you are entitled to receive in connection with the merger. Once you exchange your Slippery Rock stock certificates for FNB stock certificates, you will receive, without interest, any dividends or distributions with a record date after the effective time of the merger and payable with respect to your shares of FNB common stock, as well as any dividends with respect to our common stock declared before the effective time of the merger but unpaid.

      After completion of the merger, no transfers of our common stock issued and outstanding immediately prior to the completion of the merger will be allowed, except as required to settle trades executed prior to the completion of the merger. If certificates representing shares of our common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which such shares represented by that certificate have been converted.

      The exchange agent will issue a FNB stock certificate, or a check representing cash, in a name other than the name in which a surrendered Slippery Rock stock certificate is registered only if the surrendered Slippery Rock stock certificate is properly endorsed and otherwise in proper form for transfer and the person requesting such exchange either affixes any requisite stock transfer tax stamps to the surrendered certificate, provides funds for their purchase or establishes to the satisfaction of the exchange agent that such transfer taxes are not payable.

      Our stock certificates may be exchanged for cash and/or FNB stock certificates with the exchange agent for up to nine months after the completion of the merger. At the end of that period, any FNB stock certificates and cash will be returned to FNB. Any holders of our stock certificates who have not exchanged their certificates will then be entitled to look only to FNB to seek payment of their claim for cash and/or FNB common stock to be received as merger consideration.

      FNB or the exchange agent may be entitled to deduct and withhold from any amounts payable to any holder of shares of our common stock such backup withholding as is required under the Internal Revenue Code of 1986, as amended, or any state, local or foreign tax law or regulation. Any amounts that are withheld will be treated as having been paid to the holder of our common stock.

      Neither we nor FNB will be liable to any former holder of our common stock for any shares of FNB common stock or cash that is paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Resale of FNB Common Stock

      The shares of FNB common stock to be issued pursuant to the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any Slippery Rock shareholder who may be deemed to be either an affiliate of (i) FNB, at or after the effective time of the merger, for purposes of Rule 144 promulgated under the Securities Act or (ii) Slippery Rock, at the time of our special meeting, for purposes of Rule 145 promulgated under the Securities Act. Affiliates include persons who control, are controlled by or are under common control with Slippery Rock or FNB, as the case may be, and generally consist of executive officers, directors and 10% or greater shareholders.

      Rule 145 will restrict the sale of FNB common stock received in the merger by affiliates of Slippery Rock and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of Slippery Rock at the time of our special meeting, provided they are not affiliates of FNB at or following the effective time of the merger, may publicly resell any FNB common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of FNB common stock sold by them in any three-month period and the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to FNB as required by Rule 144.

      Persons who are affiliates of FNB after the effective time of the merger may publicly resell the shares of FNB common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144 and in a manner consistent with FNB's insider trading policy. At the present time, it is anticipated that only two affiliates of Slippery Rock will become directors of FNB Bank. Those individuals will become affiliates of FNB after the merger.

      The ability of affiliates to resell shares of FNB common stock received in the merger under Rules 144 or 145 as summarized above generally will be subject to FNB having satisfied its reporting requirements under the Securities Exchange Act of 1934, which we sometimes refer to as the "Exchange Act" in this proxy statement/prospectus, for specified periods prior to the time of sale. Affiliates also would be permitted to resell FNB common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the registration requirements of the Securities Act. Neither the registration statement of which this proxy statement/prospectus is a part nor this proxy statement/prospectus cover any resales of FNB common stock received by persons who may be deemed to be affiliates of FNB or Slippery Rock in the merger.

      We have agreed in the merger agreement to use our reasonable best efforts to identify each person who may be deemed to be our affiliate for purposes of Rule 145 and to cause such person to deliver to FNB, prior to the date of our special meeting, a written agreement intended to ensure compliance with the Securities Act in connection with the sale or other transfer of FNB common stock received in the merger.

Interests of Our Directors and Executive Officers in the Merger

      In considering the recommendation of our board of directors that you vote in favor of the approval of the merger proposal, you should be aware that some of our executive officers and directors have interests in the merger that are different from, or in addition to, your interests as our shareholders. Our board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.

      These interests relate to or arise from, among other things:

      - the continued indemnification of our current directors and executive officers under the merger agreement and providing these individuals with directors' and officers' insurance;

      - the anticipated execution of a separation and release agreement between us and William C. Sonntag, our President and Chief Executive Officer;

      - the anticipated execution of business development and retention agreement between FNB and Mr. Sonntag;

      - the anticipated execution of a non-competition agreement between FNB and Mr. Sonntag;

      - the potential receipt of severance payments pursuant to key employee severance agreements; and

      - two members of our board of directors will be appointed to FNB Bank's board of directors.

      Indemnification and Directors' and Officers' Insurance. FNB has agreed in the merger agreement that for six years following the effective time of the merger, FNB will indemnify and hold harmless, each of our present and former directors, officers and employees of us and of our subsidiaries, determined as of the effective time of the merger, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, arising out of matters existing or occurring at or prior to the effective time of the merger (including the transactions contemplated by the merger agreement), whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that the person would have been indemnified pursuant to (i) our articles of incorporation and bylaws and (ii) any agreement, arrangement or understanding disclosed by us to FNB, in each case as in effect on the date of the merger agreement.

      FNB has also agreed in the merger agreement that for a period of six years after the effective time of the merger, it will cause the persons serving as our directors and officers immediately prior to the effective time of the merger to be covered by the directors' and officers' liability insurance policy we currently maintain. FNB is permitted to provide a substitute insurance policy of at least the same coverage and amounts that contains terms and conditions that are not materially less advantageous than the insurance policy we presently maintain. In no case, however, will FNB be required to expend in any one year an amount in excess of 150% of the annual premium currently paid by us for such insurance (the "Insurance Amount"). If FNB is unable to maintain or obtain such insurance for the Insurance Amount, then FNB will use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

      Separation and Release Agreement with William C. Sonntag. Slippery Rock and William C. Sonntag, our President and Chief Executive Officer, are expected to enter into a separation and release agreement at or prior to the effective time of the merger. The terms of the separation and release agreement are described below.

      Under the separation and release agreement, Mr. Sonntag's employment with us will be terminated on the effective date of the merger. Upon the later of (i) the effective date of the merger, (ii) approval of the separation and release agreement by banking regulatory authorities or (iii) the 8th day after receipt from Mr. Sonntag of a fully signed and dated copy of the agreement, Slippery Rock or FNB, as the case may be, will agree to provide Mr. Sonntag with the following:

      - a severance payment equal to two times Mr. Sonntag's salary and two times Mr. Sonntag's average bonus for the last three years. The aggregate amount of the severance payment will be approximately [$___________]. However, the amount may be reduced to the extent necessary to avoid an imposition of any excise tax pursuant to
            Section 4999 of the Internal Revenue Code; and

      - a payment for all unused vacation days for the year 2004 equal to approximately $_______.

      In consideration for these payments, Mr. Sonntag will agree to release Slippery Rock, FNB and any affiliated entities, and their respective officers, directors, shareholders, employees and agents, from all claims, demands, suits, causes of action, damages or expenses that Mr. Sonntag has had or may have in the future arising out of his employment with us and the termination of his employment with us.

      In addition, at the effective time of the merger, Mr. Sonntag's existing employment agreement with us will be terminated in connection with the execution of the separation and release agreement as described above.

      This agreement is subject to approval, consent or non-objection from the bank regulatory agencies.

      Business Retention and Development Agreement with William C. Sonntag. Because Mr. Sonntag possesses important customer knowledge and customer contacts, FNB determined that it was critical to retain Mr. Sonntag's expertise in these areas following the merger. As a result, FNB and Mr. Sonntag are expected to enter into a business retention and development agreement that will be effective upon the later of (i) the completion of the merger or (ii) the approval of such agreement from banking regulatory authorities. The agreement will terminate three years after its effective date. The terms of the business retention and development agreement are described below.

      Following the completion of the merger, Mr. Sonntag will provide the following services for FNB:

      - assistance in identifying, development and generating new business for FNB;

      - assistance in the retention of our existing customers as customers of FNB;

      - serving as liaison between FNB and our former market areas and our customers; and

      - representing FNB in connection with community affairs and community development outreach initiatives.

      In consideration for these services, Mr. Sonntag will receive $_________ annually, payable in installments twice a month. Any costs associated with Mr. Sonntag's performance of these services, including telephone, postage, equipment and supplies, will be at his sole expense unless otherwise agreed in advance by FNB. Mr. Sonntag will be reimbursed by FNB for all previously approved expenses such as travel and overnight accommodations.

      FNB may terminate the business retention and development agreement at any time if Mr. Sonntag fails to perform his duties under such agreement to the reasonable satisfaction of FNB or if Mr. Sonntag violates such agreement or any other agreement with FNB.

      This agreement is subject to approval, consent or non-objection from the bank regulatory agencies.

      Non-Competition Agreement with William C. Sonntag. Because of Mr. Sonntag's stature in the greater Slippery Rock area, FNB wants to assure itself that Mr. Sonntag uses his expertise, community relations and presence in the community to bring customers to FNB and is not in a position to compete with FNB. As a result, Mr. Sonntag and FNB are expected to enter into a non-competition agreement that will be effective upon the later of (i) the completion of the merger or (ii) the approval of the non-competition agreement by banking regulatory authorities [if such approval is necessary] and will terminate three years later. We refer to this three-year period as the "restricted period." The terms of the non-competition agreement as follows:

      During the restricted period, Mr. Sonntag will agree not to:

      - accept a position as director, employee, consultant, advisor or agent of any competitive enterprise that is located in any county in Pennsylvania in which FNB is then doing business;

      - acquire an ownership interest, individually or in concert with others, in a competitive enterprise where such ownership interest would enable Mr. Sonntag to, directly or indirectly, in a substantial manner, control, direct, influence, affect or impact the operations, services or business activities of a competitive enterprise in any county in Pennsylvania in which FNB is then operating an office;

      - solicit, divert or entice (i) any customer or existing business of FNB, whom Mr. Sonntag solicited, become aware of or transacted business with, during his engagement by FNB or its predecessors, or
            (ii) any potential customer or business identified by FNB, whom Mr. Sonntag solicited, became aware of or transacted business with, during his engagement by FNB or its predecessors, in each case for the purpose of selling any product or service that competes with a product or service offered by FNB;

      - employ or assist in employing any present employee of FNB or any of its affiliates, whether or not such employment is full time or is pursuant to a written contract, for the purpose of having such employee perform services for any competitive enterprise or other organization in competition with the business of FNB or any of its present subsidiaries or affiliates; or

      - in any way, directly or indirectly, make any oral or written statement, comment, or other communication designed or intended to impugn, disparage or otherwise malign the reputation, ethics, competency, morality or qualifications of FNB or any of its directors, employees or customers.

      In consideration for his covenants not to compete, Mr. Sonntag will receive $[________] annually, payable in installments twice a month for three years.

      The term "competitive enterprise" is defined in the non-competition agreement as any bank holding company, finance company or insured depository institution, including an institution in the organization stage or in the process of applying for or receiving appropriate regulatory approval, including, without limitation, any federal or state chartered bank, savings bank, savings and loan association, credit union or other financial services provider or non-banking affiliate thereof offering services or products similar to those offered by FNB to its customers.

      This agreement is subject to approval, consent or non-objection from the bank regulatory agencies.

      Key Employee Severance Agreements. Prior to the effective time of the merger, we expect to enter into key employee severance agreements with the following six executive officers: Mark Volponi, Chief Financial Officer; Dale Wimer, Corporate Secretary; Brett Wise, Vice President, Credit Administration; William Stanley, Vice President, Information Technology; Wendy Murphy, Vice President, Branch Administration, Human Resources and Keith Warcup, Vice President, Commercial Lending

      The key employee severance agreements provide that if, within two years following the date of a change of control of us, (i) we or our successors terminate the key employee's employment for any reason other than "cause" or the death of the key employee or (ii) the key employee terminates his employment with us or our successors because the scope of the key employee's authority, duties or responsibilities were materially diminished after the change of control without the key employee's written consent, then the key employee will be entitled to receive:

      - a lump-sum payment in an amount equal to the key employee's annual salary on the date of termination and the average of his annual and/or incentive bonuses paid over the three years immediately preceding the date of termination, excluding all other extra pay such as overtime, commissions, premiums and living or other allowances;

      - reimbursement for out-of-pocket business expenses properly incurred but not yet reimbursed by us or our successor;

      - for one year, health, disability, accident and life insurance coverages under group plans then in effect on terms offered to current employees and outplacement services in accordance with FNB's policies;

      - any other amounts earned, accrued or owing but not yet paid and any other benefits in accordance with the terms of any of our plans and programs; and

      -     outplacement assistance for one year.

      The key employees will receive the benefits described above only if they sign and do not revoke a release of all claims in a form acceptable to us or our successors, as the case may be. In addition, the key employees will not receive such benefits if their employment terminates for "cause" or upon death or resignation prior to the occurrence of a change of control.

      The key employees, during their employment by us or by our successors, as the case may be, and for a period of one-year following a change of control, will not, without the prior written consent of the board of directors of FNB:

      - solicit, divert or entice (i) any customer or existing business of Slippery Rock whom the key employee solicited, became aware of or transacted business with during his employment with us or our predecessors or (ii) any potential customer or business identified by us, with whom he solicited, became aware of or transacted business with during his engagement by us or our predecessors, in each case for the purpose of selling any product or service that competes with a product or service offered by us or our present or future subsidiaries or affiliates; or

      - employ or assist in employing any of our present employees or any of our affiliates, whether or not such employment is full time or is pursuant to a written contract, for the purpose of having such employee perform services for any competitive enterprise or other organization in competition with our business or any of our present subsidiaries or affiliates.

      The merger with FNB will be deemed a change of control with the meaning of the key employee severance agreements.

      These agreements are subject to approval, consent or non-objection from the bank regulatory agencies. Two other key employees of Slippery Rock Bank, John J. Boczar, Vice President, Wealth Management and Wayne A. Grinnik, Senior Vice President and Chief Lending Officer, have similar agreements with us.

      Change in Control Severance Benefits Agreements. We entered into a change in control severance benefit agreement with John Boczar on July 12, 2001 and a change in control severance benefit agreement with Wayne Grinnik on December 18, 2002. The terms of the change in control severance benefits agreements are substantially the same as the key employee severance agreements described above. These agreements also may require the approvals of the OCC and the FDIC before any severance benefits may be paid.

      FNB Bank Board of Directors. FNB has agreed to add two current members of our board of directors to the existing board of directors of FNB Bank two current members of our board of directors, as mutually agreed by FNB and us. Our designees will serve until the first annual meeting of shareholders of FNB Bank following the effective time of the merger. Our directors who serve on FNB Bank's board of directors are expected to be compensated for their services in that capacity in accordance with FNB Bank's standard director compensation policy. See "-- Board of Directors of FNB and FNB Bank Following the Merger" beginning on page __.

      Acceleration and Conversion of Stock Options. All converted stock options to purchase shares of our common stock held by our directors and executive officers will become fully-vested and exercisable prior to the merger and, if not exercised prior to the merger, will be converted automatically into fully-vested stock options to purchase shares of FNB common stock at the time of the completion of the merger. As of the date of our special meeting, our executive officers and directors are expected to hold unvested stock options to purchase a total of approximately 48,893 shares of our common stock with exercise prices ranging from $14.14 per share to $19.50 per share.

      401(k) Retirement Plan. Under the Slippery Rock Bank 401(k) Profit Sharing Plan (the "401(k) Plan"), all employer contribution accounts will become fully vested upon the termination of the 401(k) Plan. We have agreed to terminate the 401(k) Plan immediately prior to the effective time of the merger. Of our senior management who participate in the 401(k) Plan, two are not currently fully-vested in their employer contribution accounts. The aggregate employer contribution account balances for these two individuals who will become vested in the event the 401(k) Plan is terminated is approximately $3,400.

      Other than as set forth above, no director or executive officer of Slippery Rock has any direct or indirect material interest in the merger, except insofar as ownership of Slippery Rock common stock might be deemed such an interest.

Board of Directors of FNB and FNB Bank Following the Merger

      The board of directors of FNB immediately prior to the effective time of the merger will be the board of directors of FNB following the closing of the merger. At the closing of the merger, FNB has agreed to add to the existing board of directors of FNB Bank two current members of our board of directors mutually agreed upon by FNB and us. Our designees will serve until the first annual meeting of shareholders of FNB Bank following the effective time of the merger. FNB Bank anticipates that its first annual shareholder meeting following the effective time of the merger will be its 2005 annual meeting.

      FNB has also agreed, subject to the fiduciary duties of FNB Bank's board of directors, that FNB Bank will include our designees on the list of nominees for directors presented by FNB Bank's board of directors for its 2005 annual meeting.

      FNB has also agreed, subject to the fiduciary duties of FNB Bank's board of directors, that if one of our designees dies or becomes incapacitated prior to the closing of the merger, our remaining designee will recommend to the FNB Bank board of directors a person to serve as successor, provided that person is reasonably acceptable to the FNB Bank board of directors.

      FNB has agreed, subject to the fiduciary duties of FNB Bank's board of directors, that if, during the term prior to the FNB Bank 2005 annual meeting or the term immediately following the FNB Bank 2005 annual meeting any one of our designees vacates his seat on the FNB Bank board of directors for any reason, it will appoint one of our current directors to replace the vacating director. In addition, if there is a vacancy on FNB Bank's board of directors during the first initial term or the longest term to which any of our designees is elected at the FNB Bank 2005 annual meeting, FNB has agreed that FNB Bank will consider one of our current directors to fill the vacancy, provided that FNB Bank is not obligated to appoint one of our current directors to its board of directors under such circumstances.

Regulatory Approvals Required for the Merger

      Completion of the merger is subject to several federal bank regulatory agency filings and approvals. The merger cannot be completed unless FNB, FNB Bank and Slippery Rock Bank receive prior approvals or exemptions from the OCC and the Federal Reserve Board.

      Neither FNB nor we can predict whether or when the required regulatory approvals or exemptions will be obtained. As of __________, 2004, all applications and requests for waivers or exemptions were filed with the FDIC, the OCC and the Federal Reserve Board.

      Federal Reserve Board. Because FNB and we are bank holding companies registered under the Bank Holding Company Act of 1956, as amended, the merger is subject to prior approval or waiver from the Federal Reserve Board under Section 3 of the Bank Holding Company Act.

      Office of the Comptroller of the Currency. The merger of Slippery Rock Bank with and into FNB is subject to the prior approval of the OCC under the Bank Merger Act. On __________, 2004, FNB and FNB Bank filed its application for the bank merger with the OCC. In reviewing applications under the Bank Merger Act, the OCC must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the communities to be served and the effectiveness of both institutions in combating money laundering. In addition, the OCC may not approve a transaction:

      - that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States;

      - if its effect in any section of the country may be substantially to lessen competition or tend to create a monopoly; or

      -     if it would in any other manner be a restraint of trade,

unless the OCC finds that the anticompetitive effects of the transaction are clearly outweighed by the public interest and the probable effect of the transaction on meeting the convenience and needs of the communities to be served.

      Under the Community Reinvestment Act, the OCC must also take into account the record of performance of each of the merging banks in meeting the credit needs of the entire community, including low and moderate income neighborhoods served by each institution. As part of the merger review process, the federal supervisory agencies frequently receive comments and protests from community groups and others. Each of Slippery Rock Bank and FNB Bank received "Satisfactory" or "Outstanding" performance ratings in their most recent Community Reinvestment Act evaluations.

      The OCC is also authorized to, but generally does not, hold a public hearing or meeting in connection with an application under the Bank Merger Act. A decision by the OCC that such a hearing or meeting would be appropriate regarding any application could prolong the period during which the application is subject to review.

      Mergers approved by the OCC under the Bank Merger Act, with certain exceptions, may not be consummated until 30 days after such approval, during which time the United States Department of Justice may challenge such transaction on antitrust grounds and may require the divestiture of certain assets and liabilities. With the approval of the OCC and the Department of Justice, the waiting period may be, and customarily is, reduced to no less than 15 days. There can be no assurance that the Department of Justice will not challenge the merger or, if such a challenge is made, as to the result of such challenge.

      Other Regulatory Approvals. FNB and Slippery Rock are not aware of any other regulatory approvals that would be required for completion of the merger or the bank merger except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance, however, that any other approvals, if required, will be obtained.

      There can be no assurance that the regulatory authorities described above will approve or exempt the merger or the bank merger, and if such transactions are approved or exempted, there can be no assurance as to the date such approvals or exemptions will be received. In any event, FNB and Slippery Rock do not expect to obtain all required regulatory approvals until during the third quarter of 2004. The merger cannot proceed in the absence of the receipt of all requisite regulatory approvals and the expiration of statutory antitrust waiting periods. See "The Merger Agreement -- Conditions to Completion of the Merger" and "The Merger Agreement -- Amendment, Waiver and Termination of the Merger Agreement.

      The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of consideration to be received by our shareholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Public Trading Markets

      FNB common stock is listed on the New York Stock Exchange under the symbol "FNB." Our common stock is currently traded in the local over-the-counter market and its price is quoted on the OTC Bulletin Board under the symbol "SRCK". Upon completion of the merger, our common stock will no longer be quoted on the OTC Bulletin Board and will be deregistered under the Exchange Act. The FNB common stock issuable pursuant to the merger agreement will be listed on the New York Stock Exchange.

      The shares of FNB common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any of our shareholders that may be deemed either to be an affiliate of (i) FNB at or after the effective time of the merger or (ii) us at the time of its special meeting, as discussed in " -- Resale of FNB Common Stock " beginning on page ___.

      As reported on the NYSE, the closing price per share of FNB common stock on July __, 2004 was $_____. The closing bid price per share of our common stock on July __, 2004 was

$_____. Based on the FNB closing price per share and the exchange ratio, the implied per share value of our common stock was $_____ as of that date.

FNB Dividends

      During 2003, FNB paid cash dividends on its common stock, as adjusted to reflect the 5% stock dividend declared on April 28, 2003, totaling $0.93 per share, and a cash dividend of $.23 per share for the first quarter of 2004. Based on the 1.41 share exchange ratio and FNB's current dividend rate, holders of our common stock would experience an anticipated annual dividend rate increase of approximately 115% (from $.60 to approximately $1.29) per share of our common stock equivalent). FNB currently pays a quarterly cash dividend of $0.23 per share, although the FNB board of directors may change this dividend policy at any time.

      FNB shareholders are entitled to receive cash dividends when and if declared by the FNB board of directors out of funds legally available for dividends. The FNB board of directors will periodically consider the payment of dividends, taking into account FNB's financial condition and level of net income, FNB's future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations.

      The primary source of FNB's funds for cash dividends to its shareholders is dividends received from its subsidiaries, including FNB Bank. FNB Bank is subject to various regulatory policies and requirements relating to the payment of dividends to FNB, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, the ability of FNB and the ability of FNB Bank to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under Federal Deposit Insurance Corporation Improvement Act of 1991.

Appraisal Rights of Dissenting Shareholders

      Appraisal rights are statutory rights that enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

      A holder of shares of our common stock is entitled to exercise the rights under Subchapter D of the BCL, which we refer to as "Subchapter D" in this proxy statement/prospectus, to object to the merger and to make a written demand that we pay in cash the fair value of the shares held by the shareholder as determined in accordance with Subchapter D. The following summary does not purport to be a complete statement of the

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provisions of Subchapter D and is qualified in its entirety by reference to the provisions of Subchapter D, which are set forth in full as Appendix C to this proxy statement/prospectus.

      The fair value of our shares of common stock is defined in Subchapter D as the fair value of the shares immediately before the effective time of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger. You should recognize that the fair value could be more than, the same as or less than the merger consideration of 1.41 shares of FNB common stock or $28.00 in cash per share of our common stock that a shareholder will receive under the terms of the merger agreement if the shareholder does not exercise appraisal rights with respect to the shareholder's shares. Opinions of investment banking firms as to the fairness from a financial point of view of consideration received in a merger, such as the opinion issued by Griffin, are not necessarily determinative of fair value under Subchapter D.

      Except as otherwise provided below, only a record holder of shares of our common stock is entitled to assert appraisal rights with respect to the shares registered in the holder's name. A record holder, such as a broker or depository nominee, who holds shares as a nominee for others, may exercise appraisal rights with respect to all (but not less than all) of the shares held for one or more beneficial owners, while not exercising the rights for other beneficial owners. The demand for payment described below must show the name and address of the person or persons on whose behalf the appraisal rights are being exercised. A beneficial owner who is not a record holder who wishes to exercise appraisal rights may do so only if the shareholder submits a written consent of the record holder with his demand for payment. Accordingly, if you are a beneficial owner of shares, you are advised to consult promptly with your record holder as to the timely exercise of appraisal rights. A beneficial owner may not assert appraisal rights with respect to some but less than all shares owned by him, whether or not all of the shares so owned by him are registered in his name.

      To exercise appraisal rights and obtain payment of the fair value of his shares, a shareholder must satisfy all the following conditions:

      - He must notify us in writing before date of our special meeting of his intention to demand that he be paid the fair value for his shares if the merger is consummated. Neither a proxy nor a vote against the merger will constitute the required notice.

      - He must make no change in the beneficial ownership of his shares from the date he files the written notice continuously through the effective time of the merger.

      - He must refrain from voting his shares in favor of the merger. Neither an abstention from voting with respect to, nor a failure to vote in person or by proxy against approval of, the merger proposal will constitute a waiver of a shareholder's appraisal rights. However, a signed proxy that is returned without any instruction as to how the proxy should be voted will be voted in favor of the merger proposal and will be deemed to be a waiver of the shareholder's appraisal rights.

      A notice of intention to demand payment must clearly state that the shareholder intends to demand that he be paid the fair value of his shares if the merger is consummated, must provide the name, address and telephone number of the shareholder making the demand and must be sent to us. A shareholder who exercises appraisal rights will retain all of his other rights as a shareholder until the merger is consummated.

      If the merger is approved at our special meeting, we will mail to each shareholder who complied with the procedures listed above a notice stating where and when a demand for payment of the fair value of one's shares must be sent, and where and when stock certificates must be deposited to obtain payment of the fair value. The notice will be accompanied by a demand for payment form, which will include a request that the shareholder certify the date on which he (or the person on whose behalf the shareholder exercises appraisal rights) acquired beneficial ownership of the shares. A shareholder exercising appraisal rights will have 30 days from the date that we mail the notice to send in his demand for payment form and to deposit his stock certificate. If a shareholder fails to send in his demand for payment or stock certificate on a timely basis, the shareholder will lose his appraisal rights under Subchapter D, but will retain all other rights as a shareholder until the merger is consummated.

      If the merger has not been effectuated within 60 days after the date set for demanding payment and depositing certificates, we will return any certificates that have been deposited. Once the deposited certificates are returned, we may thereafter send a new notice to demand payment, which will have the same effect as the original notice.

      Promptly after completion of the merger, or upon timely receipt of demand for payment if the merger has already been effectuated, we will either remit to shareholders who have made a demand and have deposited their stock certificates the amount we estimate to be the fair value of the shares, or give written notice that no remittance will be made. The remittance or notice must be accompanied by the following documents:

      - Our closing balance sheet and statement of income for the fiscal year ending not more than 16 months before the date of remittance or notice, together with our latest available interim financial statements;

      -     A statement of our estimate of the fair value of the shares; and

      - A notice of the right of the shareholder to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter D.

      If we do not remit the amount of our estimate of the fair value of the shares, we will return all stock certificates that the shareholders have deposited. We may make a notation on any of the certificates that a demand for payment has been made. If shares with respect to which a notation has been so made are transferred, a transferee of the shares will not acquire by virtue of the transfer any rights in the shares other than those that the original shareholder had after making a demand for payment.

      If we give notice of our estimate of the fair value of the shares without remitting payment, or if we remit payment of the amount for any shareholder's shares and the shareholder believes that the amount stated or remitted is less than the fair value of his shares, he may elect to send to us his own estimate of the fair value of the shares, which will be deemed a demand for payment of the amount of the deficiency. If a shareholder does not file his own estimate within 30 days after our mailing of our remittance or notice, the shareholder will be entitled to no more than the amount stated on the notice or remitted to him by us.

      If any demand for payment remains unsettled within 60 days after the latest to occur of: (i) completion of the merger, (ii) timely receipt of any demands for payment or (iii) timely receipt of any estimates by shareholders of the fair value of their shares, we may file an application for relief in court requesting that the fair value of the shares be determined by the court. While we do not anticipate filing an application for the court to determine the fair market value of the shares, if we elected to file an application, the court's determination of the fair market value of the shares may be higher or lower than the merger consideration.

      Any shareholder who exercises appraisal rights, wherever residing, whose demand has not been settled, will be made a party to the proceeding. A copy of the application for relief will be served on each such shareholder. If a shareholder is a nonresident of Pennsylvania, the application will be served in the manner provided or prescribed by or under applicable provisions of Pennsylvania law relating to bases of jurisdiction and interstate and international procedure. The jurisdiction of the court will be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser will have the power and authority that is specified in the order of appointment or in any amendment of the order. Each shareholder who is made a party will be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest from the effective time of the merger until the date of payment. Interest will be at a rate that is fair and equitable under all of the circumstances, taking into account all relevant factors.

      If we fail to file an application for relief, any shareholder who made a demand for payment and who has not already settled his claim against us may file an application for relief in our name at any time within 30 days after the expiration of the 60-day period referred to above. If a shareholder does not file an application within the 30-day period, the shareholder will be paid our estimate of the fair value of his shares and no more, and may bring an action to recover any amount not previously remitted.

      In general, the costs and expenses of any valuation proceeding, including the reasonable compensation and expenses of any appraiser appointed by the court, will be determined by the court and assessed against us. However, any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the shareholders who are parties to the proceeding and whose action in demanding supplemental payment the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith. If the court finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated and should not be assessed against us, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the shareholders who were benefited.

      From and after the effective time of the merger, shareholders exercising their appraisal rights will not be entitled to receive payment of dividends or other distributions on their shares of our common stock.

      ANY SHAREHOLDER CONSIDERING EXERCISING APPRAISAL RIGHTS UNDER SUBCHAPTER D IS ADVISED TO CONSULT WITH LEGAL COUNSEL. A SHAREHOLDER WHO FAILS TO FOLLOW WITH PARTICULARITY ALL OF THE STEPS REQUIRED TO PRESERVE AND PERFECT HIS APPRAISAL RIGHTS LOSES THE RIGHT TO SEEK APPRAISAL UNDER SUBCHAPTER D, IN WHICH EVENT, UPON THE SURRENDER OF CERTIFICATES REPRESENTING SHARES OF OUR COMMON STOCK HELD BY THE SHAREHOLDER, THE SHAREHOLDER WILL RECEIVE THE PER SHARE MERGER CONSIDERATION SET FORTH IN THE MERGER AGREEMENT WITHOUT INTEREST FOR THE SHARES HE HOLDS, SUBJECT TO THE ALLOCATION PROVISIONS IN THE MERGER AGREEMENT.

                              THE MERGER AGREEMENT

      The following section describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety.

Terms of the Merger

      The merger agreement provides for the merger of Slippery Rock with and into FNB. FNB will be the surviving corporation in the merger. Each share of our common stock issued and outstanding immediately prior to the completion of the merger, except for shares of our common stock held by FNB or shares as to which appraisal rights are perfected, will be converted into the right to receive, at the election of the Slippery Rock shareholder, subject to the allocation provisions in the merger agreement, either 1.41 shares of FNB common stock or $28.00 in cash.

      Our shareholders may elect whether they want to receive all FNB common stock, all cash or a combination of cash and FNB common stock. However, shareholder elections are subject to possible proration because the allocation procedures in the merger agreement provide that 15% of the shares of our common stock will be exchanged for cash and 85% of the shares of our common stock will be exchanged for 3,283,725 shares of FNB common stock. The actual allocation of cash and FNB common stock will be dependent on the elections made by our shareholders and may result in a Slippery Rock shareholder receiving a mixture of FNB common stock and cash regardless of that shareholder's choice. See "The Merger -- Election Procedure" beginning on page __.

Treatment of Slippery Rock Stock Options

      The merger agreement provides that, upon completion of the merger, each outstanding and unexercised stock option to acquire shares of our common stock will cease to represent the right to acquire or receive shares of our common stock and will be converted into, and become a right, to acquire the number of shares of FNB common stock equal to the number of shares of our common stock covered by the option times the exchange ratio, with the exercise price of each converted stock option equaling the per share exercise price of our stock option divided by the exchange ratio.

      FNB has agreed to assume our obligations with respect to our stock options that are converted into FNB stock options in accordance with the terms of the plans under which they have been granted. FNB has agreed to reserve additional shares of FNB common stock to satisfy its obligations under the converted stock options. If necessary, FNB will file a registration statement with the SEC on an appropriate form to the extent necessary to register FNB common stock subject to the converted stock options.

Closing and Effective Time of the Merger

      The merger will be completed only if all of the following occur:

      -     our shareholders approve and adopt the merger agreement;

      - we obtain all required governmental and regulatory consents and approvals; and

      - all other conditions to the merger discussed in this proxy statement/prospectus and the merger agreement are either satisfied or waived.

      The merger will become effective when articles of merger are filed with the Secretary of State of the State of Florida and with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania. In the merger agreement, we have agreed to cause the completion of the merger to occur no later than the fifth business day following the satisfaction or waiver of the last of the conditions specified in the merger agreement, or on another mutually agreed date, provided that such date shall not be less than 10 days following our special meeting. It currently is anticipated that the effective time of the merger will occur on or about October 1, 2004, but we cannot guarantee when or if the merger will be completed. FNB's articles of incorporation and FNB's bylaws as in effect immediately prior to the effective time will be FNB's articles of incorporation and FNB's bylaws upon completion of the merger.

Representations, Warranties, Covenants and Agreements

      The merger agreement contains generally reciprocal customary representations and warranties of Slippery Rock and FNB relating to their respective businesses. No representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, event or circumstance unless that fact, event or circumstance has had or is reasonably likely to have a material adverse effect on the party making the representation or warranty, disregarding any materiality or material adverse effect qualifications in any representations or warranties. The representations in the merger agreement do not survive the effective time of the merger.

      Each of FNB and Slippery Rock has made representations and warranties regarding, among other things:

      - corporate matters, including due organization, qualification and authority;

      -     capitalization;

      -     subsidiaries;

      -     corporate power and authority to conduct its business;

      - authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

      - required governmental filings and consents for approval of the merger and the absence of any defaults;

      - the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

      -     financial statements and the absence of undisclosed liabilities;

      -     broker's fees payable in connection with the merger;

      -     the absence of material adverse effects;

      -     legal proceedings;

      -     tax matters;

      -     material contracts and the absence of defaults thereunder;

      -     employee benefit plans;

      -     fiduciary accounts;

      -     real property;

      -     intellectual property;

      -     loans and nonperforming and classified assets;

      -     labor matters

      -     SEC reports;

      -     compliance with applicable laws;

      -     insurance;

      -     the absence of agreements with regulatory agencies;

      -     allowance for loan losses;

      -     interest rate risk management instruments;

      -     books and records;

      -     environmental liabilities;

      -     the inapplicability of state anti-takeover laws;

      - the absence of knowledge preventing the merger from qualifying as a reorganization;

      -     the receipt of a fairness opinion from our financial advisor; and

      - the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

      We have agreed to certain customary covenants that place restrictions on us and our subsidiaries until the effective time of the merger. In general, we agree to:

      - conduct our business in the ordinary course in all material respects;

      - use reasonable best efforts to maintain and preserve intact our business organization, employees and advantageous business relationships; and

      - take no action that would adversely affect or materially delay our ability to obtain any necessary regulatory approvals of the merger, perform our covenants or complete the merger.

      We have further agreed in the merger agreement that, except with FNB's prior written consent, we will not, among other things, undertake the following actions:

      - issue, sell or otherwise permit to become outstanding any shares of our common stock or options or other rights to acquire our common stock, except for currently outstanding stock options;

      - make, declare or pay any dividends or other distributions on any shares of our capital stock, other than regular quarterly dividends not in excess of $0.15 per share;

      - adjust, split, combine, reclassify, redeem, purchase or acquire any shares of our common stock;

      - except as contemplated by the merger agreement, grant any salary increase other than:

            -     changes required by applicable law;

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            -     changes pursuant to existing contractual obligations;

            - retention bonuses not in excess of $125,000 in the aggregate to such persons and in such amounts as we and FNB mutually agree;

            -     severance payments as disclosed to FNB; and

            - grants of options to newly-hired employees consistent with past practice.

      - hire or promote any employee, except to satisfy existing contractual obligations or to fill vacancies where employment is terminable at our will and where the total compensation is less than $40,000 annually;

      - enter into, establish, amend or make any contributions to any employee benefit plan, except as is required by applicable law or to satisfy existing contractual obligations or take any action to accelerate the vesting or exercisability of stock options or other benefits;

      - other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any assets, deposits, business or properties;

      - acquire, other than by foreclosure or in satisfaction of debts in the ordinary course of business, any assets, business, deposits or properties of any other person;

      - make any capital expenditure other than as disclosed to FNB in amounts not exceeding $15,000 individually or $50,000 in the aggregate;

      -     amend our articles of incorporation or by-laws;

      - implement or adopt any change in our tax accounting or financial accounting principles, practices or methods, except as required by changes in law or regulations or generally accepted accounting principles;

      - other than in the ordinary course of business and as permitted by the merger agreement, enter into or terminate any material contract or amend any material contract in any material respect;

      - enter into any settlement of any action, proceeding, order or investigation to which we are a party that involves the payment of more than $5,000 by us or that would impose any material restriction on our business;

      - enter into any new line of business or change our lending, investment, underwriting, risk and asset liability management or other banking and operating policies that are material to us, except as required by applicable law or open or close any branch location;

      -     enter into any derivative contract;

      - other than in the ordinary course of business incur any indebtedness or assume, guarantee, endorse or otherwise become responsible for the indebtedness of any other person or prepay any indebtedness;

      - other than in the ordinary course of business, acquire any debt security or equity security other than federal funds or United States Government or agency securities with a term of one year or less or restructure or materially change our investment securities portfolio or gap position;

      - other than in the ordinary course of business, make, renew or otherwise modify any loan, loan commitment or other extension of credit, provided that we may not make, renew or otherwise modify (i) any loan (other than a permanent loan secured by an owner-occupied 1-4 family single-family residence) with a principal balance in excess of $250,000, (ii) any permanent loan secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $333,700 or (iii) any loan that contains terms that involve an exception to our credit policy manual;

      - other than in the ordinary course of business, make any investment or commitment to invest in real estate or a real estate development project other than in foreclosures, acquisitions in a fiduciary capacity or in satisfaction of a debt previously contracted;

      - take any action that would, or is reasonably likely to, prevent the merger from qualifying as a reorganization;

      -     fail to hold our special meeting;

      - take any action that is reasonably likely to result in any representations or warranties under the merger agreement becoming untrue in any material respect; or

      - enter into any contract or otherwise agree or commit to do any of the foregoing.

      FNB agrees that, except with our prior written consent, FNB will not, among other things, undertake the following actions:

      - take any action that would, or is reasonably likely to, prevent the merger from qualifying as a reorganization;

      - take any action that is intended, or is reasonably likely to, result in:

            - any representations or warranties under the merger agreement becoming untrue in any material respect;

            -     any of the conditions to the merger not being satisfied; or

            - a material violation of the merger agreement or the bank merger agreement; or

      - take any action that would adversely affect or materially delay necessary governmental or regulatory approvals, or our ability to perform our covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement.

      The merger agreement also contains mutual covenants relating to the preparation of this proxy statement/prospectus and the holding of our special meeting of shareholders, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement.

Declaration and Payment of Dividends

      We have agreed that, until the merger is completed, we will not pay or make any dividends or distributions on our common stock other than regular quarterly cash dividends not in excess of $0.15 per share of our common stock. FNB and we also have agreed to coordinate declaration of dividends so that holders of our common stock will not receive two dividends, or fail to receive one dividend, for any quarter with respect to their Slippery Rock common stock and any FNB common stock any holder receives in the merger.

Agreement Not to Solicit Other Offers

      We have also agreed that we, our subsidiaries and our and their officers, directors, employees, agents and representatives will not, directly or indirectly:

      - initiate, solicit, encourage or take any action to facilitate any inquiries or proposals for any "Acquisition Proposal", as defined below; or

      - participate in any discussions or negotiations, furnish any information to, or approve, recommend or enter into any agreement, regarding any "Acquisition Proposal."

      However, prior to the effective time of the merger, we may consider and participate in discussions and negotiations with respect to a "Superior Proposal", as defined below, if:

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      -     we have first entered into a confidentiality agreement with the party proposing the Superior Proposal on terms comparable to our confidentiality agreement with FNB; and

      - our board of directors concludes in good faith, after consultation with our outside legal counsel and our financial advisor, that failure to take these actions would cause our board of directors to violate its fiduciary duties to our shareholders. We have also agreed, at least 72 hours prior to providing any information to any person or entering into any discussions or negotiations with any person, to notify FNB in writing of the name of such person and the material terms and conditions of any such Superior Proposal. The merger agreement permits our board of directors to withdraw or qualify its recommendation of our merger with FNB if our board of directors concludes in good faith, after consultation with our outside counsel and financial advisors, that failure to take such actions would breach its fiduciary duties to our shareholders.

      We have agreed:

      - to notify FNB promptly, and in any event within 24 hours, after we receive any Acquisition Proposal, or any material change to any Acquisition Proposal or any request for nonpublic information relating to us, and to provide FNB with relevant information regarding the Acquisition Proposal or request;

      - to keep FNB fully informed, on a current basis, of any material changes in the status and any material changes in the terms of any such Acquisition Proposal; and

      - to cease any existing discussions or negotiations with any persons with respect to any Acquisition Proposal.

      As used in the merger agreement, an "Acquisition Proposal" means any inquiry, proposal, offer, regulatory filing or disclosure of an intention to do any of the foregoing regarding any:

      - direct or indirect acquisition of a substantial portion of the net revenues, net income or net assets of us or any of our subsidiaries;

      - direct or indirect acquisition of 10% or more of the voting power of our common stock;

      - tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of our common stock; or

      - merger, consolidation, business combination, recapitalization, liquidation or dissolution involving us, other than our proposed merger with FNB.

      As used in the merger agreement, "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal made by a third party to acquire more than 50% of the voting power of our then outstanding shares of common stock or all or substantially all of our consolidated assets for a consideration consisting of cash and/or securities that is on terms that our board of directors in good faith concludes, after consultation with our financial advisors and outside counsel, and taking into account, among other things, all legal, financial, regulatory and other respects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation:

      - are more favorable from a financial point of view to our shareholders than the terms of the proposed merger with FNB;

      - have financing, to the extent required, that is fully committed or reasonably determined to be available; and

      -     make the transaction reasonably capable of being completed.

Expenses and Fees

      In general, each of FNB and Slippery Rock will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, the costs and expenses of printing and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger, will be shared equally by FNB and us.

Conditions to Completion of the Merger

      Our respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

      - the approval and adoption of the merger agreement and the approval of the merger by our shareholders;

      - the receipt and effectiveness of all governmental and other approvals, registrations and consents, and the expiration of all related waiting periods required to complete the merger;

      - the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement;

      - the registration statement with respect to the FNB common stock to be issued in the merger shall have become effective under the Securities Act and no stop order or proceedings for that purpose will have been initiated or threatened by the SEC;

      - the approval of the listing of the FNB common stock to be issued in the merger on the New York Stock Exchange, subject to official notice of issuance;

      - the truth and correctness of the representations and warranties of FNB and Slippery Rock in the merger agreement, subject to the materiality standard provided in the merger agreement, and the performance by each of us in all material respects of our obligations under the merger agreement and the receipt by each of us of certificates from the other to that effect; and

      - the receipt by each of FNB and Slippery Rock of a legal opinion with respect to certain federal income tax consequences of the merger.

      We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Amendment, Waiver and Termination of the Merger Agreement

      Subject to applicable law, FNB and Slippery Rock may amend the merger agreement by written agreement authorized by their boards of directors. However, after approval of the merger proposal by our shareholders, there may not be, without further approval of our shareholders, any amendment of the merger agreement that requires such further approval. Either party to the merger agreement may waive any inaccuracies in the representations and warranties of the other party, or, subject to applicable law, may waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement. The merger agreement may be terminated at any time prior to closing by mutual consent and by either party in the following circumstances:

      - if any of the required regulatory approvals for the merger are denied and the denial is final and nonappealable;

      - if the merger has not been completed by February 28, 2005, unless the failure to complete the merger by that date is due to the terminating party's actions;

      - provided the terminating party is not then in material breach, if there is a breach by the other party that would cause the failure of the closing conditions described above, unless the breach is capable of being, and is, cured within 30 days of notice of the breach; or

      - if our shareholders do not approve and adopt the merger agreement and approve the merger by the requisite vote, provided that we are not in material breach of our covenant to hold our special meeting and our board of directors is not in breach of its covenant to recommend such approval.

      FNB may terminate the merger agreement at any time prior to our special meeting in the following circumstances:

      - if we have breached in any material respect our obligations with respect to Acquisition Proposals and Superior Proposals as described on pages ___ through ___;

      - if we have failed to have our board of directors recommend that our shareholders approve and adopt the merger agreement and approve the merger, or if our board of directors has withdrawn or modified its recommendation in a manner adverse to FNB; or

      - if we have breached in any material respect our obligation to hold our special meeting.

      We may terminate the merger agreement during the two-day period following receipt of the last required bank regulatory authority approval if both of the following conditions apply:

      - if the average closing price of FNB common on the New York Stock Exchange as reported in The Wall Street Journal for the 20 consecutive trading days preceding the commencement of the aforesaid two-day period is less than the product of 0.800 and the closing price of FNB common stock on May 7, 2004 ($19.23); and

      - if the number obtained by dividing such average closing price by the closing price of FNB common stock on May 7, 2004 ($19.23) is less than the number obtained by dividing the price of the Nasdaq Bank Index on the date of commencement of the aforesaid two-day period by the price of the Nasdaq Bank Index on May 7, 2004.

      The merger agreement also provided us with certain rights to terminate the merger agreement until the date of mailing of this proxy statement/prospectus in connection with a Superior Proposal. We did not exercise these rights.

Effect of Termination; Break-up Fee

      If the merger agreement is terminated, it will become void, and there will be no liability on the part of FNB or us, except that:

      - termination will not relieve a breaching party from liability for any willful breach giving rise to the termination; and

      - the confidentiality agreement between the parties will survive termination.

      We are obligated under the merger agreement to pay FNB a break-up fee of $4,250,000 in the following three circumstances:

      - if FNB terminates the merger agreement prior to our special meeting because we have breached our obligations with respect to Acquisition Proposals or Superior Proposals in a manner adverse to FNB, our board of directors refuses to or withdraws its recommendation of the merger proposal or we fail to hold our special meeting;

      - if we terminate the merger agreement and accept an Acquisition Proposal that is a Superior Proposal prior to the date of our special meeting and, after giving FNB an opportunity to adjust the terms of the merger agreement such that the Acquisition Proposal no longer remains a Superior Proposal, the Acquisition Proposal remains a Superior Proposal; or

      - if FNB or we terminate the agreement because our shareholders did not approve the merger proposal provided that an Acquisition Proposal shall have been made after May 5, 2004 and prior to such termination that shall not have been withdrawn prior to such termination and within 12 months following such termination we merge with or are acquired by a third party or a third party acquires more than 50% of our common stock or other specified events occur within such time period.

Employee Benefit Plans

      The merger agreement provides that as soon as administratively practicable after completion of the merger FNB will provide our employees with benefits and compensation plans that are equivalent to those provided to similarly situated FNB employees. Eligible Slippery Rock employees whose employment is terminated at any time during the first year following completion of the merger will be entitled to receive severance benefits in accordance with the terms of a schedule to the merger agreement.

      FNB will generally provide our employees with service credit for their service with us for purposes of eligibility, participation, vesting and levels of benefits, but generally not for benefit accruals under defined benefit pension plans, under the employee benefit and compensation plans of FNB in which such employees are eligible to participate following the merger. FNB has agreed to waive specified exclusions and limitations under its welfare benefit plans in which our employees are eligible to participate following the merger under the corresponding Slippery Rock's plan in which the applicable employee participated prior to the merger and to give our employees credit, for the plan year in which they start participating in any such plan, towards applicable deductibles and annual out-of-pocket limits for expenses incurred before such participation.

                              ACCOUNTING TREATMENT

      The merger will be accounted for as a "purchase," as that term is used under GAAP, for accounting and financial reporting purposes. Under purchase accounting, our assets, including identifiable intangible assets, and liabilities, including executory contracts and other commitments, as of the effective time of the merger will be recorded at their respective fair values and added to the balance sheet of FNB. Any excess of the purchase price over the fair values will be recorded as goodwill. Financial statements of FNB issued after the merger would reflect these fair values and the results of operations for us from the date of acquisition. See "Selected Consolidated Unaudited Pro Forma Financial Information" on page ___.

             MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      The following discussion is a summary description of the material U.S. federal income tax consequences of the merger applicable to Slippery Rock shareholders. This discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a Slippery Rock shareholder. This discussion is based upon the provisions of the Internal Revenue Code, existing regulations and administrative and judicial interpretations of the Internal Revenue Code, all of which are as in effect as of the date of this proxy statement/prospectus and are subject to change, possibly with retroactive effect. This discussion applies only to Slippery Rock shareholders who hold their shares of Slippery Rock stock as capital assets within the meaning of
Section 1221 of the Internal Revenue Code and does not apply to the following:

      - shareholders who received their shares of Slippery Rock stock from the exercise of employee stock options or similar securities or otherwise as compensation;

      - shareholders who hold their shares of Slippery Rock stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

      - shareholders, including, without limitation, financial institutions, insurance companies, tax-exempt organizations, dealers or traders in securities and shareholders subject to the alternative minimum tax, who may be subject to special rules;

      -     shareholders whose functional currency is not the U.S. dollar; or

      - shareholders who, for U.S. federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships, foreign estates or foreign trusts.

      This discussion also does not consider the effect of any foreign, state or local laws or any U.S. federal laws other than those pertaining to the income tax.

      Accordingly, you should consult your tax advisor to determine the tax effect to you of the merger, including the application and effect of foreign or U.S. federal, state, local or other tax laws.

Tax Opinion and Merger

      Completion of the merger is contingent upon the receipt by:

     - FNB of an opinion from its outside counsel to the effect that the merger will be treated as a reorganization within the meaning of
           Section 368(a) of the Internal Revenue Code; and

     - Slippery Rock of an opinion from its outside counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

      The tax opinions of Duane Morris LLP, attorneys for FNB, and Manatt, Phelps & Phillips, LLP, attorneys for Slippery Rock, are included as exhibits
8.1 and 8.2 to the registration statement filed with the SEC of which this proxy statement/prospectus is a part. These opinions are based upon, among other things, representations of fact contained in certificates of officers of FNB and Slippery Rock. We will not seek any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and the opinions of counsel are not binding upon the Internal Revenue Service or any court. Accordingly, we can give no assurance that the Internal Revenue Service will not contest the conclusions expressed in the opinions or that a court will not sustain that contest.

      Assuming the merger is consummated in the manner described in this proxy statement/prospectus and in accordance with the merger agreement, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. The following discussion sets forth the U.S. federal income tax consequences to Slippery Rock shareholders of the qualification of the merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. As discussed below, the U.S. federal income tax consequences of the merger to a Slippery Rock shareholder depend on the form of merger consideration received by the Slippery Rock shareholder.

Slippery Rock Shareholders Who Receive Solely FNB Common Stock

      A Slippery Rock shareholder who exchanges shares of Slippery Rock common stock solely for FNB common stock will not recognize any gain or loss on that exchange, except to the extent the shareholder receives cash in lieu of a fractional share of FNB common stock, as discussed below. The aggregate adjusted tax basis of FNB common stock received will equal the Slippery Rock shareholder's aggregate adjusted tax basis in the shares of Slippery Rock common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share of FNB common stock for which cash is received. The holding period of the FNB common stock received in the merger will include the holding period of the Slippery Rock common stock surrendered in the merger. If a Slippery Rock shareholder has differing tax bases and/or holding periods in respect of the shareholder's shares of Slippery Rock common stock, the shareholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of FNB common stock that the shareholder receives.

Slippery Rock Shareholders Who Receive Cash and FNB Common Stock

      If the consideration received in the merger by a Slippery Rock shareholder consists of part cash and part FNB common stock, the shareholder will recognize gain, but not loss, to the extent of the lesser of the excess of the sum of the amount of cash and the fair market value, as of the date of the merger, of the shares of FNB common stock received, over the adjusted basis of the shares of Slippery Rock common stock surrendered in exchange for FNB common stock, and the amount of cash received by the shareholder in the exchange. For this purpose, a Slippery Rock shareholder must calculate gain or loss separately for each identifiable block of shares of Slippery Rock common stock that such shareholder surrenders pursuant to the merger, and a Slippery Rock shareholder cannot offset a loss recognized on one block of such shares of Slippery Rock common stock against a gain recognized on another block of such shares of Slippery Rock common stock.

      In the case of a Slippery Rock shareholder who recognizes gain on the exchange, if the exchange sufficiently reduces the shareholder's proportionate stock interest, as discussed below, the gain will be characterized as a capital gain. If the exchange does not sufficiently reduce the shareholder's proportionate stock interest, that gain will be taxable as a dividend to the extent of the shareholder's ratable share of accumulated earnings and profits, as calculated for U.S. federal income tax purposes, and the remainder, if any, of that recognized gain will be capital gain. Any recognized capital gain will be long-term capital gain if the shareholder's holding period for the surrendered shares of Slippery Rock common stock exceeds one year.

      The determination of whether the exchange sufficiently reduces a Slippery Rock shareholder's proportionate stock interest will be made in accordance with
Section 302 of the Internal Revenue Code, taking into account the stock ownership attribution rules of Section 318 of the Internal Revenue Code. Under
Section 318, individuals are treated as constructively owning stock owned by specified members of the individual's family or by certain entities in which the individual or his family members have a beneficial interest and certain entities are treated as constructively owning stock owned by persons having a beneficial interest in the entity. For purposes of determining whether the exchange sufficiently reduces a shareholder's proportionate stock interest, a Slippery Rock shareholder is treated as if (1) all of that shareholder's shares of Slippery Rock common stock were first exchanged in the merger for FNB common stock, and (2) a portion of that FNB common stock was then redeemed for the cash actually received in the merger. The Slippery Rock shareholder's hypothetical stock interest in FNB (both actual and constructive) after hypothetical step (2) is compared to the Slippery Rock shareholder's hypothetical stock interest in FNB, both actual and constructive, after hypothetical step (1). Dividend treatment will apply unless (A) the shareholder's stock interest in FNB has been completely terminated, (B) there has been a "substantially disproportionate" reduction in the shareholder's stock interest in FNB (i.e., the interest after hypothetical step (2) is less than 80% of the interest after hypothetical step (1)), or (C) the exchange is not "essentially equivalent to a dividend." While the determination is based on a Slippery Rock shareholder's particular facts and circumstances, the Internal Revenue Service has indicated in published rulings that a distribution is not "essentially equivalent to a dividend" and will therefore result in capital gain treatment if the distribution results in any actual reduction in the stock interest of an extremely small minority shareholder in a publicly held corporation and the shareholder exercises no control with respect to corporate affairs.

      Because the determination of whether a payment will be treated as having the effect of the distribution of a dividend generally will depend upon the facts and circumstances of each Slippery Rock shareholder, you are strongly advised to consult your own tax advisors regarding the tax treatment of cash received in the merger, including the application of the constructive ownership rules of the Internal Revenue Code and the effect of any transactions in FNB common stock or shares of Slippery Rock common stock by you.

      The basis in the FNB common stock of a Slippery Rock shareholder who receives cash and FNB common stock in the merger in the FNB common stock received will equal the Slippery Rock shareholder's adjusted basis in the shareholder's shares of Slippery Rock common stock increased by any gain recognized as a result of the merger and reduced by the amount of cash received in the merger. The holding period of the FNB common stock received will include the holding period of the shares of Slippery Rock common stock surrendered in the merger. Cash received and gain realized in connection with the receipt of cash in lieu of a fractional share of FNB common stock will not be taken into account in making the computations of gain realized or recognized and of the basis in the FNB common stock received. Rather, such cash and gain are treated as described below.

Slippery Rock Shareholders Who Receive Solely Cash

      The exchange of shares of Slippery Rock common stock solely for cash generally will result in recognition of gain or loss by the shareholder in an amount equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the shares of Slippery Rock common stock surrendered. The amount and character of gain or loss will be computed separately for each block of Slippery Rock common stock that was purchased by the holder. The gain or loss recognized will be long-term capital gain or loss if the shareholder's holding period for the shares of Slippery Rock common stock surrendered exceeds one year. There are limitations on the extent to which shareholders may deduct capital losses from ordinary income.

      If a Slippery Rock shareholder who receives only cash in exchange for all of the shareholder's shares of Slippery Rock common stock actually or constructively owns FNB common stock after the merger (as the result of constructive ownership of shares of Slippery Rock common stock that are exchanged for FNB common stock in the merger, prior actual or constructive ownership of FNB common stock or otherwise), all or a portion of the cash received by the shareholder may be taxed as a dividend, and those shareholders should consult their tax advisors to determine the amount and character of the income recognized in connection with the merger.

Cash Received in Lieu of Fractional Shares

      A Slippery Rock shareholder who receives cash in lieu of a fractional share of FNB common stock will be treated as having first received the fractional share of FNB common stock in the merger and then as having received cash in exchange for the fractional share interest. The Slippery Rock shareholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share of FNB common stock and the portion of the basis in the shares of Slippery Rock common stock allocable to that fractional interest.

Material Federal Income Tax Consequences to FNB and Slippery Rock

      Neither FNB nor Slippery Rock will recognize gain or loss as a result of the merger.

Tax Consequences If the Merger Does Not Qualify as a Reorganization Under
Section 368(a) of the Internal Revenue Code

      If the Internal Revenue Service determines that the merger of Slippery Rock with and into FNB does not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the Slippery Rock shareholders would be required to recognize gain or loss with respect to each share of Slippery Rock common stock surrendered in the merger in an amount equal to the difference between (a) the sum of the fair market value of any FNB common stock and cash received in the merger and (b) the tax basis of the shares of Slippery Rock common stock surrendered in exchange therefor. Such gain or loss will be long-term capital gain or loss if such shareholder held the Slippery Rock common stock for more than one year, and will be short-term capital gain or loss if such shareholder held the Slippery Rock common stock for less than one year. The amount and character of gain or loss will be computed separately for each block of Slippery Rock common stock that was purchased by the holder in the same transaction. A Slippery Rock shareholder's aggregate tax basis in the FNB common stock received in the merger would in this case be equal to its fair market value at the time of the closing of the merger, and the holding period for the FNB common stock would begin the day after the closing of the merger.

Backup Withholding

      Payments in connection with the merger may be subject to "backup withholding" at a rate of 28%, unless a Slippery Rock shareholder, (1) provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder's social security number) and any required information to the exchange agent, (2) provides a certification of foreign status on Form W-8 , or successor form, or (3) is a corporation or comes within certain exempt categories and otherwise complies with applicable requirements of the backup withholding rules. A Slippery Rock shareholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the shareholder's U.S. federal income tax liability. Each Slippery Rock shareholder should consult with his own tax advisor as to his qualification for exemption from backup withholding and the procedure for obtaining this exemption. You may prevent backup withholding by completing a substitute form W-9 (contained with the election form to be forwarded to you) and submitting it to the exchange agent for the merger when you submit your Slippery Rock share certificates for exchange.

                        DESCRIPTION OF FNB CAPITAL STOCK

FNB Common Stock

      General. FNB is authorized to issue 500,000,000 shares of common stock, par value $0.01 per share, of which 46,284,226 shares were outstanding as of March 31, 2004. FNB common stock is traded on the New York Stock Exchange under the symbol "FNB." FNB provides transfer agent and registrar services for its common stock.

      As of December 31, 2003, approximately 3.1 million shares of FNB common stock were reserved for issuance upon the exercise of outstanding options. In addition, FNB has reserved 4.2 million shares of common stock for issuance in connection with the merger and the Slippery Rock stock options being assumed by FNB. After taking into account these reserved shares, FNB will have approximately 446.2 million shares of authorized but unissued common stock available for issuance for other corporate purposes.

      Voting and Other Rights. The holders of FNB common stock are entitled to one vote per share, and in general a majority of the votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of votes cast, and each shareholder entitled to vote in an election of directors is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections of directors, shareholders do not have the right to cumulate their votes. See "Comparison of Shareholder Rights -- Amendment of Articles of Incorporation and Bylaws" and "Comparison of Shareholder Rights -- Vote Required for Extraordinary Corporate Transactions."

      In the event of a liquidation, holders of FNB common stock are entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any FNB preferred stock then outstanding.

      FNB common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All outstanding shares of FNB common stock are, and the shares of FNB common stock to be issued to our shareholders in the merger will be, validly issued, fully paid and nonassessable.

      Distributions. The holders of FNB common stock are entitled to receive such dividends or distributions as the FNB board of directors may declare out of funds legally available for such payments. The payment of distributions by FNB is subject to the restrictions of Florida law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of any then outstanding FNB preferred stock. Stock dividends, if any are declared, may be paid from authorized but unissued shares.

      The ability of FNB to pay distributions is affected by the ability of its subsidiaries to pay dividends. The ability of FNB's subsidiaries, as well as of FNB, to pay dividends in the future is influenced by bank regulatory requirements and capital guidelines.

FNB Preferred Stock

      General. FNB is authorized to issue 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding as of March 31, 2004. The FNB board of directors has the authority to issue FNB preferred stock in one or more series and to fix the dividend rights, dividend rates, liquidation preferences, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, and the number of shares constituting any such series, without any further action by the shareholders of FNB unless such action is required by applicable rules or regulations or by the terms of any other outstanding series of FNB preferred stock. Any shares of FNB preferred stock that may be issued may rank prior to shares of FNB common stock as to payment of dividends and upon liquidation.

                        COMPARISON OF SHAREHOLDER RIGHTS

      After the merger, you will become shareholders of FNB and your rights will be governed by FNB's articles of incorporation, FNB's bylaws and the Florida Business Corporations Act. The following summary discusses differences between FNB's articles of incorporation and bylaws and our articles of incorporation and bylaws and the differences between the BCL and the Florida Business Corporations Act. For information as to how to get the full text of each document, see "Where You Can Find More Information."

      The following summary is not intended to be a complete statement of the differences affecting the rights of our shareholders who become FNB shareholders, but rather summarizes the more significant differences affecting the rights of such shareholders and certain important similarities. The summary is qualified in its entirety by reference to the articles of incorporation and bylaws of FNB, our articles of organization and by-laws and applicable laws and regulations.

Removal of Directors; Filling Vacancies on the Board of Directors

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   -------------------------------------------------------------
Our articles of incorporation provide that a director, any      Under Florida law, unless the articles of incorporation of
class of directors or our entire board of directors may be      a corporation provide otherwise, directors may be removed
removed without cause by the affirmative vote of the holders    by the corporation's shareholders with or without cause;
of at least 75% of our outstanding shares entitled to vote in   provided that, if a director is elected by a voting group,
the election of directors. Pennsylvania law and our articles    only the shareholders of that voting group may participate
of incorporation provide that vacancies on our board of         in the vote to remove him or her.  Article 6 of FNB's
directors, including vacancies resulting from an increase in    articles of incorporation, however, provides that, subject
the number of directors, may be filled by a majority vote of    to the rights of holders of any preferred stock, any
the remaining directors, though less than a quorum, except      director or the entire board of directors may be removed
that a vacancy resulting from a removal of a director           without cause by the affirmative vote of the holders of at
resulting from a shareholder vote may be filled by the          least 75% of the then outstanding shares of FNB common
shareholders at the same meeting at which the removal occurs.   stock.  Florida law and FNB's bylaws provide that vacancies on the FNB board of directors, including vacancies resulting from an increase in the number of directors or resulting from removal from office, may be filled by a majority vote of the remaining directors, though less than a quorum.

Quorum of Shareholders

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   -------------------------------------------------------------
Pennsylvania law provides that the holders of a majority of     FNB's bylaws and Florida law provide that the holders of a
votes entitled to be cast on a matter to be considered,         majority of votes entitled to be cast on a matter to be
represented in person or by proxy, constitute a quorum of       considered, represented in person or by proxy, constitute a
that voting group for action on the matter.  Pennsylvania law   quorum of that voting group for action on the matter. FNB's
further provides that, if a meeting called for the election     bylaws further provide that whenever the holders of any
of directors is adjourned, the shareholders who attend the      class or series of shares are entitled to vote separately
resumption of the adjourned meeting, although less than a       on a specified item of business, the holders of a majority
quorum, shall nevertheless constitute a quorum for the          of the votes of that class or series entitled to be cast,
purpose of electing directors.                                  represented in person or by proxy, shall constitute a
                                                                quorum of such class or series.

Adjournment and Notice of Shareholder Meetings

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   -------------------------------------------------------------
Pennsylvania law provides that any regular or special meeting   The FNB bylaws and Florida law provide that, if a quorum is
of shareholders may be adjourned for such periods as may be     not present or represented at a shareholders meeting, the
directed by the shareholders present in person or by proxy at   shareholders present and entitled to vote at the meeting may
the meeting who are entitled to vote at that meeting.           adjourn such meeting from time to time.

Call of Special Meetings of Shareholders

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
Our bylaws provide that special meetings of our shareholders    FNB's bylaws provide that special meetings of shareholders may may be called by our board, our president or by the holders of  be called only by the chairman of the board, the president or
at least 20% of the votes entitled to be cast on any issue to   the secretary of FNB pursuant to a resolution or written
be considered at the special meeting of shareholders.           direction of at least 75% of the members of the FNB board or by the holders

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
                                                                of not less than 10% of the outstanding shares of
                                                                FNB.

Shareholder Consent in Lieu of Meeting

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
Pennsylvania law provides that any action that may be           Florida law permits any action that may be taken at a
taken at a meeting of the shareholders may be taken             meeting of the shareholders of FNB to be taken without
without a meeting, if a consent or consents in writing          a meeting, if, prior or subsequent to the action, one
setting forth the action so taken shall be signed by            or more written consents signed by a majority the
all of the shareholders who would be entitled to vote           shareholders who would be entitled to vote at a
at a meeting for such purpose and shall be filed with           meeting for such purpose are delivered to FNB.
our secretary.

Dissenters' Rights

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
Under Pennsylvania law, dissenters' rights are generally        Under Florida law, dissenters' appraisal rights are
afforded to shareholders in the event of corporate actions      available in connection with corporate actions involving
involving certain mergers, share exchanges, transfers of all    certain mergers, share exchanges, consolidations, sales or
or substantially all of the assets of the corporation, as       other dispositions of all or substantially all of the
well as certain other fundamental transactions in which the     property of the corporation other than in the ordinary
corporation is not the acquiring corporation.  See              course of business, the approval of certain control-share
"Provisions with Possible Anti-Takeover Effects" for a          acquisitions and amendments of the articles of
description of special dissenters' rights provisions under      incorporation where such amendment would adversely affect
Pennsylvania law applicable to registered companies such as     the shareholder by:
us in a transaction where a controlling interest in a
corporation is  acquired.                                       -    altering or abolishing any preemptive rights
                                                                     attached to such shareholder's shares;
Under Pennsylvania law, dissenters' rights generally are
denied to holders of shares that are listed on a national       -    altering or abolishing the voting rights
securities exchange, quoted on the Nasdaq National Market or         pertaining to such shareholder's shares, except as
held beneficially or of record by more than                          such rights may be affected by the voting rights of
                                                                     new shares then being

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
2,000 shareholders when a plan of merger converts the shares         authorized of any existing or new class or series of
into shares of the acquiring, surviving, new or other                shares;
corporation whether or not the shares of the acquiring,
surviving, new or other corporation are listed on the
exchange or privately held.                                     -    effecting an exchange, cancellation or
                                                                     reclassification of any of such shareholder's shares,
                                                                     when such amendment would alter or abolish the
                                                                     shareholder's voting rights or alter his percentage of
                                                                     equity in the corporation, or effecting a reduction or
                                                                     cancellation of accrued dividends or other arrearages;

                                                                -    reducing the stated redemption price of any of the
                                                                     shareholder's redeemable shares, altering or
                                                                     abolishing any provision relating to any sinking fund
                                                                     for the redemption or purchase of any of his shares or
                                                                     making any of the shareholder's shares subject to
                                                                     redemption when they are not otherwise redeemable;

                                                                -    making non-cumulative, in whole or in part,
                                                                     dividends on any of his preferred shares which had
                                                                     theretofore been cumulative;

                                                                -    reducing the stated dividend preference of any of
                                                                     his preferred shares; or

                                                                -    reducing any stated preferential amount payable on the
                                                                     shareholder's preferred shares upon voluntary or
                                                                     involuntary liquidation.

                                                                Under Florida law, appraisal rights generally are
                                                                denied in the case of a merger or share exchange or a
                                                                proposed sale or exchange of property when the
                                                                corporation's shares to be received are listed on a
                                                                national securities exchange or the Nasdaq National
                                                                Market and when the corporation's shares are held of
                                                                record by at least 2,000 persons and such outstanding
                                                                shares have a market value of at

                      Slippery Rock                                                           FNB
-------------------------------------------------------------   ---------------------------------------------------------------
                                                                least $10 million,
                                                                not counting the value of certain insider shares.

Derivative Actions

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
Under Pennsylvania law, derivative actions may be               Under Florida law, a derivative action may be brought
brought by a shareholder, even if the shareholder was           only by a person who was a shareholder of FNB at the
not a shareholder at the time of the alleged                    time of the alleged wrongdoing unless the person
wrongdoing, if a court determines that there is a               became a shareholder through transfer by operation of
strong prima facie case in favor of the claim and a             law from one who was a shareholder at the time of the
serious injustice will result without such action.              alleged wrongdoing.

Dividends and Distributions

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
Subject to any restrictions in a corporation's articles of      Subject to any restrictions in a corporation's articles of
incorporation, Pennsylvania law generally provides that a       incorporation, Florida law generally provides that a
corporation may make distributions to its shareholders unless   corporation may make distributions to its shareholders
after giving effect thereto (i) the corporation would not be    unless after giving effect thereto (i) the corporation
able to pay its debts as they become due in the usual course    would not be able to pay its debts as they become due in
of business, or (ii) the corporation's total assets would be    the usual course of business, or (ii) the corporation's
less than the sum of its total liabilities plus the amount      total assets would be less than the sum of its total
that would be needed upon the dissolution of the corporation    liabilities plus the amount that would be needed upon the
to satisfy the preferential rights of shareholders having       dissolution of the corporation to satisfy the preferential
superior preferential rights to those shareholders receiving    rights of shareholders having superior preferential rights
the distribution.  Our articles of incorporation do not         to those shareholders receiving the distribution. FNB's
contain any restrictions on the payment of dividends or the     articles of incorporation do not contain any restrictions
making of distributions to shareholders.                        on the payment of dividends or the making of distributions to shareholders.

Classes of Stock With Preferential Rights

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
We only have one authorized class of stock.                     The articles of incorporation of FNB authorize it to issue multiple classes of stock that may have rights preferential to the FNB common stock to be received by Slippery Rock
                                                                shareholders as a result of the merger.  No such stock is
                                                                currently outstanding.  Such preferential rights include
                                                                rights to preferential dividend rates compared to such
                                                                rates for FNB common stock, rights to prevent dividends
                                                                being paid on the common stock until dividends have been
                                                                paid on the preferred stock, rights to preferential
                                                                payments upon any liquidation of FNB, independent class
                                                                voting rights with respect to certain fundamental
                                                                transactions and rights to convert shares of FNB preferred stock into FNB common stock at a conversion ratio that
                                                                protects such preferred shareholders against a decline in
                                                                the price of FNB common stock by further diluting the
                                                                common stock.

Director Qualifications, Number and Term

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
Our articles of incorporation provide that our board            The FNB bylaws provide that the board of directors of
of directors shall consist of not less than 5 nor more          FNB shall consist of such number of directors as may
than 25 members divided into three classes, as equal            be determined by the board of directors of FNB, which
in number as possible, with each director serving a             number shall be not less than 5 nor more than 25. The
staggered three-year term. Under Pennsylvania law, a            FNB bylaws further provide that the FNB board of
director must be at least 18 years of age, but need             directors shall be divided into three classes, with
not be a resident of Pennsylvania.                              each director having a staggered, three-year term.
                                                                Under Florida law and the FNB bylaws, a director need
                                                                not be a resident of Florida or a shareholder of FNB
                                                                to qualify to serve as a director.

Nomination of Directors

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
Our bylaws do not provide a process for nominating              FNB's bylaws provide that directors may be nominated
directors. Under Pennsylvania law, shareholders may             for election to the FNB board by either a resolution
vote for any qualified person regardless of whether             of the board or by a shareholder of FNB. The FNB
they have been nominated unless the corporation has             bylaws provide that a shareholder may make nominations
contrary provisions in its articles of incorporation            for director by providing FNB with written notice of
or bylaws.                                                      the shareholder's intention to nominate a director,
                                                                which written notice generally must be received not
                                                                less than 14 days prior to the meeting of shareholders
                                                                called for the election of directors. The notice of a
                                                                shareholder's intention to nominate a director must
                                                                include, among other things:

                                                                -    the name and address of the nominating
                                                                     shareholder;

                                                                -    a representation that the shareholder is a holder of
                                                                     record of FNB voting stock and intends to appear in
                                                                     person or by proxy at the meeting to nominate the
                                                                     person or persons specified in the notice;

                                                                -    information regarding each nominee as would have been
                                                                     required under the SEC's proxy rules;

                                                                -    a description of all arrangements or
                                                                     understandings among the shareholder and each nominee
                                                                     pursuant to which the nomination or nominations are to
                                                                     be made by the shareholder; and

                                                                -    the written consent of each nominee to serve as a
                                                                     director of FNB if so elected.

Cumulative Voting

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
In an election of directors under cumulative voting,            Under Florida law, cumulative voting in the election
each share of stock normally having one vote for each           of directors is not available unless provided for in
director to be elected is entitled to a number of               the articles of incorporation of the corporation. FNB
votes equal to the number of directors to be elected            has not provided for cumulative voting in its articles
times the number of shares held with the right to               of incorporation.
distribute that number of votes among one or more
candidates. Under Pennsylvania law, cumulative voting
in the election of directors is available unless
otherwise provided for in the articles of
incorporation of the corporation. We have precluded
cumulative voting in the election of directors in our
articles of incorporation.

Indemnification of Officers and Directors

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
Pennsylvania law permits a corporation to indemnify its         Florida law permits a corporation to indemnify a director
directors and officers against expenses, judgments, fines and   or officer who was or is a party to any threatened, pending
amounts paid in settlement incurred by them in connection       or completed action, suit or other type of proceeding other
with any pending, threatened or completed action or             than an action by or in the right of the corporation by
proceeding, and permits such indemnification against expenses   reason of the fact that he is or was a director or officer
incurred in connection with any pending, threatened or          or is now serving at the request of the corporation as a
completed derivative action, if the director or officer has     director or officer of another entity against expenses,
acted in good faith and in a manner he reasonably believed to   including attorneys' fees, judgments, fines, penalties and
be in or not opposed to the best interests of the corporation   amounts paid in settlement actually and reasonably incurred
and, with respect to any criminal proceeding, had no            by him in connection with such action, suit or proceeding.
reasonable cause to believe his conduct was unlawful.           These indemnification rights apply if the director or
Pennsylvania law further provides that expenses incurred in     officer acted in good faith and in a manner in which he
defending any action or proceeding may be paid by the           reasonably believed to be in or not opposed to the best
corporation in advance of the final disposition upon            interest of the corporation and, with respect to a criminal

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
receipt of an undertaking by or on behalf of the                action or proceeding, had no reasonable cause to believe
director or officer to repay the amount if it is                his conduct was unlawful. In addition, under Florida law,
ultimately determined that the director or officer is           FNB may indemnify and hold harmless an officer or director
not entitled to be indemnified by the corporation.              who is a party in an action by or in the right of the
                                                                corporation against expenses, including attorneys' fees,
Under Pennsylvania law, the statutory provisions for            and certain amounts paid in settlement, actually and
indemnification and advancement of expenses are non-exclusive   reasonably incurred in connection with the defense or
with respect to any other rights, such as contractual rights    settlement of such proceeding, including any appeal
or rights granted pursuant to a bylaw or by vote of             thereof. Such indemnification shall be authorized if the
shareholders or disinterested directors, to which a person      director or officer has acted in good faith and in a manner
seeking indemnification or advancement of expenses may be       in which he reasonably believed to be in or not opposed to
entitled. Such rights may, for example, provide for             the best interest of the corporation, except
indemnification against judgments, fines and amounts paid in    indemnification is not authorized where there is an
settlement incurred by the indemnified person in connection     adjudication of liability, unless a court determines, in
with derivative actions. Pennsylvania law permits such          view of all the circumstances, that such person is fairly
derivative action indemnification in any case except where      and reasonably entitled to indemnity for such expenses.
the act or failure to act giving rise to the claim for
indemnification is determined by a court to have constituted    Florida law further provides that indemnification against
willful misconduct or recklessness.  Pennsylvania law and our   the costs and expenses of defending any action is required
bylaws permit us to purchase and maintain insurance on behalf   to be made to any officer or director who is successful in
of our directors and officers against any liability asserted    defending an action of the type referred to in the
against the director or officer and incurred in such            immediately preceding paragraph. Except with regard to the
capacity, whether or not we would have the power to indemnify   costs and expenses of successfully defending an action as
a director or officer against such liability.  Our articles     may be ordered by a court, indemnification as described in
of incorporation further provide that our directors and         the previous paragraph is only required to be made to a
officers are entitled to be indemnified to the fullest extent   director or officer if a determination is made that
permitted by law.                                               indemnification is proper under the circumstances. Such
                                                                determination shall be made in accordance with the
                                                                provisions of Florida law.

                                                                Florida law further provides that expenses

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
                                                                incurred in defending any action or proceeding may be
                                                                paid by the corporation in advance of the final
                                                                disposition upon receipt of an undertaking by or on
                                                                behalf of the director or officer to repay the amount
                                                                if it is ultimately determined that the director or
                                                                officer is not entitled to be indemnified by the
                                                                corporation.

                                                                Under Florida law, the provisions for indemnification
                                                                and advancement of expenses are not exclusive.
                                                                Accordingly, a corporation may make any other or
                                                                further indemnification or advancement of expenses of
                                                                any of its officers or directors, both as to action in
                                                                his official capacity and as to action in another
                                                                capacity while holding such office. Under Florida law,
                                                                indemnification or advancement of expenses, however,
                                                                shall generally not be made to or on behalf of any
                                                                officer or director if a judgment or other final
                                                                adjudication establishes that his actions or omissions
                                                                were material to the cause of action so adjudicated
                                                                and constitute:

                                                                -   a violation of the criminal law;

                                                                -   a transaction from which the officer or director
                                                                    derived an improper personal benefit;

                                                                -   an unlawful distribution; or

                                                                -   willful misconduct or a conscious disregard for
                                                                    the best interest of the corporation.

                                                                Florida law and the articles of incorporation of FNB
                                                                permit FNB to purchase and maintain insurance on
                                                                behalf of any director or officer of FNB against any
                                                                liability asserted against the director or officer and
                                                                incurred in such

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
                                                                capacity, whether or not FNB would
                                                                have the power to indemnify the director or officer
                                                                against such liability. The articles of incorporation
                                                                of FNB further provide that its directors, officers
                                                                and any other person designated by the board of
                                                                directors of FNB is entitled to be indemnified to the
                                                                fullest extent permitted by law.

Director Liability

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
Pennsylvania law provides that the bylaws of a corporation      Under Florida law, a director is not liable for monetary
may include a provision limiting the personal liability of      damages for any statement, vote, decision or failure to act
directors for monetary damages for actions taken as a           regarding corporate management or policy, unless the
director, other than as would constitute criminal conduct or    director breached or failed to perform his or her duties as
with respect to liability for nonpayment of taxes, and except   a director and the director's breach of, or failure to
to the extent that the director has breached or failed to       perform, those duties constitutes a violation of criminal
perform his or her duties to the corporation and the breach     law, self-dealing, willful misconduct or recklessness.  The
or failure to perform constitutes self-dealing, willful         bylaws of FNB contain a provision limiting the liability of
misconduct or recklessness.  Our bylaws do not contain such a   its directors to the fullest extent permitted by law.
provision.

Amendment of Articles of Incorporation and Bylaws

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
Pennsylvania law requires the affirmative vote of a majority    In order to amend the articles of incorporation of a
of the votes cast by all shareholders entitled to vote          Florida corporation, Florida law generally requires that,
thereon to amend a corporation's articles of incorporation,     unless the articles of incorporation provide for a greater
provided that shareholder approval is not required for          vote, the votes cast in favor of such an amendment must
certain non-material amendments.  Our articles of               exceed the votes cast against such an amendment at a
incorporation provide that, generally, our articles may be      meeting at which a quorum is present; provided, however,
amended by our shareholders                                     that a majority of the outstanding

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
as provided by Pennsylvania law. However, the                   votes entitled to be cast on the amendment is required
affirmative vote of the holders of at least 75% of our          with respect to amendments that would create
outstanding shares is required to amend provisions in           dissenters' rights under Florida law. Further, under
our articles of incorporation relating to the approval          Florida law shareholder approval is not required for
rights of shareholders with respect to certain                  certain non-material amendments.
corporate transactions. In the case of a registered
corporation such as us, Pennsylvania law provides that          Under Florida law, a corporation's bylaws may be amended or
the shareholders may not propose an amendment to the            repealed by the board of directors or shareholders;
articles.                                                       provided, however, that the board may not amend or repeal
                                                                the corporation's bylaws if the articles of incorporation
Under Pennsylvania law, the power to adopt, amend or repeal     reserve such power to the shareholders, or the
bylaws may generally be vested, pursuant to the bylaws, in      shareholders, in amending or repealing the bylaws,
the directors, with certain statutory exceptions and subject    expressly provide that the board of directors may not amend
to the power of the shareholders to change such action.         or repeal the bylaws or a particular bylaw provision.  The
Pennsylvania law further provides that, unless the articles     bylaws of FNB provide that FNB's bylaws may be altered or
of incorporation provide otherwise, the board of directors      amended and new bylaws adopted by the affirmative vote of
does not have the authority to adopt or change a bylaw on any   at least 75% of the members of FNB's board of directors or
subject that is committed expressly to the shareholders by      by the affirmative vote of the holders of at least 75% of
statute, other than on the subject shareholder quorum rules     the outstanding shares entitled to vote thereon.
if the corporation is a registered corporation such as us.
Our bylaws provide that our bylaws may be amended by the
affirmative vote of a majority of the members of our board of directors or by the affirmative vote of our shareholders
entitled to cast a majority of the votes which all
shareholders present at a regular or special meeting are
entitled to cast.

Vote Required for Extraordinary Corporation Transactions

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
Under Pennsylvania law, generally, a merger, consolidation,     Under Florida law, generally, a merger, consolidation,
share exchange,                                                 share exchange, dissolution or

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
dissolution or sale of substantially all of a                   sale of substantially all of a corporation's assets
corporation's assets other than in the ordinary course of       other than in the ordinary course of business must be
business must be approved by the affirmative vote of a          approved by the affirmative vote of the holders of a
majority of the votes cast by all shareholders entitled to      majority of the shares entitled to vote thereon unless
vote thereon. Except as otherwise provided by the bylaws of a   the corporation's articles of incorporation require a
corporation, the shareholders of a corporation do not have to   higher vote. Florida law further provides that, unless
approve a board of directors-approved plan of merger if,        required by its articles of incorporation, the
among other situations, immediately prior to the transaction,   shareholders approval of a plan of merger if is not
another corporation that is a party to the transaction          required if:
directly or indirectly owns 80% or more of the outstanding
shares of each class of the constituent corporation, or if      -   the articles of incorporation of the surviving
                                                                    corporation will not differ (except for certain minor
-   the surviving or new corporation is a business                  amendments approved by the board of directors as
    corporation incorporated in Pennsylvania with articles          provided by Florida law) from its articles before the
    of incorporation that are identical to the articles of          merger; and
    incorporation of the merged corporation (except for
    changes permitted by a board of directors without           -   each shareholder of the surviving corporation whose
    shareholder approval under Pennsylvania law),                   shares were outstanding immediately prior to the
                                                                    effective date of the merger will hold the same number
-   each share of the merged corporation outstanding                of shares, with identical designations, preferences,
    immediately prior to the effective date of the merger is        limitations and relative rights, immediately after the
    to continue to be outstanding or will be converted into         merger.
    an identical share of the surviving or new corporation
    after the effective date of the merger, and                 The articles of incorporation of FNB require an
                                                                affirmative vote of the holders of at least 75% of the
-   the shareholders of the merged corporation are to hold,     outstanding shares of FNB common stock entitled to vote
    in the aggregate, shares of the surviving or new            to approve a merger, consolidation or sale, lease,
    corporation to be outstanding immediately after             exchange or other disposition, in a single transaction
    effectiveness of the plan of merger at least a majority     or series of related transactions, of all or
    of the votes entitled to be cast generally for the          substantially all or a substantial part of the
                                                                properties or assets of FNB, unless the board of
                                                                directors of FNB has approved and recommended the
                                                                transaction prior to the consummation thereof.

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
    election of directors.

Interested Shareholder Transactions

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
Pennsylvania law provides that, with respect to registered      Florida law contains a number of provisions that require
companies such as us, if a shareholder of a corporation is a    supermajority approval for certain affiliate transactions.
party to a sale of assets transaction, share exchange, merger   Under Florida law, if any person who together with his or
or consolidation involving the corporation or a subsidiary,     her affiliates and associates beneficially owns 10% or more
or if a shareholder is to be treated differently in a           of any voting stock of the corporation (an "Interested
corporate dissolution from other shareholders of the same       Person") is a party to any merger, consolidation,
class, or if a shareholder is to receive a disproportionate     disposition of all or a substantial part of the assets of
amount of shares resulting from a division of the               the corporation or a subsidiary of the corporation, or
corporation, or if the articles of incorporation of the         exchange of securities requiring shareholder approval (a
corporation are to be amended so as to result in a              "Business Combination"), such transaction shall be approved
shareholder receiving an increased voting or economic share     by the affirmative vote of the holders of two-thirds of the
interest a relation to substantially all other shareholders,    voting shares other than the shares beneficially owned by
then approval must be obtained from the shareholders entitled   the Interested Person; provided, that such approval is not
to cast at least a majority of the votes which all              required if (1) the Interested Shareholder transaction has
shareholders other than the interested shareholder are          been approved by a majority of the disinterested directors;
entitled to cast with respect to the transaction, without       (2) the corporation has not had more than 300 shareholders
counting the votes of the interested shareholder.  Such         of record at any time during the three years preceding the
additional shareholder approval is not required if the          date of the transaction's announcement; (3) the Interested
consideration to be received by the other shareholders in       Person has been the beneficial owner of at least 80% of the
such transaction for shares of any class is not less than the   corporation's outstanding voting shares for at least five
highest amount paid by the interested shareholder in            years preceding the date of the transaction's announcement;
acquiring shares of the same class, or if the proposed          (4) the Interested Person is the beneficial owner of at
transaction is approved by a majority of the board of           least 90% of the outstanding voting shares of the
directors other than certain directors ("disqualified           corporation, exclusive of shares acquired directly from the
directors") affiliated or                                       corporation in a transaction not approved by

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
associated with, or nominated by, teh intrested shareholder.    a majority of the disinterested directors; (5) the corporation is an investment company registered under the Investment
                                                                Company Act of 1940 or (6) the consideration to be
                                                                received by holders of the stock of the corporation
                                                                meets certain minimum levels determined by a formula
                                                                under Section 607.0901(4)(f) of the Florida Business
                                                                Corporations.

Fiduciary Duty

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
Under Pennsylvania law, a director shall perform his duties     The articles of incorporation of FNB provide that the board
as a director in good faith, in a manner he reasonably          of directors of FNB, in evaluating a proposal for an
believes to be in the best interests of the corporation and     extraordinary corporate transaction, shall consider all
with such care, including reasonable inquiry, skill and         relevant factors, including, without limitation, the
diligence, as a person of ordinary prudence would use under     long-term prospects and interests of the corporation and
similar circumstances, and shall be entitled in performing      its shareholders, the social, economic, legal or other
his duties to rely in good faith on information, opinions,      effects of any action on the employees, suppliers and
reports or statements, including financial statements and       customers of the corporation and its subsidiaries, the
other financial data, prepared or presented by: (1) one or      communities and societies in which FNB and its subsidiaries
more officers or employees of the corporation whom the          operate, and the economy of the state and the nation.
director reasonably believes to be reliable and competent in
the matters presented; (2) counsel, public accountants or       The articles of incorporation of FNB further provide that,
other persons as to matters which the director reasonably       if the board of directors of FNB determines that such a
believes to be within the professional or expert competence     proposal should be rejected, it may take any lawful action
of such person or (3) a committee of the board upon which he    to accomplish its purposes.
does not serve, as to matters within its designated
authority, which committee the director reasonably believes     Under Florida law, a director is required to discharge his
to merit confidence.  Pennsylvania law further provides that    duties in good faith, with the care an ordinarily prudent
a director may, in considering the best interests of a          person in a like position would exercise under similar
                                                                circumstances and in a manner reasonably

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
corporation, consider (1) the effects of any action on          believed to be in the best interests of the corporation.
shareholders, employees, suppliers, customers and creditors     In discharging his duties, a director is entitled to
of the corporation, and upon communities in which offices or    rely on: (1) information, opinions, reports, or
other facilities of the corporation are located, (2) the        statements, including financial statements and other
short-term and long-term interests of the corporation,          financial data, if presented or prepared by officers or
including the possibility that the best interests of the        employees of the corporation whom the director
corporation may be served by the continued independence of      reasonably believes to be reliable and competent in the
the corporation, (3) the resources, intent and conduct of any   matters presented; (2) legal counsel, public accountants
person seeking to acquire control of the corporation and (4)    or other persons as to matters the director reasonably
all other pertinent factors.                                    believes are within the person's professional or expert
                                                                competence or (3) a committee of the Board of which the
                                                                director is not a member if the director reasonably
                                                                believes the committee merits confidence.

Provisions with Possible Anti-Takeover Effects

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
Pennsylvania law contains various statutory "anti-takeover"     FNB is subject to statutory "anti-takeover" provisions
provisions, which apply to us, including Subchapters 25E        under Florida law.  Section 607.0902 of the Florida
through 25J of the BCL.  Subchapter 25E (relating to control    Business Corporations Act restricts the voting rights of
transactions) provides that, if any person or group acquires    certain shares of a corporation's stock when those shares
20% or more of the voting power of a corporation, the           are acquired by a party who, by such acquisition, would
remaining shareholders may demand from such person or group     control at least 20% of all voting rights of the
the fair value of their shares, including a proportionate       corporation's issued and outstanding stock.  The statute
amount of any control premium. Subchapter 25F (relating to      provides that the acquired shares (the "control shares")
business combinations) delays for five years and imposes        will, upon such acquisition, cease to have any voting
conditions upon business combinations between an interested     rights.  The acquiring party may, however, petition the
shareholder and the corporation.  Subchapter 25G (relating to   corporation to have voting rights re-assigned to the
control share acquisitions) prevents a person who has           control shares by way of an "acquiring person's statement"
acquired 20% or more of the voting power of a covered           submitted to the corporation in compliance with the
                                                                requirements of the statute.  Upon receipt of such request, the

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
corporation from voting such shares unless the                  corporation must submit, for shareholder approval, such
"disinterested" shareholders approve such voting rights.        request. Voting rights may be reassigned to the control
Subchapter 25H (relating to disgorgement) requires              shares by a resolution of a majority of the corporation's
disgorgement of certain profits made by controlling             shareholders for each class and series of stock, with the
shareholders following their attempts to gain control of        control shares not voting. If such a resolution is
the corporation. Subchapter 25I provides for a minimum          approved, and the voting rights re-assigned to the control
severance payments to certain employees terminated              shares represent a majority of all voting rights of the
within two years of the approval. Subchapter 25J                corporation's outstanding voting stock, then, unless the
prohibits the abrogation of certain labor contracts             corporation's articles of incorporation or bylaws provide
prior to their stated date of expiration. Subchapters           otherwise, all shareholders of the corporation shall be
25E through 25H of the BCL contain a wide variety of            able to exercise appraisal rights in accordance with
transactional and status exemptions, exclusions and safe        Florida law.
harbors.

                                                                Florida law further provides that a corporation may, by
The Pennsylvania laws pertaining to control share               amendment to its articles of incorporation or bylaws,
acquisitions do not alter the voting rights of any stock of     provide that, if the party acquiring the control shares
the corporation acquired in certain specified transactions.     does not submit an acquiring person's statement in
                                                                accordance with the statute, the corporation may redeem the
In addition, Pennsylvania law permits an amendment to the       control shares at any time during the period ending 60 days
corporation's articles of incorporation or other corporate      after the acquisition of control shares. If the acquiring
action, if approved by shareholders, to provide mandatory       party files an acquiring person's statement, the control
special treatment for specified groups of nonconsenting         shares are not subject to redemption by the corporation
shareholders of the same class. Pennsylvania law also           unless the shareholders, acting on the acquiring party's
provides that directors may, in discharging their duties,       request for re-assignment, deny full voting rights to the
consider the interests of a number of different                 control shares. Neither the articles of incorporation of
constituencies, including shareholders, employees, suppliers,   FNB nor its bylaws have been amended to include such a
customers, creditors and the communities in which the           provision.
corporation is located. Directors are not required to
consider the interests of shareholders to a greater degree
than other constituencies' interests. Pennsylvania law          The statute does not alter the voting rights of any stock
expressly provides that directors do not                        of the corporation acquired in certain specified
                                                                transactions.

                       Slippery Rock                                                          FNB
-------------------------------------------------------------   ---------------------------------------------------------------
violate thneir fiduciary duties solely by relying on poison     In addition, there are various provisions in the
pills or the anti-takeover provisions of Pennsylvania law.      articles of incorporation and bylaws of FNB that may
                                                                serve as anti-takeover protections including:

                                                                -   the ability of the board of directors of FNB to
                                                                    fill vacancies resulting from an increase in the
                                                                    number of directors;

                                                                -   the supermajority voting requirements for certain
                                                                    corporate transactions;

                                                                -   the broad range of factors that the board of
                                                                    directors of FNB may consider in evaluating an
                                                                    unsolicited offer including a tender offer proposal;
                                                                    and

                                                                -   provisions in the FNB articles of incorporation
                                                                    which authorize the board of directors of FNB, without
                                                                    further shareholder action, to issue from time to
                                                                    time, up to 20,000,000 shares of FNB preferred stock.
                                                                    The board of directors of FNB is empowered to divide
                                                                    any and all of the shares of the FNB preferred stock
                                                                    into series and to fix and determine the relative
                                                                    rights and preferences of the shares of any series so
                                                                    established.

                                                                The "anti-takeover" provisions of Florida law and FNB's
                                                                articles of incorporation and bylaws may have the effect
                                                                of deterring merger proposals, tender offers or other
                                                                attempts to effect changes in control of FNB that are
                                                                not negotiated with and approved by the board of
                                                                directors of FNB. FNB is not aware of any effort or
                                                                intent to gain control of FNB or any effort to organize
                                                                a proxy contest or to accumulate shares of FNB.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

      FNB common stock is listed on the New York Stock Exchange. Prices for our common stock are quoted on the OTC Bulletin Board of the National Association of Securities Dealers. The following table sets forth:

      - the high and low closing prices of shares of FNB common stock as reported on the New York Stock Exchange since December 17, 2003 and prior thereto on the Nasdaq Stock Market, as adjusted to reflect 5% stock dividends declared on May 6, 2002 and April 28, 2003;

      - the average of the high bid and low sales prices of shares of our common stock in the local over-the-counter market as reported on the OTC Bulletin Board. These quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions. In each case, this information is based on published sources; and

      - quarterly cash dividends paid per share by FNB and us for the periods indicated.

                                                FNB Common Stock                       Slippery Rock Common Stock
                                       ---------------------------------            -------------------------------
                                        High          Low       Dividend           High          Low     Dividend
                                       ------       ------      --------          ------       ------    --------
2002:

First quarter..................        $23.21       $27.49        $.18            $16.00       $14.75     $0.15
Second quarter.................         24.89        29.65         .21             15.50        14.75      0.15
Third quarter..................         23.53        27.76         .21             15.35        14.25      0.15
Fourth quarter.................         24.64        26.35         .21             15.75        14.25      0.15

2003:

First quarter..................         25.52        27.62         .21             15.30        14.15      0.15
Second quarter.................         27.20        31.04         .24             16.25        15.50      0.15
Third quarter..................         29.35        35.08         .24             17.75        15.85      0.15
Fourth quarter.................         31.68        35.48         .24             20.85        17.50      0.15

2004:

First quarter..................         22.79(1)     18.79(1)      .23             19.50        18.75      0.15
Second quarter.................
Third quarter
(to August __).................

--------------------
(1) On January 1, 2004, FNB distributed one share of First National Bancshares of Florida, Inc., which until then was a wholly owned subsidiary of FNB, for each share held of FNB, and the prices of FNB common stock since January 1, 2004 reflect that distribution.

You are advised to obtain current market quotations for FNB common stock. The market price of FNB common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of FNB common stock.

                   BENEFICIAL OWNERSHIP OF SLIPPERY ROCK STOCK

      The following table sets forth information pertaining to the beneficial ownership of the outstanding shares of our common stock by (1) persons known to us to own more than five percent of the outstanding shares of our common stock,
(2) each director and (3) all directors and executive officers of Slippery Rock as a group. The information contained herein has been obtained from our records and from information furnished to us by each individual. We know of no person who owns, beneficially or of record, either individually or with associates, more than five percent of our common stock, except as set forth below.

                                         Amount and Nature
Name and Position of Beneficial Owner     of Ownership (1)(2)      Percent of Class
-------------------------------------    --------------------      ----------------
John W. Conway                                 99,080(3)                 3.5%
  Chairman of the Board

Robert M. Greenberger                          15,964(3)                  *
  Director

Robert E. Gregg                                14,939(3)(4)               *
  Director

William D. Kingery                             13,255(3)                  *
  Director

Brenda K. McBride                               4,000(3)                  *
  Director

Thomas D. McClymonds                           10,597(3)                  *
  Director

Scott A. McDowell                               4,878(3)                  *
  Director

S. P. Snyder                                   34,502(3)                 1.2%
  Director

William C. Sonntag                             35,651(5)                 1.3%
  President, Chief Executive
  Officer and Director

Charles C. Stoops, Jr.                          91,416(3)                3.3%
  Director

Norman P. Sundell                               14,504(3)(4)             *
  Director

Officers and Directors and                     381,737(5)               13.6%
  Directors as a Group(6)

Grady W. Cooper                                383,345                  13.7%
St. Cloud, Florida 34769

---------------
*     Less than 1%

(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the General Rules and Regulations of the SEC and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days as of the date hereof. Beneficial ownership may be disclaimed as to certain of the securities. Except as otherwise indicated, the address for each of the following persons is our principal corporate address.

(2)   Information furnished by our directors and officers.

(3) Includes shares of our common stock that may be acquired within 60 days by exercise of stock options granted pursuant to our Non-Employee Directors Stock Option Plan. Shares of our common stock that are subject to stock options are deemed to be outstanding for computing the percentage of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person. The number of such shares included above are as follows:

      Mr. Snyder, 3,600 shares; Mr. Sundell, 4,600 shares; Mr. Gregg, 5,200 shares; Mr. Kingery, 5,200 shares; Mr. Conway, 4,000 shares; Mr. Stoops, Jr., 4,000 shares; Ms. McBride, 3,000 shares; Mr. McDowell, 3,000 shares; Mr. Greenberger, 2,000 shares; and Mr. McClymonds, 2,000 shares.

(4) Includes voting power of attorney over 3,689 shares owned by members of Mr. Gregg's family and 332 shares for which Mr. Sundell holds a power of attorney.

(5) Includes 19,331 shares of common stock that may be acquired within 60 days by exercise of stock options granted to Mr. Sonntag and 31,962 shares granted to officers as a group pursuant to our Employee Incentive Stock Option Plan.

(6)   The group consists of 13 persons, as of the date hereof.

                              ADJOURNMENT PROPOSAL

Granting of Discretionary Authority to Adjourn Our Special Meeting

      General. If, at our special meeting on __________, August __, 2004, the number of shares of our common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of our common stock voting in favor of approval of the merger proposal is insufficient to approve the merger proposal under Pennsylvania law and our articles of incorporation, our management intends to move to adjourn our special meeting in order to enable our board of directors to solicit additional proxies. In that event, we will ask our shareholders to vote only upon the adjournment proposal and not on the merger proposal.

      In this proposal, we are asking you to grant discretionary authority to the holder of any proxy solicited by our board of directors so that the holder can vote in favor of the proposal to adjourn our special meeting to solicit additional proxies. If our shareholders approve the adjournment proposal, we could adjourn our special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the merger proposal to defeat the merger proposal, we could adjourn our special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to vote in favor of the approval of the merger proposal.

      If our special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

      Vote Required. The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at our special meeting and entitled to vote is required to grant discretionary authority to approve the proposal to adjourn our special meeting if necessary to permit further solicitation of proxies in favor of the merger proposal. The failure to vote, either by proxy or in person, will have no effect on the outcome of the voting on the adjournment proposal. However, abstentions will have the same effect as a vote against the adjournment proposal.

      Brokers may not vote on the adjournment proposal without specific instructions from the person who beneficially owns the shares. However, shares held by a broker for whom you do not give your broker instructions on how to vote will have no effect on the outcome of the vote on the adjournment proposal.

      No proxy that is specifically marked "AGAINST" approval of the merger proposal will be voted in favor of the adjournment proposal, unless it is specifically marked "FOR" granting the discretionary authority to adjourn our special meeting.

      Recommendation of Our Board of Directors. Our board of directors believes that if the number of shares of our common stock present in person or by proxy at our special meeting and voting for approval of the merger proposal is insufficient to approve the merger proposal, it is in the best interests of our shareholders to enable our board to continue to seek to obtain a sufficient number of additional votes for approval of the merger proposal. Therefore, our board of directors recommends that you vote "FOR" the proposal to grant discretionary authority to adjourn our special meeting for the purpose of soliciting additional proxies.

                                  LEGAL MATTERS

      The validity of the FNB common stock being registered in connection with the merger has been passed upon for FNB by Duane Morris LLP, Philadelphia, Pennsylvania. Duane Morris LLP and Manatt, Phelps & Phillips, LLP will deliver their opinions to FNB and Slipper Rock, respectively, as to certain federal income tax consequences of the merger. See "Material Federal Income Tax Consequences of the Merger."

                                     EXPERTS

      The consolidated financial statements of FNB and subsidiaries appearing in FNB's Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2004, incorporated by reference in this proxy statement/prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in FNB's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

      The consolidated financial statements of Slippery Rock and subsidiaries appearing in Slippery Rock's Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by S.R. Snodgrass A.C., independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2004, incorporated by reference in this proxy statement/prospectus, S.R. Snodgrass A.C. have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in Slippery Rock's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

                                  OTHER MATTERS

      As of the date of this proxy statement/prospectus, we do not know of any matters that will be presented for consideration at our special meeting other than approval of the merger proposal and the adjournment proposal. However, if any other matters shall properly come before our special meeting or any adjournment, postponement or continuation thereof and be voted upon, the enclosed proxies shall be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters.

      No person is authorized to give any information or make any representation other than those contained or incorporated by reference in this proxy statement/prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by FNB or us.

      This proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the FNB common stock offered by this proxy statement/prospectus, nor does it constitute the solicitation of a proxy, in any jurisdiction in which such offer or solicitation is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation.

      The information contained in this proxy statement/prospectus speaks as of the date hereof unless otherwise specifically indicated. The delivery of this proxy statement/prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of Slippery Rock or FNB since the date of this proxy statement/prospectus or that the information in this proxy statement/prospectus or in the documents incorporated by reference in this proxy statement/prospectus is correct at any time subsequent to that date.

      This proxy statement/prospectus does not cover any resales of the FNB common stock offered hereby to be received by shareholders of Slippery Rock deemed to be "affiliates" of Slippery Rock or FNB upon the consummation of the merger. No person is authorized to make use of this proxy statement/prospectus in connection with any such resales.

                       WHERE YOU CAN FIND MORE INFORMATION

      FNB and Slippery Rock each file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information filed by FNB or Slippery Rock at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. FNB's and Slippery Rock's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

      FNB filed a registration statement on Form S-4 to register with the SEC under the Securities Act the issuance of FNB common stock to Slippery Rock shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of FNB and a proxy statement of Slippery Rock for our special meeting. As allowed by the SEC rules, this proxy statement/prospectus does not contain all the information contained in the registration statement.

      The SEC allows the "incorporation by reference" of information into this proxy statement/prospectus, which means that FNB and Slippery Rock can disclose important information to you by referring you to another document filed separately with the SEC by FNB or Slippery Rock. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that FNB or Slippery Rock have previously filed with the SEC. These documents contain important information about FNB and Slippery Rock.

      The following documents previously filed with the SEC by FNB (SEC File No. 001-31940) are incorporated by reference into this proxy statement/prospectus:

      FNB's Annual Report on Form 10-K for the year ended December 31, 2003;

      FNB's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

      FNB's Current Reports on Form 8-K filed April 19, 2004, May 6, 2004 and May 28, 2004; and

      The description of FNB common stock contained in the FNB registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

      The following documents previously filed with the SEC by Slippery Rock (SEC File No. 000-21720) are incorporated by reference into this proxy statement/prospectus:

      Slippery Rock's Annual Report on Form 10-K for the year ended December 31, 2003;

      Slippery Rock's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

      Slippery Rock's Current Reports on Form 8-K filed April 30, 2004 and May 6, 2004; and

      The description of Slippery Rock's common stock contained in the Slippery Rock registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

      Each of FNB and Slippery Rock further incorporates by reference any additional documents that it files with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the termination of the effectiveness of the registration statement in which this proxy statement/prospectus is included, These documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      If you would like to receive a copy of any of the documents incorporated by reference, please contact Slippery Rock or FNB at the address or telephone number listed under the heading "Additional Information."

                              SHAREHOLDER PROPOSALS

      We will hold our annual meeting of shareholders in 2005 only if the merger is not completed. Any eligible shareholder desiring to present a proposal pursuant to Rule 14a-8 promulgated by the SEC to be considered at our 2005 Annual Meeting of Shareholders should submit the proposal in writing to: William C. Sonntag, President, Slippery Rock Financial Corporation, 100 South Main Street, Slippery Rock, Pennsylvania 16057 no later than November 21, 2004. A shareholder wishing to submit a proposal other than pursuant to Rule 14a-8 must notify us within a reasonable time prior to the annual meeting. In the absence of timely notice, management will exercise its discretionary power in voting on any such matter.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                             DATED AS OF MAY 5, 2004

                                     BETWEEN

                               F.N.B. CORPORATION

                                       AND

                       SLIPPERY ROCK FINANCIAL CORPORATION

                                TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
Article I       CERTAIN DEFINITIONS........................................    A-1

    1.01     Certain Definitions...........................................    A-1

Article II      THE MERGER.................................................    A-9

    2.01     The Merger....................................................    A-9

    2.02     Effective Date and Effective Time; Closing....................   A-10

Article III     MERGER CONSIDERATION; EXCHANGE PROCEDURES..................   A-11

    3.01     Conversion of Shares..........................................   A-11

    3.02     Fractional Shares.............................................   A-11

    3.03     Election and Proration Procedures.............................   A-12

    3.04     Exchange Procedures...........................................   A-15

    3.05     Adjustments for Dilution and Other Matters....................   A-17

    3.06     Dissenting Shares.............................................   A-17

    3.07     Withholding Rights............................................   A-17

    3.08     Slippery Rock Options.........................................   A-17

    3.09     Bank Merger...................................................   A-18

Article IV      ACTIONS PENDING ACQUISITION................................   A-18

    4.01     Forbearances of Slippery Rock.................................   A-18

    4.02     Forbearances of Parent........................................   A-22

Article V       REPRESENTATIONS AND WARRANTIES.............................   A-22

    5.01     Disclosure Schedules..........................................   A-22

    5.02     Standard......................................................   A-22

    5.03     Representations and Warranties of Slippery Rock...............   A-23

    5.04     Representations and Warranties of Parent......................   A-37

Article VI      COVENANTS..................................................   A-42

    6.01     Reasonable Best Efforts.......................................   A-42

    6.02     Stockholder Meeting...........................................   A-43

    6.03     Registration Statement........................................   A-43

    6.04     Regulatory Filings............................................   A-44

    6.05     Press Releases................................................   A-44

    6.06     Access; Information...........................................   A-45

    6.07     Affiliates....................................................   A-45

    6.08     Certain Actions...............................................   A-46

                                TABLE OF CONTENTS
                                   (CONTINUED)

    6.09     Certain Policies..............................................   A-48

    6.10     NYSE Listing..................................................   A-48

    6.11     Indemnification...............................................   A-49

    6.12     Benefit Plans.................................................   A-50

    6.13     Parent Bank Board.............................................   A-51

    6.14     Notification of Certain Matters...............................   A-52

    6.15     Regulatory Conditions.........................................   A-52

    6.16     Exemption From Liability Under Section 16(b)..................   A-52

    6.17     Regulatory Approval of Certain Agreements and Payments........   A-52

Article VII     CONDITIONS TO CONSUMMATION OF THE MERGER...................   A-53

    7.01     Conditions to Each Party's Obligation to Effect the Merger....   A-53

    7.02     Conditions to Obligation of Slippery Rock.....................   A-54

    7.03     Conditions to Obligation of Parent............................   A-54

Article VIII    TERMINATION................................................   A-55

    8.01     Termination...................................................   A-55

    8.02     Effect of Termination.........................................   A-57

Article IX      MISCELLANEOUS..............................................   A-57

    9.01     Survival......................................................   A-57

    9.02     Waiver; Amendment.............................................   A-57

    9.03     Counterparts..................................................   A-57

    9.04     Governing Law.................................................   A-58

    9.05     Expenses......................................................   A-58

    9.06     Notices.......................................................   A-58

    9.07     Entire Understanding; No Third Party Beneficiaries............   A-59

    9.08     Severability..................................................   A-59

    9.09     Enforcement...................................................   A-59

    9.10     Interpretation................................................   A-59

    9.11     Assignment....................................................   A-60

    9.12     Alternative Structure.........................................   A-60

                                TABLE OF CONTENTS
                                   (CONTINUED)

ANNEX A  FORM OF BANK MERGER AGREEMENT

ANNEX B  FORM OF AFFILIATE LETTER

      AGREEMENT AND PLAN OF MERGER, dated as of May 5, 2004 (this "Agreement"), between F.N.B. Corporation ("Parent") and Slippery Rock Financial Corporation ("Slippery Rock").

                                    RECITALS

      A. Slippery Rock. Slippery Rock is a Pennsylvania corporation, having its principal place of business in Slippery Rock, Pennsylvania.

      B. Parent. Parent is a Florida corporation, having its principal place of business in Hermitage, Pennsylvania.

      C. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement constitutes a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-1(c).

      D. Board Action. The respective Boards of Directors of Parent and Slippery Rock have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

      1.01 CERTAIN DEFINITIONS. THE FOLLOWING TERMS ARE USED IN THIS AGREEMENT WITH THE MEANINGS SET FORTH BELOW:

            "Acquisition Proposal" has the meaning set forth in Section 6.08(e).

            "Affiliate" has the meaning set forth in Section 3.04(h).

            "Affiliate Letter" has the meaning set forth in Section 6.07.

            "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

            "Approval Recommendation" has the meaning set forth in Section 6.02.

            "Articles of Merger" has the meaning set forth in Section 2.02(a).

            "Average Closing Price" has the meaning set forth in Section
8.01(h).

            "Bank" means The First National Bank of Slippery Rock.

            "Bank Insurance Fund" means the Bank Insurance Fund maintained by the FDIC.

            "Bank Merger Agreement" means the Agreement of Merger by and between Parent Bank and Slippery Rock Bank, the form of which is attached hereto as Annex A.

            "Bank Merger" has the meaning set forth in Section 3.09.

            "Bank Regulatory Authority" means the OCC, the FDIC or any other state or federal bank regulatory agency charged with the supervision or regulation of Slippery Rock, Slippery Rock Bank, Parent or Parent Bank or the insurance of the deposits of Slippery Rock Bank or Parent Bank.

            "Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.

            "BIF" means the Bank Insurance Fund.

            "Benefit Plans" has the meaning set forth in Section 5.03(m)(i).

            "Break-up Fee" has the meaning set forth in Section 6.08(f).

            "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

            "Business Retention and Development Agreement" means the form of proposed business retention and development agreement between William Sonntag and Parent.

            "Cash Amount" means that portion of the Merger Consideration not consisting of shares of Parent Common Stock.

            "Cash Election" has the meaning set forth in Section 3.03(a).

            "Cash Proration Factor" has the meaning set forth in Section 3.03(c)(iii)(C).

            "Certificate" means any certificate that immediately prior to the Effective Time represented shares of Slippery Rock Common Stock.

            "Change in Slippery Rock Recommendation" has the meaning set forth in Section 6.08(b).

            "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

            "Code" has the meaning set forth in the recitals to this Agreement.

            "Combination Cash Election" has the meaning set forth in Section 3.03(a).

            "Combination Stock Election" has the meaning set forth in Section 3.03(a).

            "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

            "Confidentiality Agreement" has the meaning set forth in Section 6.06(c).

            "Derivatives Contract" has the meaning set forth in Section 5.03(q).

            "Determination Date" means the date on which the last required Bank Regulatory Authority approval is obtained with respect to the Transaction, without regard to a requisite waiting period.

            "Disclosure Schedule" has the meaning set forth in Section 5.01.

            "Dissenting Shares" means shares of Slippery Rock Common Stock as to which appraisal rights are perfected under Subchapter D of Chapter 15 of the PBCL.

            "DOL" means the Department of Labor.

            "Effective Date" has the meaning set forth in Section 2.02(a).

            "Effective Time" has the meaning set forth in Section 2.02(a).

            "Election" has the meaning set forth in Section 3.03(a).

            "Election Deadline" has the meaning set forth in Section 3.03(b).

            "Election Form" has the meaning set forth in Section 3.03(a).

            "Election Form Record Date" has the meaning set forth in Section 3.03(a).

            "Employees" has the meaning set forth in Section 5.03(m)(i).

            "Employment Agreement" shall mean the form of employment agreement between William Sonntag and Slippery Rock.

            "Environmental Laws" has the meaning set forth in Section 5.03(o).

            "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

            "Equity Investment" means (i) an Equity Security, (ii) any ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity or any interest in real estate or
(iii) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

            "Equity Security" means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the OCC to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security and any certificate of interest or participation in, temporary or interim certificate for or receipt for any of the foregoing.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" has the meaning set forth in Section 5.03(m)(iii).

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

            "Exchange Agent" means such entity selected by Parent to effect the exchange of Slippery Rock Common Stock for Parent Common Stock and/or cash.

            "Exchange Fund" has the meaning set forth in Section 3.04(a).

            "Exchange Ratio" shall mean 1.41, subject to adjustment pursuant to Sections 3.05, and shall be rounded to the nearest one-ten-thousandth.

            "Fair Housing Act" means the Fair Housing Act, as amended.

            "FDIC" means the Federal Deposit Insurance Corporation.

            "Federal Reserve Act" means the Federal Reserve Act, as amended.

            "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

            "FLBC" means the Florida Business Corporation Act, as amended.

            "GAAP" means generally accepted accounting principles and practices as in effect from time to time in the United States.

            "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

            "Hazardous Substance" has the meaning set forth in Section 5.03(o).

            "Home Mortgage Disclosure Act" means the Home Mortgage Disclosure Act, as amended.

            "Indemnified Parties" and "Indemnifying Party" have the meanings set forth in Section 6.11(a).

            "Index Price" has the meaning set forth in Section 8.01(h).

            "Index Ratio" has the meaning set forth in Section 8.01(h).

            "Insurance Amount" has the meaning set forth in Section 6.11(c).

            "Insurance Policies" has the meaning set forth in Section 5.03(w).

            "IRS" means the Internal Revenue Service.

            "Key Employee Severance Agreement" means the proposed form of key employment severance agreement between Slippery Rock and certain Slippery Rock employees.

            "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

            "Loans" has the meaning set forth in Section 4.01(r).

            "Mailing Date" has the meaning set forth in Section 3.03(a).

            "Material Adverse Effect" means, with respect to Parent or Slippery Rock any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or Slippery Rock and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of Parent and its Subsidiaries or Slippery Rock and its Subsidiaries to perform their respective obligations under this Agreement or the Bank Merger Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes after the date hereof in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, federal savings institutions and their holding companies generally, (c) changes after the date hereof in general economic or market conditions affecting banks and their holding companies generally, (d) public disclosure of the transactions contemplated hereby, (e) costs incurred in connection with the Transaction including, without limitation, change in control and severance payments, investment banking fees, legal fees, accounting fees and printing costs, in each case in accordance with GAAP and (f) any action or omission of Slippery Rock or Parent taken with the prior consent of the other or as otherwise contemplated by this Agreement in connection with the consummation of the Transaction.

            "Material Contract" has the meaning set forth in Section 5.03(k)(i).

            "Merger" has the meaning set forth in Section 2.01(a).

            "Merger Consideration" means the number of whole shares of Parent Common Stock, cash or a combination thereof, plus cash in lieu of any fractional share interest, into which shares of Slippery Rock Common Stock shall be converted pursuant to the provisions of Article III.

            "National Labor Relations Act" means the National Labor Relations Act, as amended.

            "Non-Competition Agreement" means the proposed non-competition agreement between Parent and William Sonntag.

            "NYSE" means The New York Stock Exchange, Inc.

            "OCC" means the Office of the Comptroller of the Currency.

            "OREO" means other real estate owned.

            "Parent" has the meaning set forth in the preamble to this Agreement.

            "Parent Articles" means the Articles of Incorporation of Parent, as amended.

            "Parent Bank" means The First National Bank of Pennsylvania, a national association and wholly owned subsidiary of Parent.

            "Parent Bank Board" means the Board of Directors of Parent Bank.

            "Parent Bank 2005 Annual Meeting" has the meaning set forth in
Section 6.13.

            "Parent Benefit Plans" has the meaning set forth in Section 6.12(a).

            "Parent Board" means the Board of Directors of Parent.

            "Parent Bylaws" means the Amended Bylaws of Parent.

            "Parent Closing Average" means the average of the last sales price per share for Parent Common Stock on the NYSE (as reported in The Wall Street Journal, or if not reported therein, another authorized source) for the twenty consecutive NYSE trading day period ending on the Determination Date, rounded to the nearest whole cent, subject to adjustment pursuant to Section 3.05.

            "Parent Common Stock" means the common stock, $.01 par value per share, of Parent.

            "Parent Preferred Stock" means the preferred stock, $.01 par value per share, of Parent.

            "Parent Ratio" has the meaning set forth in Section 8.01(h).

            "Parent Regulatory Authorities" has the meaning set forth in Section 5.04(i)(i).

            "Payment Event" has the meaning set forth in Section 6.08(g).

            "PBCL" means the Pennsylvania Business Corporation Law of 1988, as amended.

            "Pension Plan" has the meaning set forth in Section 5.03(m)(ii).

            "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

            "Previously Disclosed" by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

            "Price Per Share" means $28.00.

            "Proxy Statement" has the meaning set forth in Section 6.03(a).

            "Registration Statement" has the meaning set forth in Section
6.03(a).

            "Representatives" has the meaning set forth in Section 6.08(a).

            "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

            "SEC" means the Securities and Exchange Commission.

            "Section 16 Information" means information accurate in all respects regarding the Slippery Rock Insiders, the number of shares of Slippery Rock Common Stock held by each such Slippery Rock Insider and the number and description of the Slippery Rock Options held by each such Slippery Rock Insider.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

            "Securities Documents" has the meaning set forth in Sections 5.03(g)(i) and 5.04(g)(i) in the case of Slippery Rock and Parent, respectively.

            "Separation and Release Agreement" means the proposed separation and release agreement between Slippery Rock and William Sonntag.

            "Slippery Rock" has the meaning set forth in the preamble to this Agreement.

            "Slippery Rock Affiliates" has the meaning set forth in Section
6.07.

            "Slippery Rock Articles" means the Articles of Incorporation of Slippery Rock, as amended.

            "Slippery Rock Bank" means The First National Bank of Slippery Rock, a national association and wholly owned subsidiary of Slippery Rock.

            "Slippery Rock Board" means the Board of Directors of Slippery Rock.

            "Slippery Rock Bylaws" means the Bylaws of Slippery Rock, as amended.

            "Slippery Rock Common Stock" means the common stock, $0.25 par value per share, of Slippery Rock.

            "Slippery Rock Designees" has the meaning set forth in Section 6.13.

            "Slippery Rock Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(b) of the Code) that includes Slippery Rock and its Subsidiaries or any predecessor of or any successor to Slippery Rock (or to another such predecessor or successor).

            "Slippery Rock Insiders" means those officers, directors and 10% or greater stockholders of Slippery Rock who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the
Section 16 Information.

            "Slippery Rock Loan Property" has the meaning set forth in Section 5.03(o)(i).

            "Slippery Rock Meeting" has the meaning set forth in Section 6.02.

            "Slippery Rock Options" means the options to acquire Slippery Rock Common Stock issued under the Slippery Rock Common Stock Option Plan.

            "Slippery Rock Regulatory Authorities" has the meaning set forth in
Section 5.03(i).

            "Slippery Rock Stock Option Plans" means the Slippery Rock Employees Incentive Stock Option Plan and the Non-Employee Directors Stock Option Plan.

            "Starting Date" means the trading day on the NYSE immediately following the day on which the parties publicly announced the signing of this Agreement.

            "Starting Price" means the closing price of Parent Common Stock on the Starting Date, subject to adjustment pursuant to Section 3.05 and rounded to the nearest whole cent.

            "Stock Amount" means 3,276,554 shares of Parent Common Stock, subject to adjustment pursuant to Sections 3.03 and 3.05.

            "Stock Election" has the meaning set forth in Section 3.03(a).

            "Stock Proration Factor" has the meaning set forth in Section 3.03(c)(ii).

            "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC.

            "Superior Proposal" has the meaning set forth in Section
6.08(e)(ii).

            "Surviving Corporation" has the meaning set forth in Section
2.01(a).

            "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

            "Tax Returns" means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

            "Third Party" has the meaning set forth in Section 6.08(g).

            "Transaction" means the Merger and any other transactions contemplated by this Agreement.

            "Treasury Stock" means shares of Slippery Rock Common Stock held by Slippery Rock or any of its Subsidiaries or by Parent or any of its Subsidiaries, other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

            "Undesignated Shares" has the meaning set forth in Section 3.03(a).

                                   ARTICLE II

                                   THE MERGER

      2.01 THE MERGER.

            (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Slippery Rock shall merge with and into Parent in accordance with the applicable provisions of the PBCL and the FLBC (the "Merger"), the separate corporate existence of Slippery Rock shall cease and Parent shall survive and continue to exist as a corporation incorporated under the FLBC (Parent, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

            (b) Name. The name of the Surviving Corporation shall be "F.N.B. Corporation."

            (c) Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the articles of incorporation and the bylaws of Parent as in effect immediately prior to the Merger, in each case until thereafter amended in accordance with applicable law.

            (d) Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Parent immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Parent immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

            (e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Parent articles of incorporation immediately prior to the Merger.

            (f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Sections 1921 through 1932 of the PBCL and Sections 607.1101 through 607.11101 of the FLBC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Slippery Rock shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Slippery Rock shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

            (g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Slippery Rock acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Slippery Rock, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

      2.02 EFFECTIVE DATE AND EFFECTIVE TIME; CLOSING.

            (a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause an articles of merger relating to the Merger (the "Articles of Merger") to be filed with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the Secretary of State of the State of Florida pursuant to the FLBC on (i) a date selected by Parent after such satisfaction or waiver that is no later than five Business Days after such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing, provided that in either case, such date shall be no less than ten days following the Slippery Rock Meeting. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filings or as set forth in such filings.

            (b) A closing (the "Closing") shall take place immediately prior to the Effective Time at 8:00 a.m., prevailing time, at the principal offices of Parent in Hermitage, Pennsylvania, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to Parent and Slippery Rock the opinions, certificates and other documents required to be delivered under Article VII.

                                   ARTICLE III

                    MERGER CONSIDERATION; EXCHANGE PROCEDURES

      3.01 CONVERSION OF SHARES.

            (a) Subject to the provisions of this Agreement, each share of Slippery Rock Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Treasury Stock) shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter only represent the right to receive, at the election of the holder thereof as provided in Section 3.03, any of the following:

                  (i) Parent Common Stock equal to the Exchange Ratio;

                  (ii) cash in the amount of the Price Per Share; or

                  (iii) a combination of Parent Common Stock and cash as set forth in Section 3.03(a), provided that all elections shall be made as to whole shares only.

            (b) At and after the Effective Time, each share of Treasury Stock shall be cancelled and retired and no shares of Parent Common Stock, cash or consideration shall be in exchange therefor.

            (c) At the Effective Time, the stock transfer books of Slippery Rock shall be closed as to holders of Slippery Rock Common Stock immediately prior to the Effective Time and no transfer of Slippery Rock Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Section 3.04 of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for certificates representing the number of whole shares of Parent Common Stock, if any, and/or a check representing the amount of cash, if any, into which the Slippery Rock Common Stock represented thereby was converted in the Merger, plus any payment for a fractional share of Parent Common Stock without any interest thereon.

            (d) At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

      3.02 FRACTIONAL SHARES. Notwithstanding any other provisions of this Agreement, no fractional shares of Parent Common Stock shall be issued in the Merger. In lieu thereof, each holder of Slippery Rock Common Stock who would otherwise be entitled to receive a fractional share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive an amount in cash (without interest), rounded to the nearest cent, equal to the product obtained by multiplying (a) the Parent Closing Average by (b) the fraction (calculated to the nearest ten-thousandth) of the share of Parent Common Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares.

      3.03 ELECTION AND PRORATION PROCEDURES.

            (a) An election form and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Slippery Rock Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent in such form as Parent and Slippery Rock shall mutually agree ("Election Form") shall be mailed by or on behalf of Parent no less than thirty-five (35) days prior to the anticipated Effective Time of the Merger, as jointly determined by Parent and Slippery Rock, or on such other date as Parent and Slippery Rock shall mutually agree ("Mailing Date") to each holder of record of Slippery Rock Common Stock as of the close of business on the fifth business day prior to the mailing date (the "Election Form Record Date"). Parent shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) (the term "beneficial owner" and "beneficial ownership" for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Exchange Act) of Slippery Rock Common Stock after the Election Form Record Date and prior to the Election Deadline, and Slippery Rock shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an "Election") to receive
(i) Parent Common Stock (a "Stock Election") with respect to all of such holder's Slippery Rock Common Stock, or (ii) cash (a "Cash Election") with respect to all of such holder's Slippery Rock Common Stock, or (iii) Parent Common Stock for a specified number of shares of Slippery Rock Common Stock (a "Combination Stock Election") and cash for the remaining number of shares of Slippery Rock Common Stock held by such holder (a "Combination Cash Election"). Any Slippery Rock Common Stock other than Dissenting Shares and Treasury Shares, with respect to which the Exchange Agent has not received an effective, properly completed Election Form prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder.

            (b) Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form that has not been revoked by 5:00 p.m., prevailing time, by the 30th day following the Mailing Date (or such other time and date as Parent and Slippery Rock may mutually agree) (the "Election Deadline"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Slippery Rock Common Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Slippery Rock Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked by the person submitting such Election Form at or prior to the Election Deadline, provided that the Exchange Agent shall have actually received prior to the Election Deadline a written notice revoking such Election Form and specifying the shares of Slippery Rock Common Stock covered by such revoked Election Form. In the event an Election Form is revoked prior to the Election Deadline, the shares of Slippery Rock Common Stock representing such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and Parent shall cause the certificates representing such shares of Slippery Rock Common Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any Election or revocation has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Slippery Rock and Parent required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

            (c) As promptly as practicable but not later than five Business Days prior to the Effective Time of the Merger, Parent shall cause the Exchange Agent to effect the allocation among the holders of Slippery Rock Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

                  (i) if the aggregate number of shares of Slippery Rock Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio is approximately equal to the Stock Amount, then:

                        (A) Each holder of Slippery Rock Common Stock who made
            an effective Stock Election or Combination Stock Election shall receive the number of shares of Parent Common Stock that is equal to the product of the Exchange Ratio multiplied by the number of shares of Slippery Rock Common Stock covered by such Stock Election or Combination Stock Election; and

                        (B) Each holder of Slippery Rock Common Stock who made
            an effective Cash Election or Combination Cash Election, and each holder of Undesignated Shares shall receive the Price Per Share in cash for each such share of Slippery Rock Common Stock or Undesignated Share.

                  (ii) if the aggregate number of shares of Slippery Rock Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio exceeds, and is not approximately equal to, the Stock Amount, then Parent shall have the option to issue Parent Common Stock in accordance with such elections. If Parent chooses not to exercise such option, then:

                        (A) Each holder of Slippery Rock Common Stock who made
            an effective Cash Election or Combination Cash Election shall receive the Price Per Share in cash for each such share of Slippery Rock Common Stock;

                        (B) Each holder of Undesignated Shares shall be deemed
            to have made Cash Elections and shall receive the Price Per Share in cash for each such Undesignated Share; and

                        (C) A stock proration factor (the "Stock Proration
            Factor") shall be determined by dividing (1) the Stock Amount by (2) the product of the Exchange Ratio and the number of shares of Slippery Rock Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made. Each holder of Slippery Rock Common Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

                              (I) the number of shares of Parent Common Stock
                  equal to the product of (x) the Exchange Ratio, multiplied by
                  (y) the number of shares of Slippery Rock Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor, and

                              (II) cash in an amount equal to the product of (x)
                  the Price Per Share, multiplied by (y) the number of shares of Slippery Rock Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

                  (iii) if the aggregate number of shares of Slippery Rock Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio is less than, and is not approximately equal to, the Stock Amount, then:

                        (A) Each holder of Slippery Rock Common Stock who made
            an effective Stock Election or Combination Stock Election shall receive the number of shares of Parent Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Slippery Rock Common Stock covered by such Stock Election or Combination Stock Election;

                        (B) The Exchange Agent shall select by random such
            number of holders of Undesignated Shares (other than holders of Undesignated Shares who refrained from voting in favor of the Merger as required by Section 1574 of the PBCL prior to the Slippery Rock Meeting to receive Parent Common Stock as shall be necessary so that the shares of Parent Common Stock to be received by those holders, when combined with the number of shares for which a Stock Election or Combination Stock Election has been made, multiplied by the Exchange Ratio shall be approximately equal to the Stock Amount. If all of said Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together multiplied by the Exchange Ratio are less than, and not approximately equal to, the Stock Amount, then:

                        (C) A cash proration factor (the "Cash Proration
            Factor") shall be determined by dividing (1) the amount which is the difference between (x) the number obtained by dividing the Stock Amount by the Exchange Ratio and (y) the sum of the number of shares of Slippery Rock Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made and the number of Undesignated Shares selected pursuant to subparagraph (iii)(B) above by (2) the number of shares of Slippery Rock Common Stock with respect to which effective Cash Elections and Combination Cash Elections were made. Each holder of Slippery Rock Common Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

                              (I) cash equal to the product of (x) the Price Per
                  Share, multiplied by (y) the number of shares of Slippery Rock Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor, and

                              (II) the number of shares of Parent Common Stock
                  equal to the product of (x) the Exchange Ratio, multiplied by
                  (y) the number of shares of Slippery Rock Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

                  (iv) The prorata allocation process or the random selection process to be used by the Exchange Agent shall consist of such procedures as Parent and Slippery Rock shall mutually determine.

            (d) For purposes of this Section 3.03, the shares of which Parent Common Stock is to be issued as consideration in the Merger shall be deemed to be "approximately equal" to the Stock Amount if such number is within 10,000 shares of Parent Common Stock of such amount.

      3.04 EXCHANGE PROCEDURES.

            (a) At the Effective Time of the Merger, Parent shall deposit with the Exchange Agent for the benefit of the holders of shares of Slippery Rock Common Stock, for exchange in accordance with this Section 3.04, certificates representing the shares of Parent Common Stock and cash issuable pursuant to
Section 3.01 in exchange for shares of Slippery Rock Common Stock outstanding immediately prior to the Effective Time of the Merger and funds in an amount not less than the amount of cash payable in lieu of fractional shares of Parent Common Stock that would otherwise be issuable in connection with Section 3.01, but for the operation of Section 3.02 of this Agreement (collectively, the "Exchange Fund").

            (b) After the Effective Time of the Merger, each holder of a certificate ("Certificate") formerly representing Slippery Rock Common Stock (other than Dissenting Shares and Treasury Shares) who surrenders or has surrendered such Certificate (or customary affidavits and indemnification regarding the loss or destruction of such Certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent, shall, upon acceptance thereof, be entitled to (i) a certificate representing Parent Common Stock and/or (ii) cash into which the shares of Slippery Rock Common Stock shall have been converted pursuant to
Section 3.01 and Section 3.03, as well as cash in lieu of fractional shares of Slippery Rock Common Stock to which such holder would otherwise be entitled, if applicable. The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.04, each Certificate representing Slippery Rock Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the consideration to which it is entitled hereunder upon such surrender. Parent shall not be obligated to deliver the Merger Consideration to which any former holder of Slippery Rock Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Section 3.04. If any certificate for shares of Parent

Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

            (c) No dividends or other distributions declared or made after the Effective Time of the Merger with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.02, until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to
Section 3.02 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

            (d) All cash and shares of Parent Common Stock issued upon the surrender for exchange of shares of Slippery Rock Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 3.02) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Slippery Rock Common Stock, and there shall be no further registration of transfers on the stock transfer books of Parent, after the Merger, of the shares of Slippery Rock Common Stock that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Agreement.

            (e) Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the stockholders of Slippery Rock following the passage of nine (9) months after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any stockholders of Slippery Rock who have not theretofore complied with this Section 3.04 shall thereafter look only to Parent for payment of their claim for cash and Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

            (f) Neither Slippery Rock nor Parent shall be liable to any holder of shares of Slippery Rock Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Parent Common Stock for the account of the Persons entitled thereto.

            (h) Certificates surrendered for exchange by any Person constituting an "Affiliate" of Slippery Rock for purposes of Rule 144(a) under the Securities Act shall not be exchanged for certificates representing whole shares of Parent Common Stock until Parent has received a written agreement from such person as provided in Section 6.07.

      3.05 ADJUSTMENTS FOR DILUTION AND OTHER MATTERS. If prior to the Effective Time of the Merger, (a) Parent shall declare a stock dividend or distribution on Parent Common Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine Parent Common Stock, or make a distribution other than a regular quarterly cash dividend not in excess of $.30 per share, on the Parent Common Stock in any security convertible into Parent Common Stock, in each case with a record date prior to the Effective Time of the Merger, or (b) the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in Parent's capitalization other than a transaction in which Parent shall have received fair (as determined by its Board of Directors) consideration for the shares issued, then a proportionate adjustment or adjustments will be made to the Exchange Ratio, the Stock Amount, the Starting Price and the Average Closing Price, which adjustment or adjustments may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to holders of Parent Common Stock generally.

      3.06 DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, any holder of Slippery Rock Common Stock who shall be entitled to be paid the "fair value" of such holder's Dissenting Shares of Slippery Rock Common Stock, as provided in Section 1572 of the PBCL, shall not be entitled to the consideration to which such holder would otherwise have been entitled pursuant to Sections 2.01 and 3.01, unless and until such holder shall have failed to perfect or withdrawn or lost such holder's rights under Subchapter D of Chapter 15 of the PBCL, and shall be entitled to receive only such payment as is provided for by Section 1579 of the PBCL.

      3.07 WITHHOLDING RIGHTS. Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Slippery Rock Common Stock such amounts as Parent is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Slippery Rock Common Stock in respect of which such deduction and withholding was made by Parent.

      3.08 SLIPPERY ROCK OPTIONS. At the Effective Time, each Slippery Rock Option which is then outstanding shall cease to represent a right to acquire shares of Slippery Rock

Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock, and Parent shall assume each Slippery Rock Option, in accordance with the terms of the Slippery Rock Stock Option Plans and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and the Compensation Committee of its Board of Directors shall be substituted for Slippery Rock and the committee of the Board of Directors of Slippery Rock (including, if applicable, the entire Board of Directors of Slippery Rock) administering such Slippery Rock Stock Option Plans, (ii) each Slippery Rock Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to such Slippery Rock Option shall be equal to the number of shares of Slippery Rock Common Stock subject to such Slippery Rock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Slippery Rock Option shall be adjusted by dividing the per share exercise price under each such Slippery Rock Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Slippery Rock Option that is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Parent and Slippery Rock agree to take all necessary steps to effect the foregoing provisions of this Section 3.08. As of the Effective Time, Parent shall issue to each holder of an outstanding Slippery Rock Option that has been assumed by Parent a document evidencing the conversion and assumption of the Slippery Rock Option by Parent pursuant to this Section 3.08.

      3.09 BANK MERGER. As soon as practicable after the execution of this Agreement, Slippery Rock and Parent shall cause Slippery Rock Bank and Parent Bank to enter into the Bank Merger Agreement, the form of which is attached hereto as Annex A, that provides for the merger of Slippery Rock Bank with and into Parent Bank (the "Bank Merger"), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger. The Bank Merger Agreement provides that the directors of Parent Bank upon consummation of the Bank Merger shall be the directors of Parent Bank immediately prior to the Bank Merger, plus the two Slippery Rock Designees.

                                   ARTICLE IV

                           ACTIONS PENDING ACQUISITION

      4.01 FORBEARANCES OF SLIPPERY ROCK. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent, not to be unreasonably withheld, Slippery Rock will not, and will cause each of its Subsidiaries not to:

            (a) Ordinary Course.

                  (i) Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve intact its business organization and advantageous business relationships;

                  (ii) Fail to keep available the present services of its employees and preserve for itself and Parent the goodwill of the customers of Slippery Rock and its Subsidiaries and others with whom business relations exist; and

                  (iii) Take any action that would adversely affect or materially delay the ability of either Slippery Rock or Parent to obtain any necessary approvals of any regulatory agency required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

            (b) Capital Stock. Other than pursuant to Rights set forth on
Schedule 4.01(b) of Slippery Rock's Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

            (c) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any other distribution on any shares of Slippery Rock capital stock, other than dividends from wholly owned Subsidiaries to Slippery Rock or another wholly owned Subsidiary of Slippery Rock or as set forth on Schedule 4.01(c) of Slippery Rock's Disclosure Schedule regular quarterly dividends not in excess of $.15 per share or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

            (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Slippery Rock or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 3%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of Slippery Rock's Disclosure Schedule, (iv) for retention bonuses that will not exceed $125,000 in the aggregate to such persons and in such amounts as are mutually agreed by Parent and Slippery Rock and that are set forth in Schedule 4.01(d) of the Slippery Rock Disclosure Schedule, (v) severance payments pursuant to the severance agreements or employment agreements that are set forth in Schedule 4.01(d) of the Slippery Rock Disclosure Schedule or (vi) for grants of awards to newly-hired employees consistent with past practice.

            (e) Hiring. Hire any person as an employee of Slippery Rock or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of Slippery Rock's Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of Slippery Rock or a Subsidiary of Slippery Rock, as applicable, or any other person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $40,000.

            (f) Benefit Plans. Enter into, establish, adopt or amend, or make any contributions to (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on
Schedule 4.01(f) of Slippery Rock's Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Slippery Rock or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

            (g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Slippery Rock and its Subsidiaries taken as a whole.

            (h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

            (i) Capital Expenditures. Make any capital expenditures other than those identified on Schedule 4.01(i) of Slippery Rock's Disclosure Schedule and other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $15,000 individually or $50,000 in the aggregate.

            (j) Governing Documents. Amend the Slippery Rock Articles or the Slippery Rock Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of Slippery Rock.

            (k) Accounting Methods. Implement or adopt any change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

            (l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

            (m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Slippery Rock or any of its Subsidiaries is or becomes a party, which settlement, agreement or action involves payment by Slippery Rock or any of its Subsidiaries of an amount that exceeds $50,000 and/or would impose any material restriction on the business of Slippery Rock or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to Slippery Rock and its Subsidiaries taken as a whole.

            (n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to opening or closing a branching or site location or branching or site relocation.

            (o) Derivatives Contracts. [INTENTIONALLY DELETED]

            (p) Indebtedness. (i) Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within one year and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice or (ii) prepay any indebtedness.

            (q) Investment Securities. (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one (1) year or less, (ii) restructure or materially change its investment securities portfolio or its gap position or (iii) enter in any Derivatives Contract.

            (r) Loans. Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, "Loans") other than in the ordinary course of business consistent with past practice, provided that Slippery Rock Bank shall not make, renew or otherwise modify (i) any Loan (other than a permanent Loan secured by an owner-occupied 1-4 single-family residence) with a principal balance in excess of $250,000,
(ii) any permanent Loan secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $333,700 or (iii) any Loan that contains terms that involve an exception to Slippery Rock's Credit Policy Manual.

            (s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

            (t) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, in either case, except as may be required by applicable law or regulation.

            (u) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

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

      4.02 FORBEARANCES OF PARENT. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Slippery Rock, not to be unreasonably withheld, Parent will not, and will cause each of its Subsidiaries not to:

            (a) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except as may be required by applicable law or regulation or (iii) take any action that would adversely affect or materially delay the ability of either Parent or Slippery Rock to obtain any necessary approvals required of any regulatory agency for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

            (b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

      5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, Parent has delivered to Slippery Rock a schedule and Slippery Rock has delivered to Parent a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty or as an exception to a covenant in Article IV if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

      5.02 STANDARD. No representation or warranty of Slippery Rock or Parent contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty, in any case, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03, 5.04 or 5.05, has had or would be reasonably likely to have a Material Adverse Effect on the party making such representation or warranty disregarding for the purposes of this Section 5.02 any materiality or Material Adverse Effect qualification contained in any representations or warranties.

      5.03 REPRESENTATIONS AND WARRANTIES OF SLIPPERY ROCK. Subject to Sections
5.01 and 5.02, Slippery Rock hereby represents and warrants to Parent:

            (a) Organization, Standing and Authority. Slippery Rock is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Slippery Rock is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Except as set forth in Schedule 5.03(a) of the Slippery Rock Disclosure Schedule, Slippery Rock has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

            (b) Slippery Rock Capital Stock. The authorized capital stock of Slippery Rock consists solely of 12,000,000 shares of Slippery Rock Common Stock, of which 2,733,879 shares are issued and outstanding as of the date hereof and options to purchase 190,147 shares are outstanding as of the date hereof. As of the date hereof, 49,000 shares of Slippery Rock Common Stock were held in treasury by Slippery Rock or otherwise directly or indirectly owned by Slippery Rock. The outstanding shares of Slippery Rock Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Slippery Rock Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of Slippery Rock's Disclosure Schedule sets forth for each Slippery Rock Option the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code (with respect to the Slippery Rock Options), the number of shares of Slippery Rock Common Stock subject to each Slippery Rock Option, the number of shares of Slippery Rock Common Stock subject to Slippery Rock Options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, there are no shares of Slippery Rock Common Stock reserved for issuance, Slippery Rock does not have any Rights issued or outstanding with respect to Slippery Rock Common Stock and Slippery Rock does not have any commitment to authorize, issue or sell any Slippery Rock Common Stock or Rights.

            (c) Subsidiaries.

                  (i) (A) Schedule 5.03(c) of the Slippery Rock Disclosure Schedule sets forth a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary; (B) except as set forth on Schedule 5.03(c) of Slippery Rock's Disclosure Schedule, Slippery Rock owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries; (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to Slippery Rock) by reason of any Right or otherwise; (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Slippery Rock or any of its wholly owned Subsidiaries); (E) there are no contracts, commitments, understandings or arrangements relating to Slippery Rock's rights to vote or to dispose of such securities and (F) all the equity securities of Slippery Rock's Subsidiaries held by Slippery Rock or its Subsidiaries are fully paid and nonassessable and are owned by Slippery Rock or its Subsidiaries free and clear of any Liens.

                  (ii) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in Slippery Rock's Subsidiaries and stock in the Federal Home Loan Bank of Pittsburgh, Slippery Rock does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

                  (iii) Each of Slippery Rock's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

                  (iv) The deposit accounts of Slippery Rock Bank are insured by the Bank Insurance Fund, in the manner and to the maximum extent provided by applicable law, and Slippery Rock Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

            (d) Corporate Power. Except as set forth in Schedule 5.03(d) of the Slippery Rock Disclosure Schedule, each of Slippery Rock and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Slippery Rock has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Slippery Rock's stockholders of this Agreement, and no other corporate proceedings are necessary on the part of Slippery Rock to approve this Agreement or to consummate the Transaction.

            (e) Corporate Authority. Except as set forth in Schedule 5.03(e) of the Slippery Rock Disclosure Schedule, subject to the approval of this Agreement by the holders of 75% of the outstanding Slippery Rock Common Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of Slippery Rock and the Slippery Rock Board on or prior to the date hereof. Slippery Rock has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent of this Agreement, this Agreement is a valid and legally binding obligation of Slippery Rock, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

            (f) Regulatory Approvals; No Defaults.

                  (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Slippery Rock or any of its Subsidiaries in connection with the execution, delivery or performance by Slippery Rock and Slippery Rock Bank of this Agreement and the Bank Merger Agreement, respectively, or to consummate the Transaction, except as set forth in Schedule 5.03(f) of the Slippery Rock Disclosure Schedule and except for (A) filings of applications or notices with, and approvals or waivers by, the OCC, FDIC and/or Federal Reserve Board, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of Slippery Rock Common Stock and the registration of Parent Common Stock issuable in the Merger,
      (C) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the Secretary of State of the State of Florida pursuant to the FLBC with respect to the Merger and (D) the approval of this Agreement by the holders of 75% of the outstanding shares of Slippery Rock Common Stock. As of the date hereof, Slippery Rock is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                  (ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Slippery Rock and Slippery Rock Bank, respectively, and the consummation of the Transaction do not and will not (A) except as Previously Disclosed, constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Slippery Rock or any of its Subsidiaries or to which Slippery Rock or any of its Subsidiaries or any of their respective properties is subject or bound,
      (B) constitute a breach or violation of, or a default under, the Slippery Rock Articles, the Slippery Rock Bylaws or similar governing documents of Slippery Rock's Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

            (g) Financial Reports; Undisclosed Liabilities.

                  (i) Slippery Rock's Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2002 and 2001 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2001 with the SEC (collectively, Slippery Rock's "Securities Documents"), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the SEC as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Slippery Rock and its Subsidiaries as of its date, and each of the consolidated statements of income, stockholders' equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Slippery Rock and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

                  (ii) Except as set forth in Schedule 5.03(g) of the Slippery Rock Disclosure Schedule, since December 31, 2003, neither Slippery Rock nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction).

                  (iii) (A) Since December 31, 2003, (A) Slippery Rock and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction); (B) except as set forth in Schedule 5.03(g) of the Slippery Rock Disclosure Schedule, neither Slippery Rock nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Sections 4.01(d),
      (f), (g), (h), (j), (k) and (n) hereof between December 31, 2003 and the date hereof; (C) except as set forth in Schedule 5.03(g) of the Slippery Rock Disclosure Schedule, neither Slippery Rock nor any of its Subsidiaries has taken or permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Sections 4.01(e), (i), (l), (m), (p), (q) and (r) between January 1, 2004 and the date hereof and (D) except as set forth in
      Schedule 5.03(g) of the Slippery Rock Disclosure Schedule or the Slippery Rock Securities Documents, since December 31, 2003, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Slippery Rock.

                  (iv) No agreement pursuant to which any loans or other assets have been or shall be sold by Slippery Rock or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Slippery Rock or its Subsidiaries, to cause Slippery Rock or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Slippery Rock or its Subsidiaries. To the knowledge of Slippery Rock, there has been no material breach of a representation or covenant by Slippery Rock or its Subsidiaries in any such agreement. Except as disclosed in Slippery Rock's Securities Documents filed prior to the date hereof or except as set forth in Schedule 5.03(g) of the Slippery Rock Disclosure Schedule, since December 31, 2001, no cash, stock or other dividend or any other distribution with respect to the capital stock of Slippery Rock or any of its Subsidiaries has been declared, set aside or paid. Except as disclosed in Slippery Rock's Securities Documents filed prior to the date hereof or except as set forth in Schedule 5.03(g) of the Slippery Rock Disclosure Schedule, no shares of capital stock of Slippery Rock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Slippery Rock since December 31, 2003, and no agreements have been made to do the foregoing.

                  (v) Slippery Rock maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Slippery Rock and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Slippery Rock's Securities Documents and other public disclosure documents. The Chief Executive Officer and the Chief Financial Officer of Slippery Rock have signed, and Slippery Rock has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C.Section 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Slippery Rock nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

            (h) Litigation. Except as set forth in Schedule 5.03(h) of the Slippery Rock Disclosure Schedule, no litigation, claim or other proceeding before any court or governmental agency is pending against Slippery Rock or any of its Subsidiaries and, to Slippery Rock's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts that could reasonably give rise to such litigation, claim or other proceeding. Neither Slippery Rock nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to Slippery Rock.

            (i) Regulatory Matters.

                  (i) Except as set forth in Schedule 5.03(i) of the Slippery Rock Disclosure Schedule, neither Slippery Rock nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulatory Authority or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it (collectively, the "Slippery Rock Regulatory Authorities"). Slippery Rock and its Subsidiaries have paid all assessments made or imposed by any Slippery Rock Regulatory Authority.

                  (ii) Except as set forth in Schedule 5.03(i) of the Slippery Rock Disclosure Schedule, neither Slippery Rock nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts that could give rise to an advisory notice by, any Slippery Rock Regulatory Authority that such Slippery Rock Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                  (iii) Slippery Rock and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2001 with (A) the Federal Reserve Board, (B) the FDIC, (C) the OCC, (D) any state regulatory authority and (E) the SEC, and all other reports and statements required to be filed by them since January 1, 2001, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 5.03(j) of Slippery Rock's Disclosure Schedule and except for normal examinations conducted by Bank Regulatory Authorities, (A) no Bank Regulatory Authority has initiated or has pending any proceeding or, to the knowledge of Slippery Rock, investigation into the business or operations of Slippery Rock or any of its Subsidiaries since January 1, 2001, except where such proceedings or investigation are not reasonably likely to have, either individually or in the aggregate, a Slippery Rock Material Adverse Effect, and (B) there is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to the business, operations, policies or procedures of Slippery Rock or Slippery Rock Bank since January 1, 2001 that are reasonably likely to have, either individually or in the aggregate, a Slippery Rock Material Adverse Effect.

            (j) Compliance With Laws. Except as set forth in Schedule 5.03(j) of the Slippery Rock Disclosure Schedule, each of Slippery Rock and its
Subsidiaries:

                  (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and OCC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                  (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Slippery Rock's knowledge, no suspension or cancellation of any of them is threatened; and

                  (iii) has received, since December 31, 2001, no notification or communication from any Governmental Authority (A) asserting that Slippery Rock or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Slippery Rock's knowledge, do any grounds for any of the foregoing exist).

            (k) Material Contracts; Defaults.

                  (i) Except for documents listed as exhibits to Slippery Rock's Securities Documents or as set forth in Schedule 5.03(k) of the Slippery Rock Disclosure Schedule, neither Slippery Rock nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants; (B) that would entitle any present or former director, officer, employee or agent of Slippery Rock or any of its Subsidiaries to indemnification from Slippery Rock or any of its Subsidiaries; (C) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC); (D) that is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $25,000 per annum or (E) that materially restricts the conduct of any business by Slippery Rock or by any of its Subsidiaries (collectively, "Material Contracts"). Slippery Rock has set forth in Schedule 5.03(k) of the Slippery Rock Disclosure Schedule and made available to Parent true, correct and complete copies of each such Material Contract.

                  (ii) Neither Slippery Rock nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Slippery Rock or any of its Subsidiaries is currently outstanding.

            (l) No Brokers. Except as set forth in Schedule 5.03(l) of the Slippery Rock Disclosure Schedule, no action has been taken by Slippery Rock or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction.

            (m) Employee Benefit Plans.

                  (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Slippery Rock and its Subsidiaries (the "Employees") and current or former directors of Slippery Rock and its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Sections 3(1), 3(2), 3(3) and 3(37) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), have been set forth in Schedule 5.03(m) of the Slippery Rock Disclosure Schedule. True and complete copies of the following have been provided or made available to Parent: (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service ("IRS") or Department of Labor (the "DOL"), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan that is a "top-hat" plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be "qualified" under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any, relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA.

                  (ii) Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS (and has applied for but not yet received a GUST determination letter from the IRS) or is the adoption of a prototype plan for which the prototype sponsor has a favorable determination letter from the IRS, and Slippery Rock is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither Slippery Rock nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to Slippery Rock's knowledge, threatened litigation relating to the Benefit Plans. Neither Slippery Rock nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Slippery Rock or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plans, nor does Slippery Rock have knowledge that any is threatened.

                  (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is presently expected to be incurred by Slippery Rock or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity that is considered one employer with Slippery Rock under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither Slippery Rock nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate.

                  (iv) All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Except as set forth in Schedule

      5.03(m) of the Slippery Rock Disclosure Schedule, neither Slippery Rock nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                  (v) Except as set forth in Schedule 5.03(m) of the Slippery Rock Disclosure Schedule, neither Slippery Rock nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under
      Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. No event or condition exists with respect to a Benefit Plan that could subject Slippery Rock to tax under Section 4980B of the Code.

                  (vi) None of the execution of this Agreement, stockholder approval of this Agreement or consummation of the Transaction will, except as set forth in Schedule 5.03(m) of the Slippery Rock Disclosure Schedule,
      (A) entitle any employees of Slippery Rock or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                  (vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

            (n) Labor Matters. Neither Slippery Rock nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Slippery Rock or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Slippery Rock or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Slippery Rock's knowledge, threatened, nor is Slippery Rock or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

            (o) Environmental Matters.

                  (i) Slippery Rock and its Subsidiaries are in compliance with applicable Environmental Laws; (ii) except as Previously Disclosed, to Slippery Rock's knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Slippery Rock or any of its Subsidiaries, or any property in which Slippery Rock or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role ("Slippery Rock Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) neither Slippery Rock nor any of its Subsidiaries could be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any Slippery Rock Loan Property that has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither Slippery Rock nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Slippery Rock nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither Slippery Rock nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) except as set forth in Schedule 5.03(o) of the Slippery Rock Disclosure Schedule, to Slippery Rock's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving Slippery Rock or any of its Subsidiaries, any currently or formerly owned or operated property, or any Slippery Rock Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Slippery Rock or any of its Subsidiaries, result in any restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or adversely affect the value of any Slippery Rock Loan Property, (viii) Slippery Rock has set forth in
      Schedule 5.03(o) of the Slippery Rock Disclosure Schedule and made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Slippery Rock, its Subsidiaries and any currently owned or operated property of Slippery Rock and (ix) Slippery Rock has made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in the possession or reasonably available to it relating to any Slippery Rock Loan.

            As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance that is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

            (p) Tax Matters.

                  (i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the Slippery Rock Group, including Slippery Rock and its Subsidiaries, have been or will be timely filed on or before the Effective Date; (B) all such Tax Returns are or will be true and complete in all material respects; (C) all Taxes due of the Slippery Rock Group, including Slippery Rock and its Subsidiaries, whether or not shown on the Tax Returns referred to in clause (A) have been or will be timely paid in full; (D) the Tax Returns referred to in clause (A) have not been examined by the IRS or the appropriate Tax authority, the Slippery Rock Group has not extended the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full; (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the Slippery Rock Group has extended any statutes of limitation with respect to any Taxes of Slippery Rock.

                  (ii) Slippery Rock has made available to Parent true and correct copies of the United States federal income Tax Returns filed by Slippery Rock for each of the three most recent fiscal years for which such returns have been filed.

                  (iii) Neither Slippery Rock nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Slippery Rock's Securities Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in Slippery Rock's Securities Documents filed on or prior to the date hereof.

                  (iv) Neither Slippery Rock nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was Slippery Rock) or otherwise has any liability for the Taxes of any Person (other than a member of the Slippery Rock Group).

                  (v) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Slippery Rock and its Subsidiaries.

                  (vi) Neither Slippery Rock nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

                  (vii) As of the date hereof, Slippery Rock has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  (viii) (A) No Tax is required to be withheld pursuant to
      Section 1445 of the Code as a result of the Transaction and (B) all Taxes that Slippery Rock or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

                  (ix) There are no Liens for Taxes on any of the assets of Slippery Rock or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

                  (x) Neither Slippery Rock nor any of its Subsidiaries (A) has agreed, or is required, to make any adjustment under Section 481(a) of the Code (or any comparable provision of state, local or foreign law) or has any knowledge that a Governmental Authority has proposed any such adjustment or change in accounting method with respect to Slippery Rock or its Subsidiaries or (B) has any application pending with any Governmental Authority requesting permission for any change in accounting method.

                  (xi) Neither Slippery Rock nor any of its Subsidiaries is a successor for Tax purposes to any Person by way of merger, reorganization or similar transaction.

                  (xii) No claim has ever been made by a Governmental Authority in a jurisdiction where Slippery Rock or any of its Subsidiaries does not file Tax Returns that Slippery Rock or such Subsidiaries is or may be subject to taxation by that jurisdiction.

                  (xiii) Neither Slippery Rock nor any of its Subsidiaries has been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) or has been the subject of a distribution with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement.

            (q) Risk Management Instruments. Neither Slippery Rock nor any of its Subsidiaries is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on Slippery Rock's consolidated statement of financial condition and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") nor does Slippery Rock or any of its Subsidiaries own securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

            (r) Loans; Nonperforming and Classified Assets.

                  (i) Except as set forth in Schedule 5.03(r) of the Slippery Rock Disclosure Schedule, each Loan on the books and records of Slippery Rock and its

      Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of Slippery Rock, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles.

                  (ii) Slippery Rock has set forth in Schedule 5.03(r) of the Slippery Rock Disclosure Schedule as to Slippery Rock and each Slippery Rock Subsidiary as of the latest practicable date prior to the date of this Agreement: (A) any written or, to Slippery Rock's knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to Slippery Rock's knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by Slippery Rock, a Slippery Rock Subsidiary or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (D) each Loan with any director, executive officer or five percent or greater shareholder of Slippery Rock or a Slippery Rock Subsidiary, or to the knowledge of Slippery Rock, any Person controlling, controlled by or under common control with any of the foregoing.

            (s) Properties. All real and personal property owned by Slippery Rock or a Subsidiary of Slippery Rock or presently used by any of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Slippery Rock has good and marketable fee simple title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of Slippery Rock as of December 31, 2003 included in Slippery Rock's Securities Documents or acquired after such date, other than properties sold by Slippery Rock in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business and (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and as are reflected on the consolidated statement of financial condition of Slippery Rock as of December 31, 2003 included in Slippery Rock's Securities Documents. Except as set forth in Schedule 5.03(s) of the Slippery Rock Disclosure Schedule, all real and personal property that is material to Slippery Rock's business on a consolidated basis and leased or licensed by Slippery Rock or a Subsidiary of Slippery Rock is held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

            (t) Intellectual Property. Slippery Rock and each Subsidiary of Slippery Rock owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by Slippery Rock, and none of Slippery Rock or any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Slippery Rock and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.03(t) to the Slippery Rock Disclosure Schedule sets forth a description of all intellectual property rights of Slippery Rock, including, without limitation, patents, trademarks, copyrights, service marks and all licenses relating thereto.

            (u) Fiduciary Accounts. Slippery Rock and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Slippery Rock nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

            (v) Books and Records. The books and records of Slippery Rock and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Slippery Rock and its Subsidiaries.

            (w) Insurance. Slippery Rock has set forth in Schedule 5.03(w) of the Slippery Rock Disclosure Schedule a description of all of the material insurance policies, binders or bonds currently maintained by Slippery Rock and its Subsidiaries ("Insurance Policies"). Slippery Rock and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Slippery Rock reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Slippery Rock and its Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

            (x) Allowance For Loan Losses. Slippery Rock's allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses, is in compliance with the standards established by applicable Governmental Authorities and GAAP and is adequate under all such standards.

            (y) Required Vote. The affirmative vote of the holders of 75% of the issued and outstanding shares of Slippery Rock Common Stock is necessary to approve this Agreement and the Merger on behalf of Slippery Rock. No other vote of the stockholders of Slippery Rock is required by law, the Slippery Rock Articles, the Slippery Rock Bylaws or otherwise to approve this Agreement and the Merger.

            (z) Fairness Opinion. The Slippery Rock Board has received an opinion of Griffin Financial Group LLP to the effect that as of the date hereof the Merger Consideration is fair to the holders of Slippery Rock Common Stock from a financial point of view.

            (aa) Absence of Certain Changes or Events.

                  (i) Except as publicly disclosed in the Slippery Rock Securities Documents filed prior to the date of this Agreement, since December 31, 2003, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Slippery Rock Material Adverse Effect.

                  (ii) Except as publicly disclosed in the Slippery Rock Securities Documents filed prior to the date of this Agreement, Slippery Rock and its Subsidiaries have carried on their respective business in all material respects in the ordinary course.

            (bb) State Takeover Laws. The Board of Directors of Slippery Rock has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such Agreement and the Transaction the provisions of the PBCL applicable to registered corporations.

            (cc) Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

      5.04 REPRESENTATIONS AND WARRANTIES OF PARENT. Subject to Sections 5.01 and 5.02, Parent hereby represents and warrants to Slippery Rock as follows:

            (a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of Florida. Parent is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

            (b) Parent Stock.

                  (i) As of the date hereof, the authorized capital stock of Parent consists solely of 500,000,000 shares of Parent Common Stock, of which 46,284,226 shares were issued and outstanding as of March 31, 2004, and 20,000,000 shares of Parent Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for shares of Parent Common Stock issuable pursuant to the Parent Benefits Plans and by virtue of this Agreement.

                  (ii) The shares of Parent Common Stock to be issued in exchange for shares of Slippery Rock Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

            (c) Subsidiaries.

                  (i) Each of Parent's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Parent Bank is duly licensed by the OCC and its deposits are insured by the Bank Insurance Fund in the manner and to the maximum extent provided by law.

                  (ii) As of the date hereof, (A) except as set forth in
      Schedule 5.04(c) of Parent's Disclosure Schedule, Parent owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries; (B) no equity securities of any of Parent's Subsidiaries are or may become required to be issued (other than to Parent) by reason of any Right or otherwise; (C) there are no contracts, commitments, understandings or arrangements by which Parent's Subsidiaries are or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or any of its wholly owned Subsidiaries) and (D) there are no contracts, commitments, understandings or arrangements relating to Parent's right to vote or to dispose of such securities.

            (d) Corporate Power. Each of Parent and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities, and no other corporate proceedings are necessary on the part of Parent to approve this Agreement or the consummation of the Transaction.

            (e) Corporate Authority. This Agreement and the Transaction have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by Slippery Rock, this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

            (f) Regulatory Approvals; No Defaults.

                  (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent and Parent Bank of this Agreement and the Bank Merger Agreement, respectively, or to consummate the Transaction, except as Previously Disclosed, and except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board and the OCC; (B) filings with the SEC and state securities authorities, as applicable, in connection with the registration of Parent Common Stock issuable in the Merger; (C) the approval of the listing on the NYSE of the Parent Common Stock to be issued in the Merger and (D) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and with the Secretary of State of the State of Florida pursuant to the FLBC with respect to the Merger. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in
      Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                  (ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Parent and Parent Bank, respectively, and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

            (g) Financial Reports and Securities Documents; Material Adverse Effect.

                  (i) Parent's Annual Report on Form 10-K for the years ended December 31, 2003, 2002 and 2001 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2001 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent's "Securities Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders' equity and comprehensive income and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders' equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

                  (ii) Except as Previously Disclosed, since December 31, 2003, neither Parent nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction).

                  (iii) Since December 31, 2003, (A) Parent and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction); (B) except as Previously Disclosed, neither Parent nor any of its Subsidiaries has taken nor permitted any of the actions set forth in Section 4.02 between December 31, 2003 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent.

                  (iv) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent's Securities Documents and other public disclosure documents. The Chief Executive Officer and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. Section 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Parent nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

            (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect with respect to Parent and, to Parent's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts that could reasonably give rise to such litigation, claim or other proceeding. Neither Parent nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to Parent.

            (i) Regulatory Matters.

                  (i) Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order or decree, agreement, memorandum of understanding or similar arrangement with, or commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Parent Regulatory Authorities"). Parent and its Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

                  (ii) Neither Parent nor any its Subsidiaries has been advised by, and does not have any knowledge of facts that could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                  (iii) Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2001 with (A) the Federal Reserve Board, (B) the FDIC,
      (C) the OCC, (D) any state regulatory authority and (E) the SEC, and all other reports and statements required to be filed by them since January 1, 2001, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 5.04(i) of Parent Disclosure Schedule and except for normal examinations conducted by Bank Regulatory Authorities, (A) no Bank Regulatory Authority has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2001, except where such proceedings or investigation are not reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect and (B) there is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to the business, operations, policies or procedures of Parent or Parent Bank since January 1, 2001 that are reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

            (j) Compliance With Laws. Except for matters that could not reasonably be expected to have a Material Adverse Effect with respect to Parent and its Subsidiaries, each of Parent and its Subsidiaries:

                  (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including without limitation Sections 23A and 23B of the Federal Reserve Act and OCC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                  (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent's knowledge, no suspension or cancellation of any of them is threatened; and

                  (iii) has received, since December 31, 2001, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or
      (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent's knowledge, do any grounds for any of the foregoing exist).

            (k) No Brokers. No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, except a fee to be paid to Keefe, Bruyette & Woods, Inc.

            (l) Tax Matters. As of the date hereof, Parent does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            (m) Risk Management Instruments. Neither Parent nor any of its Subsidiaries is a party or has agreed to enter into any Derivatives Contract that is not included on Parent's consolidated statement of financial condition nor does Parent or any of its Subsidiaries own securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

            (n) Ownership of Slippery Rock Common Stock. Except as set forth on
Schedule 5.04(n) of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries, or to Parent's knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Slippery Rock Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

            (o) Disclosure. The representations and warranties contained in this
Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

                                   ARTICLE VI

                                    COVENANTS

      6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of Slippery Rock, Parent and their Subsidiaries agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the

Transaction, including the satisfaction of the conditions set forth in Article VII, and shall cooperate fully with the other party hereto to that end.

      6.02 STOCKHOLDER MEETING. Slippery Rock shall take, in accordance with applicable law and the Slippery Rock Articles and the Slippery Rock Bylaws, all action necessary to duly call, give notice of, convene and hold as soon as reasonably practicable after the date on which the Registration Statement becomes effective a special meeting of its stockholders (including any adjournment or postponement, the "Slippery Rock Meeting") to consider and vote upon the approval of this Agreement and any other matters required to be approved by Slippery Rock's stockholders for consummation of the Transaction unless this Agreement shall have been terminated in accordance with its terms. Subject to the right of Slippery Rock and its Board of Directors to take action permitted by Section 6.08(b) with respect to a Superior Proposal, Slippery Rock shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and shall take all reasonable lawful action to solicit such approval by its stockholders (the "Approval Recommendation").

      6.03 REGISTRATION STATEMENT.

            (a) Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Slippery Rock constituting a part thereof (the "Proxy Statement") and all related documents). Slippery Rock shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Slippery Rock, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. Slippery Rock agrees to cooperate with Parent and Parent's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that Slippery Rock has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of Slippery Rock and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Slippery Rock shall promptly mail at its expense the Proxy Statement to its stockholders.

            (b) Each of Slippery Rock and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Slippery Rock and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the

Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to Slippery Rock's stockholders and at the time of the Slippery Rock Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Slippery Rock and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

            (c) Parent agrees to advise Slippery Rock, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

      6.04 REGULATORY FILINGS.

            (a) Each of Parent and Slippery Rock and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and Slippery Rock shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

            (b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

      6.05 PRESS RELEASES. Slippery Rock and Parent shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the NYSE. Slippery Rock and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

      6.06 ACCESS; INFORMATION.

            (a) Slippery Rock agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of Slippery Rock and to such other information relating to Slippery Rock as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of Slippery Rock as Parent may reasonably request.

            (b) Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Slippery Rock and Slippery Rock's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including without limitation, Tax Returns and work papers of independent auditors), properties and personnel of Parent and to such other information relating to Parent as Slippery Rock may reasonably request and, during such period, it shall furnish promptly to Slippery Rock all information concerning the business, properties and personnel of Parent and its Subsidiaries as Slippery Rock may reasonably request.

            (c) All information furnished to either party by the other party pursuant to this Section 6.06 shall be subject to, and such receiving party shall hold all such information in confidence in accordance with the provisions of the Confidentiality Agreement, dated as of March 19, 2004 between Parent and Slippery Rock (the "Confidentiality Agreement").

            (d) As soon as reasonably available but in no event more than five business days after filing, Slippery Rock will deliver to Parent each report, financial or otherwise, filed by it or Slippery Rock Bank with any Bank Regulatory Authority or the SEC.

            (e) Within 15 days after the end of each month, Slippery Rock will deliver to Parent the unaudited consolidated balance sheet and unaudited consolidated statement of operations of Slippery Rock for the immediately preceding month prepared in accordance with GAAP except for the absence of footnotes.

      6.07 AFFILIATES. Slippery Rock shall use its reasonable best efforts to identify those persons who may be deemed to be "affiliates" of Slippery Rock within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the "Slippery Rock Affiliates") and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of Slippery Rock Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be in the form attached hereto as Annex B (the "Affiliate Letter").

      6.08 CERTAIN ACTIONS.

            (a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.08, Slippery Rock will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) or representatives (collectively, "Representatives") to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate (including by way of furnishing information) any Acquisition Proposal (as defined below) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Slippery Rock or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Slippery Rock or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.01(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

            (b) Notwithstanding anything herein to the contrary, Slippery Rock and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal (provided that the Board of Directors of Slippery Rock shall not withdraw or modify in a manner adverse to Parent its Approval Recommendation, except as set forth in subsection (iii) below); (ii) to engage in any discussions or negotiations with, or provide any information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (x) Slippery Rock's Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so would breach its fiduciary duties to Slippery Rock's stockholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, Slippery Rock's Board of Directors receives from such person an executed confidentiality agreement on terms no less favorable to Slippery Rock than those contained in the Confidentiality Agreement between Slippery Rock and Parent (a copy of which executed confidentiality agreement shall have been provided to Parent for informational purposes), and
(z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, Slippery Rock promptly notifies Parent in writing of the name of such person and the material terms and conditions of any such Superior Proposal and (iii) to withdraw, modify, qualify in a manner adverse to Parent, condition or refuse to make its Approval Recommendation (the "Change in Slippery Rock Recommendation") if Slippery Rock's Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so would breach its fiduciary duties to Slippery Rock's stockholders under applicable law.

            (c) Slippery Rock will promptly (and in any event within 24 hours) notify Parent in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

            (d) Slippery Rock agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

            (e) For purposes of this Agreement:

                  (i) The term "Acquisition Proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or net assets of Slippery Rock or any of its Subsidiaries, (x) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of Slippery Rock Common Stock, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Slippery Rock or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Slippery Rock other than the transactions contemplated by this Agreement.

                  (ii) The term "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the shares of Slippery Rock Common Stock then outstanding or all or substantially all of Slippery Rock's consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of Slippery Rock in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) is on terms that the Board of Directors of Slippery Rock in its good faith judgment believes to be more favorable from a financial point of view to its stockholders than the Merger; (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of Slippery Rock and (C) is reasonably capable of being completed.

            (f) If a Payment Event (as hereinafter defined) occurs, Slippery Rock shall pay to Parent (by wire transfer of immediately available funds), within two (2) business days following such Payment Event, a fee of $4,250,000 (the "Break-up Fee").

            (g) The term "Payment Event" means any of the following:

                  (i) the termination of this Agreement by Parent pursuant to
      Section 8.01(f);

                  (ii) the termination of this Agreement by Slippery Rock pursuant to Section 8.01(g); or

                  (iii) the occurrence of any of the following events within twelve (12) months of the termination of this Agreement pursuant to
      Section 8.01(e), provided that an Acquisition Proposal shall have been made after the date hereof and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) Slippery Rock merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (B) a Third Party, directly or indirectly acquires substantially all of the total assets of Slippery Rock and its Subsidiaries, taken as a whole; (C) a Third Party, directly or indirectly, acquires more than 50% of the outstanding Slippery Rock Common Stock or (D) Slippery Rock adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Slippery Rock Common Stock or an extraordinary dividend relating to more than substantially all of the outstanding Slippery Rock Common Stock or substantially all of the assets of Slippery Rock and its Subsidiaries, taken as a whole. As used herein, "Third Party" means any person as defined in Section 13(d) of the Exchange Act (other than Parent or its affiliates).

            (h) Slippery Rock acknowledges that the agreements contained in
Section 6.08(e) are an integral part of the transactions contemplated in this Agreement and that without these agreements Parent would not enter into this Agreement. Accordingly, in the event Slippery Rock fails to pay to Parent the Break-up Fee, promptly when due, Slippery Rock shall, in addition thereto, pay to Parent all costs and expenses (including attorneys' fees and disbursements) incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee (or any unpaid portion thereof), from the date such payment was due until the date such payment is received by Parent, accrued at the fluctuating prime rate (as quoted in The Wall Street Journal) as in effect from time to time during the period.

      6.09 CERTAIN POLICIES. Prior to the Effective Date, each of Slippery Rock and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by Slippery Rock or any of its Subsidiaries pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as a concurrence of Slippery Rock or its management with any such adjustments.

      6.10 NYSE LISTING. Parent agrees to use its reasonable best efforts to list on the NYSE, upon official notice of issuance prior to the Effective Date, the shares of Parent Common Stock to be issued in connection with the Merger.

      6.11 INDEMNIFICATION.

            (a) From and after the Effective Time through the sixth anniversary of the Effective Time, Parent (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of Slippery Rock or a Slippery Rock Subsidiary, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Slippery Rock or any Slippery Rock Subsidiary or is or was serving at the request of Slippery Rock or any of the Slippery Rock Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent that such Indemnified Parties would be entitled under the Slippery Rock Articles and the Slippery Rock Bylaws or equivalent documents of any Slippery Rock Subsidiary, as applicable, or any agreement, arrangement or understanding that has been Previously Disclosed by Slippery Rock pursuant to this Section, in each case as in effect on the date hereof.

            (b) Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

            (c) Prior to the Effective Time, Parent shall cause the persons serving as directors and officers of Slippery Rock immediately prior to the Effective Time to be covered by the directors' and officers' liability insurance policy maintained by Slippery Rock for a period of six years after the Effective Time (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to Slippery Rock's existing coverage limits) with respect to acts or omissions occurring prior to the Effective Time that were committed by such directors and officers in their capacities as such, provided that in no event shall Parent be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by Slippery Rock for such insurance (the "Insurance Amount"), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(c) as a result of the preceding provision, Parent shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

            (d) The provisions of this Section 6.11 are intended to be for the benefit of and shall be enforceable by each of the Indemnified Parties and his or her heirs.

      6.12 BENEFIT PLANS.

            (a) As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of Slippery Rock and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability (the "Parent Benefit Plans") to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of Slippery Rock and its Subsidiaries in the Parent Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under corresponding Benefit Plans of Slippery Rock and its Subsidiaries until such employees are permitted to participate in the Parent Benefit Plans and provided further, however, that nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any former employee of Slippery Rock under any discretionary equity compensation plan of Parent. Parent shall cause each Parent Benefit Plan in which employees of Slippery Rock and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Parent Benefit Plans, the service of such employees with Slippery Rock and its Subsidiaries to the same extent as such service was credited for such purpose by Slippery Rock, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Benefit Plans of Slippery Rock and its Subsidiaries that correspond to Parent Benefit Plans until employees of Slippery Rock and its Subsidiaries are included in such Parent Benefit Plans, nothing herein shall limit the ability of Parent to amend or terminate any of Slippery Rock's Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

            (b) At and following the Effective Time, and except as otherwise provided in Sections 6.12(d), (e) and (f) Parent shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Slippery Rock and its Subsidiaries and current and former directors of Slippery Rock and its Subsidiaries existing as of the Effective Date, as well as all employment, executive severance or "change-in-control" or similar agreements, plans or policies of Slippery Rock that are set forth on Schedule 6.12(b) of the Slippery Rock Disclosure

Schedule, subject to the receipt of any necessary approval from any Bank Regulatory Authority. The severance or termination payments that are payable pursuant to such agreements, plans or policies of Slippery Rock are set forth on
Schedule 6.12(b) of the Slippery Rock Disclosure Schedule. Following the consummation of the Merger and for one year thereafter, Parent shall, to the extent not duplicative of other severance benefits, pay employees of Slippery Rock or its Subsidiaries who are terminated for other than cause, severance as set forth on Schedule 6.12(b) of the Parent Disclosure Schedule. Following the expiration of the foregoing severance policy, any years of service recognized for purposes of this Section 6.12(b) will be taken into account under the terms of any applicable severance policy of Parent or its Subsidiaries.

            (c) At such time as employees of Slippery Rock and its Subsidiaries become eligible to participate in a medical, dental or health plan of Parent or its Subsidiaries, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Parent, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their dependents during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

            (d) Immediately prior to the Effective Time, Slippery Rock shall, at the written request of Parent, terminate such of the Slippery Rock Benefit Plans as is requested by Parent.

            (e) At the Effective Time, the Employment Agreement between Slippery Rock and William Sonntag shall be terminated without further obligation on the part of Slippery Rock or Parent, and Slippery Rock shall, subject to compliance with Section 6.17, enter into the Separation and Release Agreement with William Sonntag and Parent shall, subject to compliance with Section 6.17, enter into the Business Retention and Development Agreement and the Non-Competition Agreement with William Sonntag.

            (f) Prior to the date of this Agreement, the Slippery Rock Board of Directors shall have terminated the Slippery Rock Financial Corporation Executive Change in Control Pay Plans and at the Effective Time, subject to compliance with Section 6.17, Slippery Rock shall enter into the Key Employee Severance Agreements with the persons indicated in Section 6.17(d).

      6.13 PARENT BANK BOARD. Parent agrees to take all action necessary to appoint or elect, effective as of the Effective Time, as directors of Parent Bank two current members of Slippery Rock's Board of Directors (the "Slippery Rock Designees") as are mutually agreed by Parent and Slippery Rock. Such persons shall serve until the first annual meeting of stockholders of Parent Bank following the Effective Time and until his successor is elected and qualified. Subject to the fiduciary duties of the Parent Bank Board, Parent Bank shall include the Slippery Rock Designees on the list of nominees for director presented by the Parent Bank Board and for which the Parent Bank Board shall solicit proxies at the first annual meeting of stockholders of Parent Bank following the Effective Time (the "Parent Bank 2005 Annual Meeting"). Subject to the fiduciary duties of the Parent Bank Board, Parent Bank agrees that to the extent that one or more of the Slippery Rock Designees dies or becomes incapacitated prior to the Effective Time, the remaining Slippery Rock Designees may recommend to the Parent Bank Board a person to serve as successor, and provided that such person is reasonably acceptable to the Parent Bank Board, such person shall be appointed to fill the vacancy so created. If, during the initial term prior to the Parent Bank 2005 Annual Meeting or the term immediately following the Parent Bank 2005 Annual Meeting, any one of the Slippery Rock Designees vacates the seat they have been elected to for any reason, Parent Bank agrees, subject to the fiduciary duties of the Parent Bank Board, to appoint a current Slippery Rock director to replace that director. Additionally, if during the first initial term or the longest term to which any of the Slippery Rock Designees is elected at the Parent Bank 2005 Annual Meeting, there is a vacancy that occurs on the Parent Bank Board, Parent Bank agrees to consider a current Slippery Rock director to fill the vacancy, provided that nothing herein shall obligate Parent Bank to appoint a current Slippery Rock director to the Parent Bank Board under such circumstances.

      6.14 NOTIFICATION OF CERTAIN MATTERS. Each of Slippery Rock and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

      6.15 REGULATORY CONDITIONS. In the event of the imposition of any conditions, restrictions or requirements in connection with the regulatory approvals required by Section 7.01(b) that Parent determines would materially reduce the benefits of the Merger as provided in Section 7.01(b), Parent shall use its commercially reasonable efforts to obtain the removal of any such condition, restriction or requirement.

      6.16 Exemption From Liability Under Section 16(b). Assuming that Slippery Rock delivers to Parent the Section 16 Information not less than five Business Days in advance of the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Slippery Rock Insiders of Parent Common Stock in exchange for shares of Slippery Rock Common Stock, and of options to purchase Parent Common Stock upon conversion of Slippery Rock Options pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Slippery Rock to Parent prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

      6.17 REGULATORY APPROVAL OF CERTAIN AGREEMENTS AND PAYMENTS. Parent shall use commercially reasonable efforts to obtain the approval of the OCC, together with the written concurrence of the FDIC, for:

            (a) the proposed Non-Competition Agreement between Parent and William Sonntag and the payments contemplated thereby;

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

            (b) the proposed Business Retention and Development Agreement between Parent and William Sonntag and the payments contemplated thereby;

            (c) the proposed Separation and Release Agreement between Slippery Rock and William Sonntag and the payments contemplated thereby;

            (d) the Key Employee Severance Agreements between Slippery Rock and the Slippery Rock officers identified as Covered Persons in Schedule 4.01(d) of the Slippery Rock Disclosure Schedule and the payments contemplated thereby;

            (e) payments contemplated by the Change of Control Severance Benefits Agreement between Slippery Rock and John J. Boczar dated July 12, 2001; and

            (f) the payments contemplated by the Change of Control Severance Benefits Agreement between Slippery Rock and Wayne Grinnik dated December 18, 2002.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

      7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

            (a) Stockholder Approval. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of Slippery Rock Common Stock.

            (b) Regulatory Approvals. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

            (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the Transaction.

            (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

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

            (e) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE.

      7.02 CONDITIONS TO OBLIGATION OF SLIPPERY ROCK. The obligation of Slippery Rock to consummate the Merger is also subject to the fulfillment by Parent or written waiver by Slippery Rock prior to the Closing Date of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Slippery Rock shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

            (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and Slippery Rock shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

            (c) Tax Opinion. Slippery Rock shall have received the written opinion of Manatt, Phelps & Phillips, LLP, dated as of the Effective Date (which shall be based on such written representations from Parent, Slippery Rock and others as such counsel shall reasonably request) to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

            (d) Other Actions. Parent shall have furnished Slippery Rock with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as Slippery Rock may reasonably request.

      7.03 CONDITIONS TO OBLIGATION OF PARENT. The obligation of Parent to consummate the Merger is also subject to the fulfillment by Slippery Rock or written waiver by Parent prior to the Closing Date of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Slippery Rock set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Slippery Rock by the Chief Executive Officer and the Chief Financial Officer of Slippery Rock to such effect.

            (b) Performance of Obligations of Slippery Rock. Slippery Rock shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Slippery Rock by the Chief Executive Officer and the Chief Financial Officer of Slippery Rock to such effect.

            (c) Tax Opinion. Parent shall have received the written opinion of Duane Morris LLP, dated as of the Effective Date (which shall be based on such written representations from Parent, Slippery Rock and others as such counsel shall reasonably request) to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

            (d) Other Actions. Slippery Rock shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

                                  ARTICLE VIII

                                   TERMINATION

      8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Date, and the Transaction may be abandoned:

            (a) Mutual Consent. By the mutual consent in writing of Parent and Slippery Rock if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

            (b) Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained therein (subject in all cases to the standard set forth in Section 5.02), by Parent or Slippery Rock, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by Parent, on the one hand, or Slippery Rock, on the other hand, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Parent, on the one hand, or Slippery Rock, on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or Slippery Rock, as the case may be.

            (c) Delay. By Parent or Slippery Rock, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by February 28, 2005, except to the extent that the failure of the Merger then to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party, in the case of Parent, set forth in this Agreement.

            (d) No Regulatory Approval. By Parent or Slippery Rock, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement (other than any governmental action required under Part 359 of the Rules and Regulations of the FDIC) shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

            (e) No Slippery Rock Common Stockholder Approval. By either Parent or Slippery Rock provided that Slippery Rock shall not be in material breach of any of its obligations under Section 6.02, if any approval of the stockholders of Slippery Rock contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Slippery Rock Meeting or at any adjournment or postponement thereof.

            (f) Slippery Rock Failure to Recommend. At any time prior to the Slippery Rock Meeting, by Parent if (i) Slippery Rock shall have breached
Section 6.08 in any respect materially adverse to Parent, (ii) the Slippery Rock Board of Directors shall have failed to make its Approval Recommendation or shall have effected a Change in the Slippery Rock Recommendation or (iii) Slippery Rock shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Slippery Rock Meeting.

            (g) Superior Proposal. At any time prior to the date of mailing of the Proxy Statement, by Slippery Rock in order to concurrently enter into an Acquisition Proposal that has been received by Slippery Rock and the Slippery Rock Board of Directors in compliance with Sections 6.08(a) and (b) and that Slippery Rock's Board of Directors concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by Slippery Rock pursuant to this Section 8.01(g) only after the fifth Business Day following Slippery Rock's provision of written notice to Parent advising Parent, that the Slippery Rock Board of Directors is prepared to accept a Superior Proposal and only if (i) during such five-Business Day period, Slippery Rock has caused its financial and legal advisors to negotiate in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, (ii) Slippery Rock's Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by Parent and further provided that such termination shall not be effective until Slippery Rock has paid the Break-up Fee to Parent.

            (h) Possible Adjustment. By Slippery Rock at any time during the two-day period following the Determination Date, if both of the following conditions (1) and (2) are satisfied:

                  (1) the Average Closing Price (as defined below) shall be less than the product of 0.800 and the Starting Price; and

                  (2) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Parent Ratio") shall be less than the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.200 from such quotient (such number being referred to herein as the "Index Ratio");

subject to the following. If Slippery Rock elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Parent; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period. For the purposes of this Agreement, (i) "Average Closing Price" means the average of the last reported closing prices per share of Parent Common Stock as reported on the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date and (ii) "Index Price" on a given date means the closing price of the Nasdaq Bank Index.

      8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or Slippery Rock as provided in Section 8.01, this Agreement shall forthwith become void and have no effect except (i) Sections 6.06(c), 6.08(e) and (f), 8.02 and 9.05 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and, excepting Section 9.12 hereof, this
Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity that otherwise would be available against the claims of any Person, including without limitation any stockholder or former stockholder.

      9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Slippery Rock Meeting no amendment shall be made that by law requires further approval by the stockholders of Slippery Rock without obtaining such approval.

      9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

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

      9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely within such State.

      9.05 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between Slippery Rock and Parent, and provided further that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

      9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

      If to Slippery Rock to:

                  Slippery Rock Financial Corporation
                  100 South Main Street
                  Slippery Rock, Pennsylvania 16057
                  Attention: William Sonntag,
                        President and Chief Executive Officer
                  Fax: (724) 794-1087

      With a copy to:

                  Manatt, Phelps & Phillips, LLP
                  1501 M Street, NW, Suite 700
                  Washington, D.C. 20005
                  Attention: Gregory A. Gehlmann, Esq.
                  Fax: (202) 463-1741

      If to Parent to:

                  F.N.B. Corporation
                  One F.N.B. Boulevard
                  Hermitage, Pennsylvania 16148
                  Attention: Stephen J. Gurgovits
                             President and Chief Executive Officer
                  Fax: (724) 983-3515

            With a copy to:

                  Duane Morris LLP
                  4200 One Liberty Place
                  Philadelphia, PA 19103
                  Attention: Frederick W. Dreher, Esq.
                  Fax: (215) 979-1213

      9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement, the Bank Merger Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce Parent's obligations under Sections 6.11 and 6.12(e) and (f), which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      9.08 SEVERABILITY. Except to the extent that application of this Section
9.08 would have a Material Adverse Effect on Slippery Rock or Parent, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

      9.09 ENFORCEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

      9.10 INTERPRETATION. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "as of the date hereof" are used in this Agreement, they shall be deemed to mean the day and year first above written.

      9.11 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      9.12 ALTERNATIVE STRUCTURE. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of Slippery Rock set forth herein, subject to the prior written consent of Slippery Rock, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Slippery Rock Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to Slippery Rock's stockholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

                           [SIGNATURE PAGE TO FOLLOW]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                               F.N.B. CORPORATION

                               By:  /s/ Stephen J. Gurgovits
                                  ----------------------------------------------
                               Name:  Stephen J. Gurgovits
                               Title: President and Chief Executive Officer

                               SLIPPERY ROCK FINANCIAL
                               CORPORATION

                               By:  /s/ William Sonntag
                                  ----------------------------------------------
                               Name:  William Sonntag
                               Title: President and Chief Executive Officer

                                                                         ANNEX A

                               AGREEMENT OF MERGER

      Agreement of Merger, dated as of ___________ ___, 2004, by and between The First National Bank of Pennsylvania (the "Acquiror Bank") and The First National Bank of Slippery Rock (the "Bank").

                                   WITNESSETH:

      WHEREAS, the Bank is a national association and a wholly owned subsidiary of Slippery Rock Financial Corporation ("Slippery Rock"); and

      WHEREAS, the Acquiror Bank is a national association and a wholly owned subsidiary of F.N.B. Corporation (the "Acquiror"); and

      WHEREAS, the Acquiror and Slippery Rock have entered into an Agreement and Plan of Merger, dated as of May 5, 2004 (the "Agreement"), pursuant to which Slippery Rock will merge with and into Parent (the "Parent Merger"); and

      WHEREAS, the Bank and the Acquiror Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

      1. THE MERGER. Subject to the terms and conditions of this Agreement of Merger, at the Effective Time (as defined in Section 2 hereof), the Bank shall merge with and into the Acquiror Bank (the "Merger") under the laws of the United States. The Acquiror Bank shall be the surviving bank of the Merger (the "Surviving Bank").

      2. EFFECTIVE TIME. The Merger shall become effective on the date and at the time that Articles of Combination are filed with the Office of the Comptroller of the Currency (the "OCC"), unless a later date and time is specified as the effective time on such Articles of Combination (the "Effective Time").

      3. CHARTER; BYLAWS. The Charter and Bylaws of the Acquiror Bank in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

      4. NAME; OFFICES. The name of the Surviving Bank shall be "The First National Bank of Pennsylvania." The main office of the Surviving Bank shall be the main office of the Acquiror Bank immediately prior to the Effective Time. All branch offices of the Bank and the Acquiror Bank that were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices that may be authorized by the Bank or the Acquiror Bank and the OCC after the date hereof. Schedule I hereto contains a list of each of the deposit taking offices of the

Bank and the Acquiror Bank that shall be operated by the Surviving Bank, subject to the opening or closing of any offices which may be authorized by the Bank or the Acquiror Bank and the OCC after the date hereof.

      5. DIRECTORS AND EXECUTIVE OFFICERS. Upon consummation of the Merger, (i) the directors of the Surviving Bank immediately prior to the Effective Time shall continue as directors of the Surviving Bank and two directors of the Bank, as mutually agreed by Slippery Rock and Parent shall be appointed as directors of the Surviving Bank to serve until the first annual meeting of stockholders following the Effective Time and (ii) the executive officers of the Surviving Bank shall be the executive officers of the Acquiror Bank immediately prior to the Effective Time.

      6. EFFECTS OF THE MERGER. Upon consummation of the Merger, and in addition to the effects set forth at 12 U.S.C. Section 215a and other applicable law:

            (a) all rights, franchises and interests of the Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by the Bank immediately prior to the Effective Time; and

            (b) the Surviving Bank shall be liable for all liabilities of the Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of the Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

      7. EFFECT ON SHARES OF STOCK.

            (a) Each share of Acquiror Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

            (b) At the Effective Time, each share of Bank common stock issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled. Any shares of Bank common stock held in the treasury of the Bank immediately prior to the Effective Time shall be retired and canceled.

      8. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Agreement of Merger, the Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to
(i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Agreement of Merger. The proper officers and directors of the Surviving Bank are fully authorized in the name of the Bank or otherwise to take any and all such action.

      9. COUNTERPARTS. This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

      10. GOVERNING LAW. This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the United States.

      11. AMENDMENT. Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of the Acquiror Bank and the Bank at any time prior to the Effective Time.

      12. WAIVER. Any of the terms or conditions of this Agreement of Merger may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party

      13. ASSIGNMENT. This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

      14. TERMINATION. This Agreement of Merger shall terminate upon the termination of this Agreement of Merger in accordance with its terms.

      15. PROCUREMENT OF APPROVALS. This Agreement of Merger shall be subject to the approval of the Acquiror as the sole shareholder of the Acquiror Bank and Slippery Rock as the sole shareholder of the Bank at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. The Acquiror Bank and the Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the OCC as may be required by applicable laws and regulations.

      16. CONDITIONS PRECEDENT. The obligations of the parties under this Agreement of Merger shall be subject to: (i) the approval of this Agreement of Merger by the Acquiror as the sole shareholder of the Acquiror Bank and Slippery Rock as the sole shareholder of the Bank at meetings of shareholders duly called and held (or by consent or consents in lieu thereof), in each case without any exercise of such dissenters' rights as may be applicable; (ii) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of the Bank as offices of the Surviving Bank; and
(iv) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

      17. EFFECTIVENESS OF AGREEMENT. Notwithstanding anything to the contrary contained herein, the execution and delivery of this Agreement of Merger by the parties hereto shall not be deemed to be effective unless and until the requirements of 12 C.F.R. Section 5.33 are met.

      IN WITNESS WHEREOF, each of the Acquiror Bank and the Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

                                      THE FIRST NATIONAL BANK
                                      OF PENNSYLVANIA

                                      By:    __________________________________
                                      Name:
                                      Title:

                                      THE FIRST NATIONAL BANK
                                      OF SLIPPERY ROCK

                                      By:    __________________________________
                                      Name:
                                      Title:

                                                                         ANNEX B

                               _________ __, 2004

F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA 16148

Ladies and Gentlemen:

      I have been advised that I may be deemed an "affiliate" of Slippery Rock Financial Corporation, a Pennsylvania corporation ("Slippery Rock"), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of _______, 2004 (the "Agreement"), between F.N.B. Corporation, a Florida corporation ("Parent") and Slippery Rock, Slippery Rock plans to merge with and into Parent (the "Merger").

      I further understand that as a result of the Merger, I will be entitled to elect to receive shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") in exchange for shares of common stock, par value $0.25 per share, of Slippery Rock ("Slippery Rock Common Stock").

      I have carefully read this letter and reviewed the Agreement, discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for Slippery Rock.

      I represent, warrant and covenant with and to Parent that in the event I receive any shares of Parent Common Stock as a result of the Merger:

      I shall not make any sale, transfer or other disposition of such shares of Parent Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Parent, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.

      I understand that Parent is under no obligation to register the sale, transfer or other disposition of shares of Parent Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

      I understand that stop transfer instructions will be given to Parent's transfer agent with respect to shares of Parent Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

   "The shares represented by this certificate were issued as a result of the merger of Slippery Rock Financial Corporation with and into F.N.B. Corporation, on _______ __, 2004 in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and F.N.B. Corporation, a copy of which agreement is on file at the principal offices of F.N.B. Corporation.

      I understand that, unless transfer by me of the Parent Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Parent reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

   "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of Slippery Rock Financial Corporation with and into F.N.B. Corporation on ______ __, 2004 in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

      It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Parent (i) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to Parent that Parent Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

      I further understand and agree that the provisions of Rule 145 shall apply to all shares of Parent Common Stock that (i) my spouse, (ii) any relative of mine or any relative of my spouse or any one of whom has the same home as me,
(iii) any trust or estate in which I, my spouse or any such relative owns at least a 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest, receives as a result of the Merger and I further represent, warrant and covenant with and to Parent that I will have, and will cause each of such persons to have, all shares of Slippery Rock Common Stock owned (other than shares held through tax qualified retirement or benefit plans) by me or such persons registered in my name or the name of such persons, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker or dealer, nominee or clearing house.

      By acceptance hereof, Parent agrees, for a period of two years after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me in the event I desire to transfer any Parent Common Stock issued to me in the Merger.

      It is understood and agreed that this letter shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

      Execution of this letter should not be construed as an admission on my part that I am an "affiliate" of Slippery Rock as described in the first paragraph of this letter or as a waiver of any rights I might have to object to any claim that I am such an affiliate on or after the date of this letter.

                                      Very truly yours,

                                      By: ________________________________
                                      Name:

Acknowledged this ____ day of ____________, 2004.

F.N.B. CORPORATION

By: ______________________________________
      [NAME]
      [title]

                                                                      Appendix B

                    OPINION OF GRIFFIN FINANCIAL GROUP, LLC

                                                           607 Washington Street
                                                                   P.O. Box 1497
                                                               Reading, PA 19603

                                                            Phone (610) 478-2102
                                                        EMAIL egh@go2griffin.com

                                                              FAX (610) 371-7377

June 9, 2004

Slippery Rock Financial Corporation
100 South Main Street
Slippery Rock, PA 16057

Members of the Board:

      F.N.B. Corporation ("FNB") and Slippery Rock Financial Corporation ("Slippery Rock") have entered into an Agreement and Plan of Merger, dated as of May 5, 2004 (the "Merger Agreement"), that provides, among other things, for the merger (the "Transaction") of Slippery Rock into FNB. Pursuant to the terms of the Merger Agreement, upon completion of the Transaction, each share of common stock, par value $0.25 per share, of Slippery Rock issued and outstanding immediately prior to the completion of the Transaction (the "Slippery Rock Common Stock") will be converted into the right to receive, at the election of the holder thereof, either (i) 1.41 shares of FNB common stock, par value $0.10 per share ("FNB Common Stock"), or (ii) $28.00 in cash without interest (collectively, the "Merger Consideration"), subject to the election and proration procedures set forth in the Merger Agreement, which provide generally, among other things, that at least 3,266,554 shares of FNB Common Stock shall be issued to holders of Slippery Rock Common Stock in exchange for some, but not all, of the shares of Slippery Rock Common Stock. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

      Slippery Rock has the right, during the two-day period following the Determination Date (as defined in the Merger Agreement), to terminate the Merger Agreement if the average final price of FNB Common Stock for the twenty (20) consecutive trading days ending on the trading day immediately preceding the Determination Date is less than $15.38

[Griffin Financial Group, LLC LOGO]

Slippery Rock Financial Corporation
June 9, 2004
Page 2

(representing a 20% decline from the $19.23 closing sales price of FNB Common Stock on May 7, 2004) and the decline in the average final price of FNB Common Stock since May 7, 2004 is at least 20% (as further explained in the Merger Agreement) greater than the change during the same period in the Nasdaq Bank Index. It is not possible to know until the Determination Date if the average final price will be less than $15.38 or if the decline in the price of FNB common stock will be 20% greater than the change in the Nasdaq Bank Index. Griffin cannot predict whether or not the Slippery Rock board would exercise its right to give notice to FNB that Slippery Rock desired to terminate the Merger Agreement, if these conditions were met. Griffin's opinion does not address the fairness from a financial point of view of the Merger Consideration if the above price conditions have been met and the Slippery Rock board does not terminate the Merger Agreement.

      You have asked for our opinion as to whether the Merger Consideration proposed to be paid for each share of Slippery Rock Common Stock in the Transaction is fair from a financial point of view to Slippery Rock and its shareholders.

      For purposes of providing the opinion set forth herein, we have:

      (i) reviewed certain publicly available financial statements and other information of FNB and Slippery Rock, respectively, that we believe to be relevant;

      (ii) reviewed certain internal financial statements and other financial and operating data concerning each of FNB and Slippery Rock, including financial forecasts and profit plans, prepared by the management of FNB and Slippery Rock, respectively;

      (iii) reviewed the Formal Agreement, dated October 15, 2002, between The First National Bank of Slippery Rock and the Office of the Comptroller of the Currency (the "Formal Agreement") and discussed with management of Slippery Rock the implications of the Formal Agreement on the future financial performance of Slippery Rock;

      (iv) discussed the past and current operations, financial condition, lines of business and the prospects of each of FNB and Slippery Rock with senior executives of FNB and Slippery Rock, respectively, including with respect to FNB
(x) the potential impact on FNB of the Transaction, including potential cost savings synergies and other strategic, financial and operational benefits that management of FNB expects to realize from the combination of FNB

[Griffin Financial Group, LLC LOGO]

Slippery Rock Financial Corp.
June 9, 2004
Page 3

and Slippery Rock and (y) the forecasted impact of the proposed Transaction on the future financial performance of FNB;

      (v) reviewed earnings per share consensus estimates for FNB for the years ending December 31, 2004 and 2005 published by Thomson First Call;

      (vi) reviewed the publicly reported historical price and trading activity for Slippery Rock Common Stock and FNB Common Stock, including a comparison of certain financial and stock market information for Slippery Rock and FNB with similar publicly available information for certain other financial institutions the securities of which are publicly traded;

      (vii) reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions between financial institutions which we viewed as comparable;

      (viii) participated in discussions and negotiations between FNB and Slippery Rock;

      (ix) reviewed the Merger Agreement (including the schedules and exhibits thereto);

      (x)   considered the competitive environment for financial institutions;
and

      (xi) performed comparable company, selected reference transaction and pro forma merger analyses.

      In connection with our review of Slippery Rock, FNB and the proposed Transaction, we have assumed and relied upon, the accuracy and completeness of the information reviewed by us for the purposes of this opinion, without independent verification. We have also relied upon assurances from management of Slippery Rock and FNB that they are not aware of any facts and circumstances that may cause the information reviewed by us to contain a misstatement or omission of a fact material to our opinion. With respect to financial and operating forecasts and profit plans, including the synergies, cost savings and other strategic, financial and operational benefits to be realized in connection with the completion of the Transaction, we have assumed that such financial and operating forecasts reflect the best available estimates and judgments of the future financial performance of FNB, after giving effect to the Transaction and are based on reasonable assumptions, estimates and judgments of management. We have also relied upon the advice Slippery Rock and FNB

[Griffin Financial Group, LLC LOGO]

Slippery Rock Financial Corp.
June 9, 2004
Page 4

have each received from their respective legal counsel, tax advisors and independent public accountants as to all legal, tax and accounting matters relating to the Transaction, including without limitation, that the Transaction will be treated as a tax-free reorganization for federal income tax purposes to the extent indicated in the opinions of counsel to Slippery Rock and FNB. We have assumed that the Transaction is, and will be completed in accordance with the terms of the Merger Agreement and all laws and regulations applicable to Slippery Rock and FNB and that in the course of obtaining the necessary regulatory approvals or other approvals of the Transaction, no restrictions will be imposed that may have a material adverse effect on the future results of operation or financial condition of FNB, Slippery Rock or the combined entity, as the case may be, or on the contemplated benefits of the Transaction. We have not made any independent valuation or appraisal of either of Slippery Rock or FNB or their respective assets or liabilities (including any hedge, swap foreign exchange, derivative or off-balance sheet assets or liabilities), nor have we been furnished with any such appraisals and we have not made any review of the loans, loan loss reserves or reviewed any individual loan credit files of the bank subsidiaries, Slippery Rock or FNB. We have also assumed that the published estimates of third party research analysts constitute a reasonable basis upon which to evaluate the future financial performance of each of Slippery Rock and FNB. In addition, we did not conduct a physical inspection of any of the properties or facilities of FNB or Slippery Rock. We are not expressing an opinion as to what the value of FNB common stock will actually be when issued or the price at which FNB common stock will trade at any time or whether FNB will realize the intended specific strategic and operational objectives and benefits of the Transaction. This opinion is based upon market, economic and other conditions as they exist on, and could be evaluated, as a practical matter, as of the date hereof. We assumed, in all respects material to our analyses, that all of the representations and warranties contained in the Merger Agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement have not been nor will be waived. We also assumed that there has been no material change in FNB's or Slippery Rock's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. Our opinion does not address the relative merits of the Transaction as compared to any other business strategy that might exist for Slippery Rock,

[Griffin Financial Group, LLC LOGO]

Slippery Rock Financial Corp.
June 9, 2004
Page 5

nor does it address the underlying business decision of Slippery Rock to engage in the Transaction.

      We have served as financial advisor to the Board of Directors of Slippery Rock in connection with this Transaction and will receive a fee for our services, a part of which is contingent on the closing of the Transaction. Griffin Financial Group, LLC has previously provided financial advisory services to Slippery Rock and has received customary fees for providing such services.

      This letter is directed to the Board of Directors of Slippery Rock solely in connection with its evaluation of the Transaction and speaks as of the date hereof and we assume no obligation to update this opinion for any purpose. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid by FNB in the Transaction. This opinion does not constitute a recommendation to any shareholder of Slippery Rock as to how such shareholder should vote as to the Transaction. It may not be used for any other purpose without our prior written consent, except that this opinion may be included as an Appendix to the Proxy Statement/Prospectus of Slippery Rock and FNB dated the date hereof and to the references to this opinion therein.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Slippery Rock.

                                                    Very truly yours,

                                                    Griffin Financial Group, LLC

                                                                      Appendix C

               STATUTORY PROVISIONS CONCERNING APPRAISAL RIGHTS OF
                           SLIPPERY ROCK SHAREHOLDERS

                  PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988
                        SUBCHAPTER D.--DISSENTERS RIGHTS
                      AND SECTION 1930.--DISSENTERS RIGHTS

SECTION 1571. APPLICATION AND EFFECT OF SUBCHAPTER.

      (a) GENERAL RULE.--Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

      Section 1906(c) (relating to dissenters rights upon special treatment).

      Section 1930 (relating to dissenters rights).

      Section 1931(d) (relating to dissenters rights in share exchanges).

      Section 1932(c) (relating to dissenters rights in asset transfers).

      Section 1952(d) (relating to dissenters rights in division).

      Section 1962(c) (relating to dissenters rights in conversion).

      Section 2104(b) (relating to procedure).

      Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

      Section 2325(b) (relating to minimum vote requirement).

      Section 2704(c) (relating to dissenters rights upon election).

      Section 2705(d) (relating to dissenters rights upon renewal of election).

      Section 2904(b) (relating to procedure).

      Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

      Section 7104(b)(3) (relating to procedure).

      (b)   EXCEPTIONS.--

            (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

                  (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

                  (ii) held beneficially or of record by more than 2,000 persons.

            (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

                  (i)   (Repealed.)

                  (ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

                  (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

            (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

      (c) GRANT OF OPTIONAL DISSENTERS RIGHTS.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

      (d) NOTICE OF DISSENTERS RIGHTS.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

            (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

            (2)   a copy of this subchapter.

      (e) OTHER STATUTES.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

      (f) CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE.--This subchapter may not be relaxed by any provision of the articles.

      (g)   COMPUTATION OF BENEFICIAL OWNERSHIP.--For purposes of subsection
(b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

      (h) CROSS REFERENCES.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

SECTION 1572. DEFINITIONS.

      The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

      "CORPORATION." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purpose of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

      "DISSENTER." A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

      "FAIR VALUE." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

      "INTEREST." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

      "SHAREHOLDER." A shareholder as defined in section 1103 (relating to definitions), or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

SECTION 1573. RECORD AND BENEFICIAL HOLDERS AND OWNERS.

      (a) RECORD HOLDERS OF SHARES.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

      (b) BENEFICIAL OWNERS OF SHARES.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

SECTION 1574. NOTICE OF INTENTION TO DISSENT.

      If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

SECTION 1575. NOTICE TO DEMAND PAYMENT.

      (a) GENERAL RULE.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

            (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

            (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

            (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

            (4)   Be accompanied by a copy of this subchapter.

      (b) TIME FOR RECEIPT OF DEMAND FOR PAYMENT.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

SECTION 1576. FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

      (a) EFFECT OF FAILURE OF SHAREHOLDER TO ACT.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

      (b) RESTRICTION ON UNCERTIFICATED SHARES.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

      (c) RIGHTS RETAINED BY SHAREHOLDER.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

SECTION 1577. RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES.

      (a) FAILURE TO EFFECTUATE CORPORATE ACTION.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

      (b) RENEWAL OF NOTICE TO DEMAND PAYMENT.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

      (c) PAYMENT OF FAIR VALUE OF SHARES.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

            (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

            (2) A statement of the corporation's estimate of the fair value of the shares.

            (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

      (d) FAILURE TO MAKE PAYMENT.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection
(c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those such the original dissenter had after making demand for payment of their fair value.

SECTION 1578. ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.

      (a) GENERAL RULE.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

      (b) EFFECT OF FAILURE TO FILE ESTIMATE.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

SECTION 1579. VALUATION PROCEEDINGS GENERALLY.

      (a)   GENERAL RULE.--Within 60 days after the latest of:

            (1)   effectuation of the proposed corporate action;

            (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

            (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

      (b) MANDATORY JOINDER OF DISSENTERS.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

      (c) JURISDICTION OF THE COURT.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

      (d) MEASURE OF RECOVERY.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

      (e) EFFECT OF CORPORATION'S FAILURE TO FILE APPLICATION.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

SECTION 1580. COSTS AND EXPENSES OF VALUATION PROCEEDINGS.

      (a)   GENERAL RULE. --The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

      (b) ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEARS.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

      (c) AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

SECTION 1930. DISSENTERS RIGHTS.

      (a) GENERAL RULE.--If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

      (b) PLANS ADOPTED BY DIRECTORS ONLY.--Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters' rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).

      (c) CROSS REFERENCES.--See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

            The Florida Business Corporations Act, as amended (the "Florida Act"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer or director is successful on the merits or otherwise in the defense of any of such proceedings, the Florida Act provides that the corporation is required to indemnify such officer or director against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

            The Registrant's articles of incorporation provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Registrant or otherwise) arising out of the service to the Registrant or to another organization at the Registrant's request, or because of their positions with the Registrant. FNB's articles of incorporation further provide that the Registrant may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not the Registrant would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.

            The Registrant's By-laws provide that to the fullest extent permitted by law, no director of the Registrant shall be personally liable for monetary damages for any action taken or any failure to take any action.

Item 21. Exhibits and Financial Statement Schedules.

            The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit No.                        Description of Exhibit
-----------                        ----------------------
   2.1               Agreement and Plan of Merger dated as of May 5, 2004
                     between F.N.B. Corporation and Slippery Rock Financial
                     Corporation (included as Appendix A to this proxy
                     statement/prospectus)

   5.1               Opinion of Duane Morris LLP

   8.1               Tax Opinion of Duane Morris LLP

   8.2               Tax Opinion of Manatt, Phelps & Phillips, LLP

   10.1              Form of Separation and Release Agreement between
                     Slippery Rock Financial Corporation and William C.
                     Sonntag

   10.2              Form of Non-Competition Agreement between
                     F.N.B. Corporation and William C. Sonntag

   10.3 Form of Business Retention and Development Agreement between F.N.B. Corporation and William C. Sonntag

   10.4              Form of Key Employee Severance Agreements between
                     Slippery Rock Financial Corporation and John J. Boczar
                     (executed July 12, 2001), Wayne Grinnik (executed
                     December 18, 2001), Mark A. Volponi, Brett Wise, William
                     Stanley, Wendy Murphy, Keith Warcup and Dale

                     Wimer.

   23.1              Consent of Ernst & Young LLP

   23.2              Consent of S.R. Snodgrass, A.C.

   23.3              Consent of Duane Morris LLP (included in Exhibit 5.1)

   23.4              Consent of Duane Morris LLP (included in Exhibit 8.1)

   23.5              Consent of Manatt, Phelps & Phillips, LLP (included in
                     Exhibit 8.2)

   23.6              Consent of Griffin Financial Group, LLC

   23.7 Acknowledgement of Ernst & Young LLP dated June 11, 2004 to the Board of Directors of F.N.B. Corporation

   23.8              Letter of S.R. Snodgrass, A.C. dated June 11, 2004 to the
                     Board of Directors of Slippery Rock Financial Corporation

   24.1              Power of Attorney

   99.1              Proxy for Special Meeting of Shareholders of Slippery
                     Rock Financial Corporation

   99.2              Form of Election Form and Transmittal Letter

   99.3              Opinion of Griffin Financial Group, LLC (included as
                     Appendix B to this proxy statement/prospectus)

Item 22. Undertakings.

            (a)   The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                        (iii) To include any material information with respect
                  to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

            (d)   (1)   The undersigned registrant hereby undertakes as follows:
            that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

            (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on June 9, 2004.

                                    F.N.B. CORPORATION

                                    By:/s/ Stephen J. Gurgovits
                                       ----------------------------------------
                                      Stephen J. Gurgovits
                                      President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                             Title                                      Date
                  ---------                             -----                                      ----
/s/ Peter Mortensen                   Chairman of the Board                                    June 9, 2004
-------------------------------
Peter Mortensen

/s/  Stephen J. Gurgovits             President, Chief Executive Officer and Director          June 9, 2004
-------------------------------       (principal executive officer)
Stephen J. Gurgovits

/s/ Brian F. Lilly                    Vice President and Chief Financial Officer               June 9, 2004
-------------------------------       (principal financial officer)
Brian F. Lilly

/s/  Tito L. Lima                     Corporate Controller (principal accounting               June 9, 2004
-------------------------------       officer)
Tito L. Lima

/s/ William B. Campbell               Director                                                 June 9, 2004
-------------------------------
William B. Campbell

/s/  Henry M. Ekker                   Director                                                 June 9, 2004
-------------------------------
Henry M. Ekker


/s/ Robert B. Goldstein               Director                                                 June 9, 2004
-------------------------------
Robert B. Goldstein

/s/ Harry F. Radcliffe                Director                                                 June 9, 2004
-------------------------------
Harry F. Radcliffe

/s/ John W. Rose                      Director                                                 June 9, 2004
-------------------------------
John W. Rose

/s/ William J. Strimbu                Director                                                 June 9, 2004
-------------------------------
William J. Strimbu

/s/ Earl K. Wahl, Jr.                 Director                                                 June 9, 2004
-------------------------------
Earl K. Wahl, Jr.


/s/ Archie O. Wallace                 Director                                                 June 9, 2004
-------------------------------
Archie O. Wallace

/s/ R. Benjamin Wiley                 Director                                                 June 9, 2004
------------------------------
R. Benjamin Wiley

                                  EXHIBIT INDEX

Exhibit No.                         Description of Exhibit
-----------                         ----------------------
    2.1         Agreement and Plan of Merger dated as of May 5, 2004 between F.N.B.
                Corporation and Slippery Rock Financial Corporation (included as
                Appendix A to this proxy statement/prospectus)

    5.1         Opinion of Duane Morris LLP

    8.1         Tax Opinion of Duane Morris LLP

    8.2         Tax Opinion of Manatt, Phelps & Phillips, LLP

    10.1        Form of Separation and Release Agreement between Slippery Rock
                Financial Corporation and William C. Sonntag

    10.2        Form of Non-Competition Agreement between F.N.B. Corporation and
                William C. Sonntag

    10.3        Form of Business Retention and Development Agreement between F.N.B.
                Corporation and William C. Sonntag

    10.4        Form of Key Employee Severance Agreements between Slippery Rock
                Financial Corporation and John J. Boczar (executed July 12, 2001),
                Wayne Grinnik (executed December 18, 2001), Mark A. Volponi, Brett
                Wise, William Stanley, Wendy Murphy, Keith Warcup and Dale Wimer.

    23.1        Consent of Ernst & Young LLP

    23.2        Consent of S.R. Snodgrass, A.C.

    23.3        Consent of Duane Morris LLP (included in Exhibit 5.1)

    23.4        Consent of Duane Morris LLP (included in Exhibit 8.1)

    23.5        Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.2)

    23.6        Consent of Griffin Financial Group, LLC

    23.7        Acknowledgement of Ernst & Young LLP dated June 11, 2004 to the
                Board of Directors of F.N.B. Corporation

    23.8 Letter of S.R. Snodgrass, A.C. dated June 11, 2004 to the Board of Directors of Slippery Rock Financial Corporation

    24.1        Power of Attorney

    99.1        Form of Proxy for Special Meeting of Shareholders of Slippery Rock
                Financial Corporation

    99.2        Form of Election Form/Transmittal Letter

    99.3 Opinion of Griffin Financial Group, LLC (included as Appendix B to this proxy statement/prospectus)